Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143600

PROSPECTUS OF NEW NORTH PENN BANCORP, INC.

PROXY STATEMENT OF NORTH PENN BANCORP, INC.

North Penn Bank is converting from a mutual holding company structure to a fully-public ownership structure. Currently, North Penn Bank is a wholly-owned subsidiary of North Penn Bancorp, Inc. and North Penn Mutual Holding Company owns 53.7% of North Penn Bancorp’s common stock. The remaining 46.3% of North Penn Bancorp’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called New North Penn Bancorp, Inc., will become the parent of North Penn Bank. Each share of North Penn Bancorp common stock owned by the public will be exchanged for between 1.0920 and 1.4774 shares of common stock of New North Penn Bancorp (subject to increase to up to 1.6990 shares as a result of market demand, regulatory considerations or changes in financial markets) so that North Penn Bancorp’s existing public shareholders will own approximately the same percentage of New North Penn Bancorp common stock as they owned of North Penn Bancorp’s common stock immediately prior to the conversion. The actual number of shares that you will receive will depend on the percentage of North Penn Bancorp common stock held by the public at the completion of the conversion, the final independent appraisal of New North Penn Bancorp and the number of shares of New North Penn Bancorp common stock sold in the offering described in the following paragraph. It will not depend on the market price of North Penn Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” for a discussion of the exchange ratio. The share exchange will occur at the completion of the conversion and offering. Based on the most recent closing price of North Penn Bancorp common stock prior to the date of this proxy statement/prospectus, which was $13.30, unless at least 1,035,209 shares of New North Penn Bancorp common stock are sold in the offering (slightly above the midpoint of the offering range), the initial value of the New North Penn Bancorp common stock you receive in the share exchange would be less than the market value of the North Penn Bancorp common stock you currently own. See “Risk Factors—The Market Value of New North Penn Bancorp Common Stock Received in the Share Exchange May Be Less than the Market Value of North Penn Bancorp Common Stock Exchanged.”

Concurrently with the exchange offer, we are offering up to 1,150,000 shares of common stock of New North Penn Bancorp, representing the 53.7% ownership interest of North Penn Mutual Holding Company in North Penn Bancorp, for sale to eligible depositors and to the public at a price of $10.00 per share. We may increase the maximum number of shares that we sell in the offering, without notice to persons who have subscribed for shares, by up to 15%, to 1,322,500 shares, as a result of market demand, regulatory considerations or changes in financial markets. The conversion of North Penn Mutual Holding Company and the offering and exchange of common stock by New North Penn Bancorp is referred to herein as the “conversion and offering.” After the conversion and offering are completed, North Penn Bank will be a wholly-owned subsidiary of New North Penn Bancorp, and 100% of the common stock of New North Penn Bancorp will be owned by public shareholders. As a result of the conversion and offering, the present North Penn Bancorp and North Penn Mutual Holding Company will cease to exist. New North Penn Bancorp will be renamed “North Penn Bancorp, Inc.” once the conversion and offering have been completed and shares will be issued in that name.

North Penn Bancorp common stock is currently quoted on the OTC Bulletin Board under the trading symbol “NPEN.” North Penn Bancorp common stock will cease trading upon the completion of the conversion and offering. After the conversion and offering, we intend to have the common stock of New North Penn Bancorp quoted on the OTC Bulletin Board.

The conversion and offering cannot be completed unless the shareholders of North Penn Bancorp approve the plan of conversion. North Penn Bancorp is holding a special meeting of shareholders at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania, on September 26, 2007 at 1:00 p.m., Eastern Time, to consider and vote upon the plan of conversion and reorganization (the “plan of conversion”) of North Penn Bank, North Penn Bancorp and North Penn Mutual Holding Company. North Penn Bancorp’s Board of Directors unanimously recommends that shareholders vote “FOR” the plan of conversion.

This document serves as the proxy statement for the special meeting of shareholders of North Penn Bancorp and the prospectus for the shares of New North Penn Bancorp common stock to be issued in exchange for shares of North Penn Bancorp common stock. We urge you to read this entire document carefully. You can also obtain information about our companies from documents that we have filed with the Securities and Exchange Commission and the Office of Thrift Supervision. This document does not serve as the prospectus relating to the offering by New North Penn Bancorp of its shares of common stock in the offering, which is made pursuant to a separate prospectus.

This proxy statement/prospectus contains information that you should consider in evaluating the plan conversion. In particular, you should carefully read the section captioned “Risk Factors” beginning on page 13 for a discussion of certain risk factors relating to the conversion and offering.

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

None of the Securities and Exchange Commission, the Office of Thrift Supervision or any state securities regulator has approved or disapproved of these securities or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For assistance, please contact our proxy information agent, Regan & Associates, Inc., at (800) 737-3426.

The date of this proxy statement/prospectus is August 10, 2007, and is first being mailed to shareholders of North Penn Bancorp, Inc. on or about August 20, 2007.

North Penn Bancorp, Inc.

216 Adams Avenue

Scranton, Pennsylvania 18503

(570) 344-6113

Notice of Special Meeting of Shareholders

On September 26, 2007, North Penn Bancorp, Inc. will hold a special meeting of shareholders at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania. The meeting will begin at 1:00 p.m., local time. At the meeting, shareholders will consider and act on the following:

1.	The approval of a plan of conversion and reorganization pursuant to which: (A) North Penn Bancorp will adopt a federal charter by merging into an interim federal mid-tier holding company, which will subsequently convert to an interim federal stock savings association and merge with and into North Penn Bank, with North Penn Bank being the surviving entity, (B) North Penn Mutual Holding Company, which currently owns approximately 53.7% of the common stock of North Penn Bancorp, will adopt a federal charter by merging into an interim federal mutual holding company, which will subsequently convert to an interim federal stock savings association and merge with and into North Penn Bank, with North Penn Bank being the surviving entity, (C) an interim stock savings association will be formed as a subsidiary of New North Penn Bancorp, Inc., a Pennsylvania corporation recently formed to be the holding company for North Penn Bank, and then will merge into North Penn Bank, with North Penn Bank being the surviving entity, (D) the outstanding shares of North Penn Bancorp, other than those held by North Penn Mutual Holding Company, will be converted into shares of common stock of New North Penn Bancorp and (E) New North Penn Bancorp will offer shares of its common stock for sale in a subscription offering and community offering; and

2.	Such other business that may properly come before the meeting.

NOTE: The Board of Directors is not aware of any other business to come before the meeting.

Only shareholders as of July 31, 2007 are entitled to receive notice of the meeting and to vote at the meeting and any adjournments or postponements of the meeting.

You have the right to dissent and obtain payment in cash of the fair value of your shares of North Penn Bancorp common stock under Pennsylvania law. To perfect dissenters’ rights, you must not vote in favor of the plan of conversion and you must file a written notice of your intention to demand the fair value of your shares before the taking of the vote on the plan of conversion. A copy of the applicable Pennsylvania statutes are included as Appendix A to this proxy statement/prospectus and a summary of the provisions can be found under the captions “Questions and Answers” and “Dissenters’ Rights.”

Please complete and sign the enclosed form of proxy, which is solicited by the board of directors, and mail it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Frank H. Mechler
Frank H. Mechler Corporate Secretary

Scranton, Pennsylvania

August 20, 2007

Questions and Answers

You should read this document for more information about the conversion and offering. The plan of conversion described in this document has been conditionally approved by the Office of Thrift Supervision.

The Proxy Vote

Q.	What am I being asked to approve?

A.	North Penn Bancorp shareholders as of July 31, 2007 are asked to vote on the plan of conversion. Under the plan of conversion, North Penn Bank will convert from the mutual holding company form of organization to the stock holding company form, and as part of such conversion, New North Penn Bancorp will offer for sale, in the form of shares of its common stock, North Penn Mutual Holding Company’s 53.7% ownership interest in North Penn Bancorp. In addition to the shares of common stock to be issued to those who purchase shares in the offering, public shareholders of North Penn Bancorp as of the completion of the conversion and offering will receive shares of New North Penn Bancorp common stock in exchange for their existing shares of North Penn Bancorp common stock based on an exchange ratio that will result in North Penn Bancorp’s existing public shareholders owning approximately the same percentage of New North Penn Bancorp common stock as they owned of North Penn Bancorp immediately prior to the conversion and offering.

Q.	What is the conversion?

A.	North Penn Bank is converting from a mutual holding company structure to a fully-public ownership structure. Currently, North Penn Mutual Holding Company owns 53.7% of North Penn Bancorp’s common stock. The remaining 46.3% of North Penn Bancorp’s common stock is owned by public shareholders. As a result of the conversion, our newly formed company, called New North Penn Bancorp, Inc., will become the parent of North Penn Bank. New North Penn Bancorp, Inc. will be renamed “North Penn Bancorp, Inc.” once the conversion has been completed and the new shares will be issued in that name.

Shares of common stock of New North Penn Bancorp, representing the 53.7% ownership interest of North Penn Mutual Holding Company in North Penn Bancorp, are being offered for sale to eligible depositors of North Penn Bank and, possibly, to the public. At the completion of the conversion and offering, public shareholders of North Penn Bancorp will exchange their shares of North Penn Bancorp common stock for shares of common stock of New North Penn Bancorp.

After the conversion and offering are completed, North Penn Bank will be a wholly-owned subsidiary of New North Penn Bancorp, and 100% of the common stock of New North Penn Bancorp will be owned by public shareholders. As a result of the conversion and offering, North Penn Bancorp and North Penn Mutual Holding Company will cease to exist.

See “Proposal 1—Approval of the Plan of Conversion” beginning on page 27 of this proxy statement/prospectus, for more information about the conversion and offering.

Q.	What are reasons for the conversion and offering?

A.	The primary reasons for the conversion and offering are to increase capital to support the growth of our interest-earning assets, create a more liquid and active market than currently exists for North Penn Bancorp common stock, structure our business in a form that will provide access to capital markets, and facilitate acquisitions of other financial institutions.

Q.	Why is a new holding company being formed?

A.

We have formed New North Penn Bancorp to be the new holding company for North Penn Bank solely in order to facilitate the completion of the conversion and offering. Because both New North Penn Bancorp and New North Penn Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania and because the articles of incorporation and bylaws of New North Penn Bancorp are substantially the same as

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the articles of incorporation and bylaws of North Penn Bancorp, the formation of a new holding company will not result in any significant changes to the rights of shareholders. Upon the completion of the conversion and offering, the existing North Penn Bancorp will cease to exist and New North Penn Bancorp will change its name to North Penn Bancorp. When shares of common stock are issued, they will be issued in the name of North Penn Bancorp, Inc. and the shares will trade under that name.

Q.	Why should I vote?

A.	You are not required to vote, but your vote is very important. In order for us to implement the plan of conversion, we must receive the affirmative vote of (1) the holders of at least two-thirds of the outstanding shares of North Penn Bancorp common stock, including shares held by North Penn Mutual Holding Company and (2) the holders of a majority of the outstanding shares of North Penn Bancorp common stock entitled to vote at the special meeting, excluding shares held by North Penn Mutual Holding Company. Your board of directors recommends that you vote “FOR” the plan of conversion.

Q.	What happens if I don’t vote?

A.	Your prompt vote is very important. Not voting will have the same effect as voting “Against” the plan of conversion. Without sufficient favorable votes “FOR” the plan of conversion, we will not proceed with the conversion and offering.

Q.	How do I vote?

A.	You should sign your proxy card and return it in the enclosed proxy reply envelope. PLEASE VOTE PROMPTLY. NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

Q.	If my shares are held in street name, will my broker automatically vote on my behalf?

A.	No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, using the directions that your broker provides to you.

Q.	What if I do not give voting instructions to my broker?

A.	Your vote is important. If you do not instruct your broker to vote your shares, the unvoted proxy will have the same effect as a vote against the plan of conversion.

The	Exchange

Q.	I own North Penn Bancorp common stock. What will happen to my shares?

A.	Effective upon the date of completion of the conversion and offering, expected to be in October 2007, your shares of North Penn Bancorp common stock will be canceled and exchanged for new shares of New North Penn Bancorp common stock.

Q.	How many shares of New North Penn Bancorp stock will I receive in the share exchange?

A.	You will receive between 1.0920 and 1.4774 shares (subject to increase to 1.6990 shares) of New North Penn Bancorp common stock for each share of North Penn Bancorp common stock you own on the date of the completion of the conversion and offering. You will receive cash for the value of any fractional share. For example, if you own 100 shares of North Penn Bancorp common stock, and the exchange ratio is 1.2847 (at the midpoint of the offering range), after the conversion and offering you will receive 128 shares of New North Penn Bancorp common stock and $4.70 in cash, the value of the fractional share, based on the $10.00 per share purchase price in the offering. Shareholders who hold shares in street-name at a brokerage firm will receive these funds in their brokerage account. Shareholders with stock certificates will receive checks when they receive their new stock certificates.

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The actual number of shares that you receive will depend on the exchange ratio, which will depend on the percentage of North Penn Bancorp common stock held by the public at the completion of the conversion and offering, the final independent appraisal of New North Penn Bancorp and on the number of shares of New North Penn Bancorp common stock sold in the offering. It will not depend on the market price of North Penn Bancorp common stock. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio” beginning on page 29 of this proxy statement/prospectus for a discussion of the exchange ratio.

Q.	Why will the shares that I receive be based on a price of $10.00 per share rather than the trading price of the common stock prior to the conversion and offering?

A.	Our board of directors selected a price of $10.00 per share for the stock offered for sale because it is a commonly selected per share price for stock offered in mutual-to-stock conversions.

Q.	Should I submit my stock certificates now?

A.	No. If you hold a stock certificate for North Penn Bancorp common stock, instructions for exchanging your certificate will be sent to you after completion of the conversion and offering. Until you submit the transmittal form and certificate, you will not receive your new certificate and check for cash in lieu of fractional shares, if any. If your shares are held in street name at a brokerage firm, the share exchange will occur automatically upon completion of the conversion and offering, without any action on your part. Please do not send in your stock certificate until you receive a transmittal form and instructions.

Q.	How do I perfect my dissenters’ rights?

A.	If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix A. You must file a written notice of intention to demand the fair value of your shares with the Secretary of North Penn Bancorp prior to the vote, but in no event later than the North Penn Bancorp special meeting. You must not make any change in your beneficial ownership of North Penn Bancorp shares from the date you file the notice until the completion of the conversion. You must refrain from voting your shares for the adoption of the plan of conversion. Neither a proxy nor a vote against the proposed plan of conversion will be considered written notice. Notices should be sent to the Corporate Secretary, North Penn Bancorp, 216 Adams Avenue, Scranton, Pennsylvania 18503.

Stock Offering

Q.	May I place an order to purchase shares in the offering, in addition to the shares that I will receive in the exchange?

A.	Yes. Eligible depositors of North Penn Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a direct community offering. North Penn Bancorp shareholders have a preference in the direct community offering, if held. If you would like to receive a prospectus and stock order form, please call our Stock Information Center toll-free at (800) 210-1643 from 10:00 a.m. to 4:00 p.m. Eastern time, Monday through Friday. Order forms must be received (not postmarked) no later than 12:00 Noon, Eastern time on September 12, 2007.

Other Questions?

For answers to other questions, please read this proxy statement/prospectus. Questions about voting may be directed to our proxy information agent, Regan & Associates, Inc., by calling toll-free (800) 737-3426.

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Summary

This summary highlights material information from this document and may not contain all the information that is important to you. To understand the conversion and offering fully, you should read this entire document carefully.

Special Meeting of Shareholders

Date, Time and Place; Record Date

A special meeting of North Penn Bancorp shareholders is scheduled to be held at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania at 1:00 p.m., local time, on September 26, 2007. Only North Penn Bancorp shareholders of record as of the close of business on July 31, 2007 are entitled to notice of, and to vote at, the special meeting of shareholders and any adjournments or postponements of the meeting.

Purpose of the Meeting

At the special meeting, you will be asked to vote on a proposal to approve the plan of conversion.

Vote Required

Approval of the plan of conversion requires the affirmative vote of holders of at least two-thirds of the outstanding shares of North Penn Bancorp, including shares held by North Penn Mutual Holding Company and a majority of the votes eligible to be cast by shareholders of North Penn Bancorp, excluding shares held by North Penn Mutual Holding Company. As of the record date, there were 1,448,430 shares of North Penn Bancorp common stock outstanding, of which North Penn Mutual Holding Company owned 778,415. The directors and executive officers of North Penn Bancorp (and their affiliates), as a group, beneficially owned 93,129 shares of North Penn Bancorp common stock, representing 6.4% of the outstanding shares of North Penn Bancorp common stock and 13.9% of the shares held by persons other than North Penn Mutual Holding Company as of the record date.

The Companies

New North Penn Bancorp, Inc.

New North Penn Bancorp, Inc. is a newly formed Pennsylvania corporation. New North Penn Bancorp is conducting this stock offering in connection with the conversion of North Penn Bank from the mutual holding company form of organization to the stock form. The shares of common stock of New North Penn Bancorp to be sold represent the 53.7% ownership interest in North Penn Bancorp, Inc., the mid-tier stock holding company, that is currently owned by North Penn Mutual Holding Company. The remaining 46.3% ownership interest in North Penn Bancorp, Inc. is currently owned by other shareholders (who are sometimes referred to as the “public shareholders”) and will be exchanged for shares of New North Penn Bancorp’s common stock based on an exchange ratio of 1.0920 to 1.4774. The exchange ratio may be increased to as much as 1.6990 in the event the maximum of the offering range is increased by 15%. The actual exchange ratio will be determined at the closing of the offering and will depend on the number of shares of New North Penn Bancorp’s common stock sold in the offering. The executive offices of New North Penn Bancorp, Inc. are located at 216 Adams Avenue, Scranton, Pennsylvania 18503, and its telephone number is (570) 344-6113.

North Penn Bancorp, Inc.

North Penn Bancorp is a Pennsylvania corporation that was formed by North Penn Bank to be its holding company in connection with the mutual holding company reorganization completed in 2005. North Penn Bancorp owns all of North Penn Bank’s capital stock and directs, plans and coordinates North Penn Bank’s business activities. At March 31, 2007, North Penn Bancorp had total assets of $121.2 million, deposits of $86.8 million and total stockholders’ equity of $13.1 million on a consolidated basis. The present North Penn Bancorp will cease to exist upon completion of the conversion and offering.

North Penn Bank

North Penn Bank is a Pennsylvania chartered stock savings bank headquartered in Scranton, Pennsylvania. Located in the heart of Northeast Pennsylvania, the major metropolitan areas of Philadelphia, New York City, Northern New Jersey, Harrisburg, Pennsylvania and Syracuse, New York are within a two hour drive of Scranton. North Penn Bank operates five full-service locations in Northeast Pennsylvania. Three of our offices are located in the Scranton-Wilkes-Barre metropolitan area and two of our offices are located in Monroe County, which is on the outskirts of the New York City metropolitan area. We conduct a community banking business, offering a variety of deposit and loan products to individuals and small businesses in our market area. Since 2003, we have emphasized commercial real estate lending and have grown our commercial loan portfolio (including multi-family real estate and commercial business loans) to $41.4 million, or 42.9% of total loans, as of March 31, 2007.

Our Web site address is www.northpennbank.com. Information on our Web site should not be considered a part of this proxy statement/prospectus.

North Penn Mutual Holding Company

North Penn Mutual Holding Company is the majority shareholder of North Penn Bancorp. As a mutual holding company, North Penn Mutual Holding Company is a non-stock company and does not engage in any significant business activity. North Penn Mutual Holding Company currently owns 53.7% of the outstanding shares of North Penn Bancorp common stock. North Penn Mutual Holding Company will cease to exist upon completion of the conversion and offering.

Regulation and Supervision (page 89)

New North Penn Bancorp will be subject to regulation, supervision and examination by the Office of Thrift Supervision. North Penn Bank is subject to regulation, supervision and examination by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation.

The Conversion

Description of the Conversion (page 28)

In 2005, we reorganized North Penn Bank into a stock savings bank with a mutual holding company structure. As a part of that reorganization, we formed North Penn Bancorp as the mid-tier holding company for North Penn Bank and sold a minority of North Penn Bancorp common stock to our depositors and others in a subscription offering, direct community offering and syndicated community offering. The majority of North Penn Bancorp’s shares were issued to North Penn Mutual Holding Company, a mutual holding company organized under Pennsylvania law. Our current ownership structure is as follows:

The “second-step” conversion process that we are now undertaking involves a series of transactions by which we will convert our organization from the partially public mutual holding company form to the fully public stock holding company structure. In the stock holding company structure, all of North Penn Bank’s common stock will be owned by New North Penn Bancorp, and all of New North Penn Bancorp’s common stock will be owned by the public. Upon completion of the conversion and offering, the present North Penn Bancorp and North Penn Mutual Holding Company will cease to exist.

After the conversion and offering, our ownership structure will be as follows:

As part of the conversion, we are offering for sale common stock representing the majority ownership interest of North Penn Bancorp that is currently held by North Penn Mutual Holding Company. At the conclusion of the conversion and offering, existing public shareholders of North Penn Bancorp will receive shares of common stock in New North Penn Bancorp in exchange for their existing shares of common stock of North Penn Bancorp. New North Penn Bancorp, Inc. will be renamed North Penn Bancorp, Inc. once the conversion and offering are completed.

We may cancel the conversion and offering at any time prior to the special meeting of depositors of North Penn Bank to vote on the plan of conversion and the special meeting of shareholders of North Penn Bancorp. to vote on the plan of conversion. We may also cancel the conversion and stock offering after the special meetings with the concurrence of the Office of Thrift Supervision.

The normal business operations of North Penn Bank will continue without interruption during the conversion and offering, and the same officers and directors who currently serve North Penn Bank in the mutual holding company structure will serve the new holding company and North Penn Bank in the fully converted stock form.

Reasons for the Conversion (page 27)

Our primary reasons for the conversion are the following:

•	The proceeds from the sale of common stock will increase our capital, which will support the growth of our interest-earning assets.

•

The larger number of shares that will be outstanding after completion of the conversion and offering is expected to result in a more liquid and active market than currently exists for North Penn Bancorp common stock, although following the conversion and offering we will continue to have a relatively small number of shares outstanding and continue to be listed on the OTC Bulletin Board, which often provides limited liquidity. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock. See “Market for the Common Stock.”

•

The stock holding company structure will make it easier to access the capital markets through possible future equity and debt offerings. Our current mutual holding structure limits our ability to raise capital because North Penn Mutual Holding Company must own at least 50.1% of the shares of North Penn Bancorp.

•

The stock holding company structure will give us greater flexibility in connection with merger and acquisition transactions. Following the conversion and offering, we will be able to use stock as a form of payment for acquisitions and merge with any other stock institution. Our current mutual holding company structure limits our opportunities to acquire other institutions because we cannot now issue stock in an amount that would cause North Penn Mutual Holding Company to own less than a majority of the outstanding shares of North Penn Bancorp. Currently, however, we have no plans, agreements or understandings regarding any acquisition.

Conditions to Completing the Conversion

We are conducting the conversion and offering under the terms of our plan of conversion and reorganization (which is referred to as the “plan of conversion”). We cannot complete the conversion and offering unless:

•	the plan of conversion is approved by at least a majority of votes eligible to be cast by depositors of North Penn Bank;

•	the plan of conversion is approved by at least two-thirds of the outstanding shares of North Penn Bancorp, including shares held by North Penn Mutual Holding Company;

•	the plan of conversion is approved by at least a majority of the votes eligible to be cast by shareholders of North Penn Bancorp, excluding shares held by North Penn Mutual Holding Company;

•	we sell at least the minimum number of shares offered; and

•	we receive the final approval of the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation to complete the conversion and offering.

North Penn Mutual Holding Company, which owns 53.7% of the outstanding shares of North Penn Bancorp, intends to vote these shares in favor of the plan of conversion. In addition, as of June 1, 2007, directors and executive officers of North Penn Bancorp and their associates beneficially owned 95,629 shares of North Penn Bancorp or 6.6% of the outstanding shares. They intend to vote those shares in favor of the plan of conversion.

The offering is scheduled to terminate on September 12, 2007. We may extend this termination date without notice to you until October 27, 2007, and may obtain regulatory approval for an extension beyond this date.

The Exchange of Existing Shares of North Penn Bancorp Common Stock (page 29)

If you are a shareholder of North Penn Bancorp on the date we complete the conversion and offering, your existing shares will be cancelled and exchanged for shares of New North Penn Bancorp. The exchange will be effective as of the date we complete the conversion and offering. The number of shares you will receive will be based on an exchange ratio determined as of the closing of the conversion and offering that is intended to result in North Penn Bancorp’s existing public shareholders owning approximately 53.7% of New North Penn Bancorp’s common stock, which is the same percentage of North Penn Bancorp common stock currently owned by existing public shareholders. Under Pennsylvania law, current shareholders of North Penn Bancorp have dissenters’ rights in connection with the conversion and offering. The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares a hypothetical owner of 100 shares of North Penn Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of North Penn Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
	Amount	Percent	Amount	Percent
Minimum	850,000	53.7%	731,631	46.3%	1,581,631	1.0920	109
Midpoint	1,000,000	53.7	860,743	46.3	1,860,743	1.2847	128
Maximum	1,150,000	53.7	989,854	46.3	2,139,854	1.4774	147
15% above Maximum	1,322,500	53.7	1,138,332	46.3	2,460,832	1.6990	169

(1)	Cash will be paid instead of issuing any fractional shares.

At the midpoint shown in the preceding table, a stockholder owning 100 shares of North Penn Bancorp common stock would receive 128 shares of North Penn Bancorp common stock plus $4.70 in cash, which is equivalent to a value of $12.85 per share of North Penn Bancorp common stock based on the $10.00 per share offering price of North Penn Bancorp common stock. Based on the most recent closing price of North Penn Bancorp common stock prior to the date of this proxy statement/prospectus, which was $13.30, unless at least 1,035,209 shares of North Penn Bancorp common stock are sold in the offering (slightly above the midpoint of the offering range), the initial value of the North Penn Bancorp common stock you receive in the share exchange would be less than the market value of the North Penn Bancorp common stock you currently own. See “Risk Factors—The Market Value of North Penn Bancorp Common Stock Received in the Share Exchange May Be Less than the Market Value of North Penn Bancorp Common Stock Exchanged.”

If you hold shares of North Penn Bancorp with a bank or broker in “street name,” you do not need to take any action to exchange your shares. If you are the recordholder of North Penn Bancorp shares, you will receive a transmittal form with instructions to surrender stock certificates after the conversion and offering are completed. New certificates of common stock will be mailed to you after the exchange agent receives a properly executed transmittal form and certificates.

No fractional shares of New North Penn Bancorp common stock will be issued in the conversion. For each fractional share that would otherwise be issued, we will pay in cash an amount equal to the product obtained by multiplying the fractional share interest to which the holder would otherwise be entitled by the $10.00 per share subscription price. Shareholders who hold shares in street name at a brokerage firm will receive these funds in their brokerage account. Shareholders with stock certificates will receive checks when they receive new stock certificates.

We also will convert options previously awarded under the 2006 Omnibus Stock Option Plan into options to purchase New North Penn Bancorp Financial common stock. At March 31, 2007, there were outstanding options to purchase 27,000 shares of North Penn Bancorp common stock. The number of outstanding options and related per share exercise prices will be adjusted based on the exchange ratio. The aggregate exercise price, term and vesting period of the outstanding options will remain unchanged. If any options are exercised before we complete the offering, the number of shares of North Penn Bancorp common stock outstanding will increase and the exchange ratio could be adjusted.

Effect of the Conversion on Shareholders of North Penn Bancorp

The following table compares historical information for North Penn Bancorp with similar information on a pro forma and per equivalent North Penn Bancorp share basis. The information listed as “per equivalent North Penn Bancorp share” was obtained by multiplying the pro forma amounts by the exchange ratio indicated in the table. Dividends per share have been omitted from this table because we currently expect that the level of cash dividends per share after the conversion and offering will be adjusted for the exchange ratio so that the total amount of dividends received will be substantially consistent with the current amount of dividends per share paid by North Penn Bancorp.

	North Penn Bancorp Historical	Pro Forma	Exchange Ratio	Per Equivalent North Penn Bancorp Share
Book value per share at March 31, 2007:
Sale of 850,000 shares	$9.10	$12.66	1.0920	$13.82
Sale of 1,000,000 shares	9.10	11.47	1.2847	14.74
Sale of 1,150,000 shares	9.10	10.59	1.4774	15.65
Sale of 1,322,500 shares	9.10	9.82	1.6990	16.68
Earnings per share for three months ended March 31, 2007:
Sale of 850,000 shares	$0.07	$0.08	1.0920	$0.09
Sale of 1,000,000 shares	0.07	0.07	1.2847	0.09
Sale of 1,150,000 shares	0.07	0.06	1.4774	0.09
Sale of 1,322,500 shares	0.07	0.06	1.6990	0.10
Price per share (1):
Sale of 850,000 shares	$11.75	$10.00	1.0920	$10.92
Sale of 1,000,000 shares	11.75	10.00	1.2847	12.85
Sale of 1,150,000 shares	11.75	10.00	1.4774	14.77
Sale of 1,322,500 shares	11.75	10.00	1.6990	16.99

(1)	At March 22, 2007, which was the day of the announcement of the intent to adopt a plan of conversion.

How We Determined the Offering Range and Exchange Ratio (page 32)

Federal regulations require that the aggregate purchase price of the securities sold in the offering be based upon our estimated pro forma value as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an appraisal by an independent person experienced and expert in corporate appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the appraisal. RP Financial has indicated that in its opinion as of July 20, 2007, our common stock’s estimated full market value was $18.6 million at the midpoint. In the offering, we are selling the number of shares representing the 53.7% of North Penn Bancorp currently owned by North Penn Mutual Holding Company. This results in an offering range of $8.5 million to $11.5 million, with a midpoint of $10.0 million. The appraisal was based in part upon North Penn Bancorp’s financial condition and operations and the effect of the additional capital we will raise from the sale of common stock in the offering. RP Financial will receive fees totaling $27,000 for its appraisal report, plus $3,000 for any appraisal updates (of which there will be at least one) and reimbursement of out-of-pocket expenses.

In preparing its appraisal, RP Financial considered the information in this proxy statement/prospectus, including our financial statements. RP Financial also considered the following factors, among others:

•

our historical, present and projected operating results and financial condition, including, but not limited to, net interest income, the amount and volatility of interest income and interest expense relative to changes in market area conditions and interest rates, asset quality, levels of loan loss provisions, the amount and sources of non-interest income, and the amount of non-interest expenses;

•

the economic, demographic and competitive characteristics of our market area, including, but not limited to, employment by industry type, unemployment trends, size and growth of the population, trends in household and per capita income, and deposit market share;

•

a comparative evaluation of the operating and financial statistics of North Penn Bank with those of other similarly-situated, publicly-traded savings associations and savings association holding companies, which included a comparative analysis of balance sheet composition, income statement and balance sheet ratios, credit and interest rate risk exposure;

•

the effect of the capital raised in the offering on our net worth and earnings potential, including, but not limited to, the increase in consolidated equity resulting from the stock offering, the estimated increase in earnings resulting from the investment of the net proceeds of the stock offering, and the estimated impact on consolidated equity and earnings resulting from adoption of the employee benefit plans; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and “tangible book value” and the ratio of the offering price to the issuer’s core earnings. RP Financial considered these ratios in preparing its appraisal, among other factors. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. Tangible book value is equal to total equity minus intangible assets. Core earnings, for purposes of the appraisal, was defined as net earnings after taxes, excluding the after-tax portion of income from nonrecurring items. RP Financial’s appraisal also incorporates an analysis of a peer group of publicly traded companies that RP Financial considered to be comparable to us. In applying each of the valuation methods, RP Financial considered adjustments to our pro forma market value based on a comparison of North Penn Bank with the peer group. RP Financial made slight upward adjustments for financial condition and asset growth, a moderate downward adjustment for liquidity of the shares, and slight downward adjustments for profitability, growth and viability of earnings, primary market area, and marketing of the issue. No adjustments were made for dividends, management and effect of government regulations and regulatory reform.

The following table presents a summary of selected pricing ratios for the peer group companies utilized by RP Financial in its appraisal and the pro forma pricing ratios for us as calculated under “Pro Forma Data.”

	Price to Earnings Multiple (1)		Price to Book Value Ratio (1)	Price to Tangible Book Value Ratio (1)
New North Penn Bancorp (pro forma) (2):
Minimum	31.25	x	78.99%	78.99%
Midpoint	35.71	x	87.18%	87.18%
Maximum	41.67	x	94.43%	94.43%
15% above Maximum	41.67	x	101.83%	101.83%
Peer group companies as of July 20, 2007 (3):
Average	17.75	x	119.41%	121.51%
Median	15.65	x	123.95%	123.95%

(1)	Earnings multiples calculated by RP Financial in its appraisal report are based on an estimate of core, or recurring, earnings for the twelve months ended June 30, 2007, total pro forma outstanding shares of common stock, including all shares owned by our employee stock ownership plan, whether or not allocated to participants, and equal 39.45x, 44.40x, 48.93x and 53.70x, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. Book value and tangible book value ratios calculated by RP Financial in its appraisal report are based on book value and tangible book value at June 30, 2007 and equal 79.09%, 87.28%, 94.52% and 101.87%, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. The amounts included in the pro forma financial information included under “Pro Forma Data” are based on financial data for North Penn Bancorp as of or for the three months ended March 31, 2007 and the year ended December 31, 2006, which is a different basis than that used in RP Financial’s appraisal report.

(2)	Based on North Penn Bancorp financial data as of and for the three months ended March 31, 2007. Price-to-earnings multiples for New North Penn Bancorp are shown on an annualized basis.

(3)	Based on earnings for the twelve months ended March 31, 2007 and book value and tangible book value as of March 31, 2007.

Compared to the average pricing ratios of the peer group at the maximum of the offering range, our common stock would be priced at a premium of 135% to the peer group on a price-to-earnings basis, a discount of 21% to the peer group on a price-to-book basis and a discount of 22% to the peer group on a price-to- tangible book basis. This means that, at the maximum of the offering range, a share of our common stock would be more expensive than the peer group based on an earnings basis and less expensive than the peer group based on a book value and tangible book value basis. The large premium on a price-to-earnings basis exists because our earnings are lower than the peer group. If the per share price is set at a moderate discount to book value and earnings are lower than the peer group, the result will be that the price-to-earnings ratio will be larger than the peer group’s price-to-earnings ratio.

Because of differences in important factors such as operating characteristics, location, financial performance, asset size, capital structure, and business prospects between us and other fully converted institutions, you should not rely on these comparative valuation ratios as an indication as to whether or not the stock is an appropriate investment for you. The appraisal is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing the common stock. The appraisal does not indicate market value. You should not assume or expect that the appraisal described above means that our common stock will trade at or above the $10.00 purchase price after the offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Possible Change in Offering Range

RP Financial will update its appraisal before we complete the conversion and offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 1,322,500 shares without further notice to you. If our pro forma market value at that time is either below $15.8 million or above $24.6 million, then, after consulting with the Office of Thrift Supervision, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.

After-Market Performance of “Second-Step” Conversion Offerings

The following table provides information regarding the after-market performance of the “second-step” conversion offerings completed from January 1, 2005 through July 20, 2007. “Second-step” conversion offerings are public offerings by companies that are converting from the mutual holding company form of organization to the stock holding company form. Data in this table reflects a small number of transactions and is not necessarily indicative of general stock market performance trends or of price performance trends of companies that undergo “second-step” conversions.

	Closing Date	Gross Proceeds	Appreciation From Initial Offering Price
Issuer (Market/Symbol)			After 1 Day	After 1 Week	After 4 Weeks	Through 5/18/07
		(In millions)
OTC-Bulletin Board:
Monadnock Bancorp, Inc. (OTCBB: MNKB)	06/29/06	$5.7	0.0%	(5.0)%	(15.6)%	(16.9)%
Exchange Listed:
Abington Bancorp, Inc. (Nasdaq: ABBC)	06/28/07	139.7	(4.0)	(1.6)	(6.6)	(5.3)
People’s United Financial, Inc. (Nasdaq: PBCT)	04/16/07	3,444.5	3.8	2.0	0.9	(10.4)
Osage Bancshares, Inc. (Nasdaq: OSBK)	01/18/07	25.1	(0.5)	(0.5)	(2.5)	(10.2)
Westfield Financial, Inc. (Amex: WFD)	01/04/07	184.0	7.0	7.5	9.9	(6.2)
Citizens Community Bancorp, Inc. (Nasdaq: CZWI)	11/01/06	52.9	(2.5)	(1.0)	(2.5)	(8.5)
Liberty Bancorp, Inc. (Nasdaq: LBCP)	07/24/06	28.1	2.5	1.0	0.8	5.1
First Clover Leaf Financial Corp. (Nasdaq: FCLF)*	07/11/06	41.7	3.9	6.0	9.8	5.0
New England Bancshares, Inc. (Nasdaq: NEBS)	12/29/05	30.8	6.6	9.0	8.1	15.6
American Bancorp of New Jersey, Inc. (Nasdaq: ABNJ)	10/06/05	99.2	1.6	(2.5)	0.2	3.6
Hudson City Bancorp, Inc. (Nasdaq: HCBK)	06/07/05	3,929.8	9.6	10.8	15.6	15.8
First Federal of Northern Michigan, Inc. (Nasdaq: FFNM)	04/04/05	17.0	(5.1)	(8.0)	(15.0)	(18.0)
Rome Bancorp, Inc. (Nasdaq: ROME)	03/31/05	59.0	0.5	(2.5)	(5.0)	18.9
Average - all transactions			1.8	1.2	(0.1)

*	Transaction involved simultaneous acquisition.

This table is not intended to be indicative of how our common stock may perform. Furthermore, this table presents only short-term price performance with respect to several companies that only recently completed their second-step conversion and may not be indicative of the longer-term stock price performance of these companies. Stock price appreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s market area. The companies listed in the table above may not be similar to New North Penn Bancorp, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for New North Penn Bancorp’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our common stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this proxy statement/prospectus, including, but not limited to, the “Risk Factors” section beginning on page 13.

You should be aware that, in certain market conditions, stock prices of “second-step” conversion offerings have decreased. For example, as the above table illustrates, the stock of nine companies traded at or below their initial offering price at the various dates shown. We can give you no assurance that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent second-step conversions.

How We Intend to Use the Proceeds of the Offering (page 40)

The following table summarizes how we will use the proceeds of the offering, based on the sale of shares at the minimum and maximum of the offering range.

(In thousands)	850,000 Shares at $10.00 Per Share	1,150,000 Shares at $10.00 Per Share
Offering proceeds	$8,500	$11,500
Less: offering expenses	810	810

Net offering proceeds	7,690	10,690
Less:
Proceeds contributed to North Penn Bank	3,845	5,345
Proceeds used for loan to employee stock ownership plan	680	920

Proceeds remaining for New North Penn Bancorp	$3,165	$4,425

Initially, we intend to invest the proceeds of the offering in short-term liquid investments. In the future, New North Penn Bancorp may use the funds it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Over time, North Penn Bank intends to use the portion of the proceeds that it receives to fund new loans or to repay outstanding Federal Home Loan Bank advances. North Penn Bank may also use the proceeds to open new branches and expand its business activities, although there are no specific plans for these activities. We expect that much of the loan growth will occur in our commercial real estate portfolio, but we have not allocated specific dollar amounts to any particular area of our loan portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. New North Penn Bancorp and North Penn Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time.

Benefits of the Conversion to Management (page 83)

Management and directors of North Penn Bancorp have an interest in the approval of the plan of conversion because North Penn Bank intends to acquire additional shares for its employee stock ownership plan and because New North Penn Bancorp intends to adopt a new equity incentive plan.

We intend to adopt the benefit plans described below. We will recognize additional compensation expense related to the expanded employee stock ownership plan and the new equity incentive plan. The actual expense will depend on the market value of New North Penn Bancorp’s common stock and, with respect to the employee stock ownership plan, will increase as the value of New North Penn Bancorp’s common stock increases. As reflected under “Pro Forma Data,” based upon assumptions set forth therein, the annual expense related to the employee stock ownership plan and the new equity incentive plan would have been $27,000 and $125,000, respectively, for the year ended December 31, 2006, assuming shares are sold at the maximum of the offering range. If awards under the new equity incentive plan are funded from authorized but unissued stock, your ownership interest would be diluted by up to approximately 7.0%. See “Pro Forma Data” for an illustration of the effects of each of these plans.

Employee Stock Ownership Plan. Our employee stock ownership plan intends to purchase an amount of shares equal to 8.0% of the shares sold in the offering. The plan will use the proceeds from a 20-year loan from New North Penn Bancorp to purchase these shares. As the loan is repaid and shares are released from collateral, the shares will be allocated to the accounts of employee participants. Allocations will be based on a participant’s individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.

New Equity Incentive Plan. We intend to implement a new equity incentive plan no earlier than six months after completion of the conversion and offering. We will submit this plan to our shareholders for their approval. Under this plan, we may grant stock options in an amount up to 10.0% of the number of shares sold in the offering and restricted stock awards in an amount equal to 4.0% of the shares sold in the offering. Stock options will be granted at an exercise price equal to 100% of the fair market value of our common stock on the option grant date. Shares of restricted stock will be awarded at no cost to the recipient. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. The new equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. The new equity incentive plan will supplement our existing 2006 Omnibus Stock Option Plan, which will continue as a plan of New North Penn Bancorp.

The following table summarizes, at the maximum of the offering range, the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the new equity incentive plan. At the maximum of the offering range, we will sell 1,150,000 shares and have 2,139,854 shares outstanding. The number of shares reflected for the benefit plans in the table below assumes that North Penn Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be Granted or Purchased
(Dollars in thousands)	At Maximum of Offering Range	As a % of Common Stock Sold at Maximum of Offering Range	As a % of Common Stock Outstanding	Dilution Resulting from Issuance of Additional Shares	Total Estimated Value
Employee stock ownership plan (1)	92,000	8.0%	4.3%	—%	$920,000
Restricted stock awards (1)	46,000	4.0	2.2	2.1	460,000
Stock options (2)	115,000	10.0	5.4	5.1	397,900

Total	253,000	22.0%	11.9%	7.0	$1,777,900

(1)	Assumes the value of New North Penn Bancorp common stock is $10.00 per share for purposes of determining the total estimated value.

(2)	Assumes the value of a stock option is $3.46. See “Pro Forma Data.”

In addition to shares of common stock that could be issued under the future equity incentive plan, additional shares can be issued under the 2006 Omnibus Stock Option Plan currently maintained by North Penn Bancorp. At March 31, 2007, a total of 58,378 options and 32,104 restricted shares could be issued under our existing stock benefit plan after applying the exchange ratio at the maximum of the offering range. These totals represent shares that would be issued because of future grants under the existing stock benefit plan.

The following table presents information regarding our existing employee stock ownership plan, options and restricted stock previously awarded or available for future awards under our 2006 Omnibus Stock Option Plan, additional shares purchased by our employee stock ownership plan and our proposed new equity incentive plan. The table below assumes that 2,139,854 shares are outstanding after the offering, which includes the sale of 1,150,000 shares in the offering at the maximum of the offering range and the issuance of 989,854 shares in exchange for shares of North Penn Bancorp using an exchange ratio of 1.4774. It is also assumed that the value of the stock is $10.00 per share.

Existing and New Stock Benefit Plans	Eligible Participants	Number of Shares at Maximum of Offering Range(1)		Estimated Value of Shares		Percentage of Shares Outstanding After the Conversion
Employee Stock Ownership Plan:	Employees
Shares purchased in 2005 mutual holding company reorganization		78,612	(2)	$786,120		3.7%
Shares to be purchased in the offering		92,000		920,000		4.3

Total employee stock ownership plan		170,612		1,706,120		8.0
Restricted Stock Awards:	Directors and officers
2006 Omnibus Stock Option Plan		39,306	(3)	393,060	(4)	1.8
New shares of restricted stock		46,000		460,000	(4)	2.2

Total shares of restricted stock		85,306		853,060		4.0
Stock Options:	Directors and officers
2006 Omnibus Stock Option Plan		98,267	(5)	340,004	(6)	4.6
New stock options		115,000		397,900	(6)	5.4

Total stock options		213,267		737,904		10.0

Total stock benefit plans		469,185		$3,297,084		22.0%

(1)	Amounts have been adjusted for the 1.4774 exchange ratio at the maximum of the offering range.

(2)	Of these shares, 12,141, have been allocated to the accounts of participants.

(3)	Of these shares, 7,202 shares have been awarded and 32,104 shares remain available for future awards. None of the outstanding awards of restricted stock have vested.

(4)	The actual value of restricted stock grants will be determined based on their fair value as of the date grants are made. For purposes of this table, fair value is assumed to be the same as the offering price of $10.00 per share.

(5)	Of these shares, options for 39,889 shares have been awarded and options for 58,378 shares remain available for future grants. No options have been exercised to date, and all previously granted options remain outstanding. It is our intention to fund these options through open market purchases. However, if any options previously granted under the 2006 Omnibus Stock Option Plan are exercised during the first year following the completion of the conversion and offering, they will be funded with newly issued shares, as Office of Thrift Supervision regulations do not permit us to repurchase our shares during the first year following completion of the conversion and offering except to fund restricted stock grants or under extraordinary circumstances.

(6)	The weighted-average fair value of stock options granted and outstanding under the 2006 Omnibus Stock Option Plan has been estimated using the Black-Scholes option pricing model. Prior to the adjustment for the exchange ratio, there were 27,000 outstanding options valued at $3.86 per option. Using this value and adjusting for an exercise price to $10.00, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $3.46 per option. See “Pro Forma Data.”

Purchases by Directors and Executive Officers (page 88)

We expect that our directors and executive officers, together with their associates, will subscribe for 41,648 shares, which equals 4.2% of the shares that would be sold at the midpoint of the offering range. Our directors and executive officers will pay the same $10.00 per share price as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers have subscription rights based on their deposits and, in the event of an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion. Purchases by our directors and executive officers will count towards the minimum number of shares we must sell to close the offering. Following the conversion and offering, and including shares received in exchange for shares of North Penn Bancorp, our directors and executive officers, together with their associates, are expected to own 161,287 shares of New North Penn Bancorp common stock, which would equal 8.7% of our outstanding shares if shares are sold at the midpoint of the offering range.

Market for New North Penn Bancorp’s Common Stock (page 42)

North Penn Bancorp common stock is quoted on the OTC Bulletin Board under the symbol “NPEN.” Shares of North Penn Bancorp common stock will continue to trade until the completion of the conversion and offering. We intend to have New North Penn Bancorp common stock quoted on the OTC Bulletin Board following completion of the conversion. However, we do not expect an active and liquid trading market due to the small size of the offering. Stifel, Nicolaus & Company, Incorporated is currently a market maker in North Penn Bancorp’s common stock and intends to be a market maker in New North Penn Bancorp’s common stock, but it is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares. There can be no assurance that persons purchasing the common stock in the offering will be able to sell their shares at or above the $10.00 offering price, and brokerage firms typically charge commissions related to the purchase or sale of securities.

North Penn Bancorp’s Dividend Policy (page 41)

North Penn Bancorp currently pays a cash dividend of $0.03 per share per quarter, which equals $0.12 on an annualized basis. After the conversion and offering, we intend to continue to pay cash dividends on a quarterly basis. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by North Penn Bancorp, as adjusted for the exchange ratio. For example, based on the current cash dividend of $0.03 per share and an assumed exchange ratio of 1.4774 at the maximum of the offering range, the cash dividend would be approximately $0.02 per share. However, the dividend rate and the continued payment of dividends will depend on a number of factors, including our capital requirements, our financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurance can be given that we will continue to pay dividends or that they will not be reduced in the future. Additionally, we cannot guarantee that the amount of dividends that we pay after the conversion and offering will be equal to the per share dividend amount that North Penn Bancorp shareholders currently receive, as adjusted to reflect the exchange ratio.

Dissenters’ Rights (page 97)

Pennsylvania law provides North Penn Bancorp shareholders with dissenters’ rights in the conversion. This means that if you comply with certain procedures under Pennsylvania law, you have the right to receive payment for your shares of North Penn Bancorp common stock based upon an independent determination of their value. In addition to the summary of the dissenters’ rights in this proxy statement/prospectus, a copy of the provisions of Pennsylvania law regarding dissenters’ rights is attached to this proxy statement/prospectus as Appendix A. Failure to follow these provisions may result in a loss of your dissenters’ rights.

Differences in Shareholder Rights (page 99)

As a result of the conversion and offering, current holders of North Penn Bancorp common stock will become shareholders of New North Penn Bancorp, a newly formed corporation. Both North Penn Bancorp and New North Penn Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania. The articles of incorporation and bylaws of North Penn Bancorp and New North Penn Bancorp are substantially the same.

Tax Consequences (page 37)

As a general matter, the conversion will not be a taxable transaction for purposes of federal or state income taxes to us or shareholders of North Penn Bancorp, except that existing shareholders of North Penn Bancorp who receive cash in lieu of fractional share interests in shares of New North Penn Bancorp will recognize gain or loss equal to the difference between the cash received and the tax basis of the fractional share. Our special counsel, Muldoon Murphy & Aguggia LLP, and our independent certified public accountant, McGrail Merkel Quinn & Associates, have issued us opinions to this effect.

Questions

Questions about voting may be directed to our proxy information agent, Regan & Associates, Inc., at (800) 737-3426.

Risk Factors

You should consider carefully the following risk factors when deciding how to vote on the conversion and before purchasing shares of New North Penn Bancorp common stock.

Risks Related to Our Business

Our emphasis on commercial lending may expose us to increased lending risks.

At March 31, 2007, $41.4 million, or 42.9%, of our loan portfolio consisted of commercial and multi-family real estate loans and commercial business loans. Approximately 15% of these loans have fixed interest rates. In the three months ended March 31, 2007 and the year ended December 31, 2006, we had no charge-offs on commercial and multi-family real estate loans or commercial business loans. Notwithstanding the performance of our portfolio, these types of loans generally expose a lender to greater risk of non-payment and loss than one- to four-family residential mortgage loans because repayment of the loans often depends on the successful operation of the property and the income stream of the borrowers. Such loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to one- to four-family residential mortgage loans. Commercial business loans expose us to additional risks since they typically are made on the basis of the borrower’s ability to make repayments from the cash flow of the borrower’s business and are secured by non-real estate collateral that may depreciate over time. In addition, some of our commercial borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one loan or one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to a one- to four-family residential mortgage loan. Furthermore, as a result of the offering, we may make larger loans under our policy for loans-to-one borrower. Our ability to make larger loans may expose us to greater risk of loss.

The unseasoned nature of our commercial loan portfolio may expose us to increased lending risks.

A significant amount of our commercial and multi-family real estate loans and commercial business loans are unseasoned, meaning that they were originated recently. Our limited experience with these loans does not provide us with a significant payment history pattern with which to judge future collectibility. Furthermore, these loans have not been subjected to unfavorable economic conditions. As a result, it may be difficult to predict the future performance of this part of our loan portfolio. These loans may have delinquency or charge-off levels above our expectations, which could adversely affect our future performance.

Rising interest rates may further compress our interest rate spread, which would hurt our profits.

Short-term market rates of interest (which we use as a guide to price our deposits) have recently risen from historically low levels, while longer-term market rates of interest (which we use as a guide to price our longer-term loans) have not. As a result, many financial institutions, including North Penn Bank, have experienced a narrowing or “compression” of their net interest spread, which is the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. North Penn Bank’s net interest spread was 3.00% for the year ended December 31, 2006 compared to 3.21% and 3.08% for the years ended December 31, 2005 and 2004, respectively. If short-term interest rates continue to rise, and if rates on our deposits continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread, which would have a negative effect on our profitability. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Results of Operations and Financial Condition—Risk Management—Interest Rate Risk Management.”

Our efforts to increase core deposits may not be successful, which would limit our ability to grow.

Our goal is to fund growth of interest-earning assets by attracting core deposits, which we define as demand, savings and money market deposits. Our primary markets for deposits are the communities in which our offices are located. We face significant competition for core deposits from other financial institutions. If we are unable to attract core deposits, we will not be able to increase our interest-earning assets unless we use other funding sources, such as certificates of deposit or borrowed funds, which generally require us to pay higher interest rates compared to core deposits. In addition, competition may require us to pay higher rates on core deposits. Many institutions currently offer high yielding checking, savings and/or money market accounts. We may have to offer similar high yielding accounts in order to attract core deposits, which would contribute to the compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability. We currently do not have any plans to expand our market area for deposits.

Because most of our borrowers are located in Northeast Pennsylvania, a downturn in the local economy or a decline in local real estate values could cause increases in nonperforming loans, which could hurt our profits.

Substantially all of our loans are secured by real estate or made to businesses in Northeast Pennsylvania. As a result of this concentration, a downturn in the local economy could cause significant increases in nonperforming loans, which would hurt our profits. A decline in real estate values could cause some of our mortgage loans to become inadequately collateralized, which would expose us to a greater risk of loss. Additionally, a decline in real estate values could adversely impact our portfolio of commercial real estate loans and could result in a decline in the origination of such loans. For a discussion of our market area, see “Our Business—Market Area.”

Strong competition within our market area could hurt our profits and inhibit growth.

We face intense competition in making loans, attracting deposits and hiring and retaining experienced employees. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits sometimes results in us charging lower interest rates on our loans and paying higher interest rates on our deposits, which reduces our net interest income. Competition also makes it more difficult and costly to attract and retain qualified employees. At June 30, 2006, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 1.6% of the deposits in Lackawanna County, Pennsylvania and 1.0% of the deposits in Monroe County, Pennsylvania. Many of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer products and services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our market area. For more information about our market area and the competition we face, see “Our Business—Market Area” and “Our Business—Competition.”

We are dependent upon the services of our management team.

We rely heavily on our President and Chief Executive Officer, Frederick L. Hickman and our senior executives Thomas J. Dziak and Thomas A. Byrne. The loss of our chief executive officer or other senior executive officers could have a material adverse impact on our operations because, as a small community bank, we have fewer management-level personnel that have the experience and expertise to readily replace these individuals. Changes in key personnel and their responsibilities may be disruptive to our business and could have a material adverse effect on our business, financial condition and results of operations. We have employment agreements with Messrs. Hickman, Dziak and Byrne. We do not maintain key man life insurance for these executives.

We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.

We are subject to extensive regulation, supervision and examination by the Pennsylvania Department of Banking, our chartering authority, and by the Federal Deposit Insurance Corporation, as our primary federal regulator. Upon completion of the conversion and offering, New North Penn Bancorp will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage and are intended primarily for the protection of the insurance fund and the depositors and borrowers of North Penn Bank rather than for holders of New North Penn Bancorp common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations.

Risks Related to the Offering and Share Exchange

The market value of New North Penn Bancorp common stock received in the share exchange may be less than the market value of North Penn Bancorp common stock exchanged.

The number of shares of New North Penn Bancorp common stock you receive will be based on an exchange ratio that will be determined as of the date of completion of the conversion and offering. The exchange ratio will be based on the percentage of North Penn Bancorp common stock held by the public prior to the completion of the conversion and offering, the final independent appraisal of New North Penn Bancorp common stock prepared by RP Financial and the number of shares of common stock sold in the offering. The exchange ratio will ensure that existing public shareholders of North Penn Bancorp common stock will own approximately the same percentage of New North Penn Bancorp common stock after the conversion and offering as they owned of North Penn Bancorp common stock immediately prior to completion of the conversion and offering, exclusive of the effect of their purchase of additional shares in the offering and the receipt of cash in lieu of fractional shares. The exchange ratio will not depend on the market price of North Penn Bancorp common stock.

The exchange ratio ranges from a minimum of 1.0920 to a maximum of 1.4774 shares of New North Penn Bancorp common stock per share of North Penn Bancorp common stock. Under certain circumstances, the pro forma market value can be adjusted upward to reflect changes in market conditions, and, at the adjusted maximum, the exchange ratio would be 1.6990 shares of New North Penn Bancorp common stock per share of North Penn Bancorp common stock. Shares of New North Penn Bancorp common stock issued in the share exchange will have an initial value of $10.00 per share. Depending on the exchange ratio and the market value of North Penn Bancorp common stock at the time of the exchange, the initial market value of the New North Penn Bancorp common stock that you receive in the share exchange could be less than the market value of the North Penn Bancorp common stock that you currently own. Based on the most recent closing price of North Penn Bancorp common stock prior to the date of this proxy statement/prospectus, which was $13.30, unless at least 1,035,209 shares of New North Penn Bancorp common stock are sold in the offering (slightly above the midpoint of the offering range), the initial value of the New North Penn Bancorp common stock you receive in the share exchange would be less than the market value of the North Penn Bancorp common stock you currently own. See “Proposal 1 – Approval of the Plan of Conversion—The Share Exchange Ratio.”

Additional expenses following the offering from new equity benefit plans will adversely affect our profitability.

Following the offering, we will recognize additional annual employee compensation expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. Stock options and restricted stock may be granted under a new equity incentive plan adopted following the offering, if approved by shareholders. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation expenses at this time because applicable accounting practices generally require that these expenses be based on the fair market value of the options or shares of common stock at the date of the grant; however, they may be material. We recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options over the vesting period of awards made to recipients. Pro forma benefits expenses for the year ended December 31, 2006 were $169,000 at the maximum of the offering range, as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock, the number of shares awarded under the plans and the timing of the implementation of the plans. For further discussion of these plans, see “Our Management—Benefit Plans.”

Our stock price may decline when trading commences.

If you purchase shares in the offering, you might not be able to sell them later at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded.

There may be a limited market for our common stock, which may adversely affect our stock price.

Although we intend to have our shares of common stock quoted on the OTC Bulletin Board, the shares might not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice, and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and ask price for our common stock. When there is a wide spread between the bid and ask price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.

Our return on equity will initially be low compared to other publicly traded financial institutions. A low return on equity may negatively impact the trading price of our common stock.

Net income divided by average equity, known as “return on equity,” is a ratio used by many investors to compare the performance of a financial institution with its peers. For the year ended December 31, 2006, our return on equity was 2.88%. Although we expect that our net income will increase following the offering, we expect that our return on equity will remain low as a result of the additional capital that we will raise in the offering. For example, our pro forma return on equity for the year ended December 31, 2006 is 1.93%, assuming the sale of shares at the maximum of the offering range. In comparison, the peer group used by RP Financial in its appraisal had an average return on equity of 5.88% for the 12 months ended March 31, 2007. Over time, we intend to use the net proceeds from the offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other similarly situated publicly held companies. This goal could take a number of years to achieve, and we might not attain it. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of the offering.

We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.

New North Penn Bancorp intends to contribute approximately 50% of the net proceeds of the offering to North Penn Bank and to use approximately 8.0% of the net proceeds to fund the loan to the employee stock ownership plan. New North Penn Bancorp may use the remaining proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. North Penn Bank may use the portion of the proceeds that it receives to fund new loans, repay outstanding borrowings, invest in securities and expand its business activities. New North Penn Bancorp and North Penn Bank may also use the proceeds of the offering to open new branches, diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.

Issuance of shares for benefit programs may dilute your ownership interest.

We intend to adopt a new equity incentive plan following the offering, subject to shareholder approval. We may fund the equity incentive plan through the purchase of common stock in the open market (subject to regulatory restrictions) or by issuing new shares of New North Penn Bancorp common stock. If we fund the awards under the equity incentive plan with new shares of common stock, your ownership interest would be diluted by approximately 7.0%, assuming we award all of the shares and options available under the plan. We currently have outstanding options and shares available for future stock options and restricted stock awards under our 2006 Omnibus Stock Option Plan. If we fund the awards under our existing plan with new shares of stock, your ownership interest would be diluted by approximately 5.7%, assuming we award all of the shares and options available under the plan. See “Pro Forma Data” and “Our Management—Benefit Plans.”

The articles of incorporation and bylaws of New North Penn Bancorp and certain laws and regulations may prevent or make more difficult certain transactions, including a sale or merger of New North Penn Bancorp.

Provisions of the articles of incorporation and bylaws of New North Penn Bancorp, state corporate law and federal banking regulations may make it more difficult for companies or persons to acquire control of New North Penn Bancorp. As a result, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:

•

Articles of incorporation and bylaws. Provisions of the articles of incorporation and bylaws of New North Penn Bancorp may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. All of these provisions currently exist in the articles of incorporation and bylaws of North Penn Bancorp. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:

•	supermajority voting requirements for certain business combinations and changes to some provisions of the articles of incorporation and bylaws;

•	limitation on the right to vote shares;

•	the election of directors to staggered terms of three years;

•	provisions regarding the timing and content of shareholder proposals and nominations;

•	provisions restricting the calling of special meetings of shareholders;

•	the absence of cumulative voting by shareholders in the election of directors; and

•	the removal of directors only for cause.

•

Pennsylvania anti-takeover statutes. Pennsylvania law contains four anti-takeover sections that apply to public reporting companies relating to control share acquisitions, the disgorgement of profits by certain controlling persons, business combination transactions with interested shareholders and the ability of shareholders to put their stock following a control transaction.

•

Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, including a second-step conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision. See “Restrictions on Acquisition of New North Penn Bancorp.”

A Warning About Forward-Looking Statements

This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	general economic conditions, either nationally or in our market area, that are worse than expected;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative or regulatory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.

Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Financial and Other Data

The summary financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2006 and 2005 and for the years ended December 31, 2006 and 2005 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at and for the year ended December 31, 2004 is for North Penn Bank. The information presented below does not include the financial condition, results of operations or other data of North Penn Mutual Holding Company. The information at March 31, 2007 and 2006 and for the three months ended March 31, 2007 and 2006 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months ended March 31, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

	Three Months Ended March 31,		Year Ended December 31,
(In thousands, except per share data)	2007	2006	2006	2005	2004
	(Unaudited)
Financial Condition Data:
Total assets	$121,226	$110,220	$122,456	$105,381	$92,997
Investment securities	13,948	15,353	14,227	15,651	23,465
Loans receivable, net	95,525	84,274	95,154	79,560	60,829
Deposits	86,829	82,592	86,746	77,429	77,342
Borrowings	20,451	14,207	21,741	14,698	7,375
Total stockholders’ equity	13,139	12,788	13,126	12,795	7,753
Operating Data:
Interest income	$1,859	$1,597	$7,032	$5,344	$4,807
Interest expense	992	729	3,532	2,187	1,977

Net interest income	867	868	3,500	3,157	2,830
Provision for loan losses	30	30	120	105	—

Net interest income after provision for loan losses	837	838	3,380	3,052	2,830
Other income	109	97	348	272	449
Other expenses	814	748	3,339	3,464	2,740

Income (loss) before taxes	132	187	389	(140)	539
Income tax expense (benefit)	37	41	74	(16)	155

Net income (loss)	$95	$146	$315	$(124)	$384

Per Share Data:
Earnings per share, basic	$0.07	$0.10	$0.23	$(0.09)	N/A
Earnings per share, diluted	0.07	0.10	0.23	(0.09)	N/A
Dividends per share	0.03	0.03	0.12	0.03	N/A

	Three Months Ended March 31,		Year Ended December 31,
	2007	2006	2006	2005	2004
Performance Ratios (1):
Return on average assets	0.32%	0.54%	0.28%	(0.13)%	0.41%
Return on average equity	3.38	5.39	2.88	(1.31)	4.99
Interest rate spread (2)	2.79	3.24	3.00	3.21	3.08
Net interest margin (3)	3.23	3.61	3.41	3.52	3.24
Noninterest expense to average assets	2.73	2.78	2.94	3.58	2.95
Dividend payout ratio	45.26	29.45	54.92	N/M	—
Efficiency ratio (4)	80.36	74.65	83.56	98.55	83.56
Average interest-earning assets to average interest-bearing liabilities	112.23	112.53	112.60	113.25	106.94
Average equity to average assets	9.43	10.08	9.63	9.77	8.30
Capital Ratios (5):
Tier 1 capital	9.49	10.20	9.45	10.50	8.35
Tier 1 risk-based capital	12.00	12.58	11.97	13.76	12.07
Total risk-based capital	13.22	13.79	13.17	15.01	13.32
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.19	1.24	1.16	1.27	1.51
Allowance for loan losses as a percent of nonperforming loans	625.54	229.63	188.72	190.17	68.61
Net charge-offs (recoveries) to average outstanding loans during the period	0.00	0.00	0.03	0.02	0.10
Nonperforming loans as a percent of total loans	0.19	0.54	0.62	0.67	2.20
Nonperforming assets as a percent of total assets	0.23	0.42	0.57	0.61	1.46
Other Data:
Number of:
Real estate loans outstanding	859	845	887	873	837
Deposit accounts	6,390	6,318	6,371	6,107	6,122
Offices	5	4	5	4	4

(1)	Performance ratios for the three months ended March 31, 2007 and 2006 are annualized.

(2)	Represents the difference between the tax-equivalent weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents tax-equivalent net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense divided by the sum of tax-equivalent net interest income and other income.

(5)	Capital ratios are for North Penn Bank.

Recent Developments

The following tables contain certain information concerning the financial condition and results of operations of North Penn Bancorp. The data presented as of June 30, 2007 and for the three and six month periods ended June 30, 2007 and 2006 were not audited, but, in the opinion of management, reflect all adjustments necessary for a fair presentation. No adjustments were made other than normal recurring entries. The results of operations for the three and six months ended June 30, 2007 are not necessarily indicative of the results of operations that may be expected for the entire year.

(Dollars in thousands)	At June 30, 2007	At December 31, 2006
Financial Condition Data:
Total assets	$119,498	$122,456
Investment securities	13,570	14,227
Loans receivable, net	93,621	95,154
Deposits	84,783	86,746
Borrowings	20,660	21,741
Total stockholders’ equity	13,116	13,126

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Operating Data:
Interest income	$1,873	$1,715	$3,732	$3,312
Interest expense	972	859	1,964	1,588

Net interest income	901	856	1,768	1,724
Provision for loan losses	30	30	60	60

Net interest income after provision for loan losses	871	826	1,708	1,664
Other income	182	87	291	184
Other expenses	873	834	1,687	1,582

Income before taxes	180	79	312	266
Income tax expense	60	7	97	48

Net income	$120	$72	$215	$218

Per Share Data:
Earnings per share, basic	$0.09	$0.05	$0.15	$0.16
Earnings per share, diluted	$0.09	$0.05	$0.15	$0.16
Dividends per share	$0.03	$0.03	$0.06	$0.03
Performance Ratios (1):
Return on average assets	0.40%	0.25%	0.36%	0.39%
Return on average equity	3.66	2.26	3.28	3.41
Interest rate spread (2)	2.96	3.15	2.93	3.23
Net interest margin (3)	3.38	3.47	3.32	3.57
Noninterest expense to average assets	2.90	2.94	2.79	2.85
Dividend payout ratio	35.83	59.72	40.47	19.72
Efficiency ratio (4)	77.95	85.10	79.09	79.82
Average interest-earning assets to average interest-bearing liabilities	112.08	109.62	111,21	110.73
Average equity to average assets	10.91	11.25	10.85	11.50

(footnotes on the following page)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Capital Ratios (5)
Tier 1 capital	9.68%	9.74%	9.68%	9.74%
Tier 1 risk-based capital	12.16	12.09	12.16	12.09
Total risk-based capital	13.41	13.25	13.41	13.25
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.25	1.17	1.25	1.17
Allowance for loan losses as a percent of nonperforming loans	283.21	344.12	283.21	344.12
Net charge-offs (recoveries) to average outstanding loans during the period	—	0.04	—	0.04
Nonperforming loans as a percent of total loans	0.44	0.34	0.44	0.34
Nonperforming assets as a percent of total assets	0.43	0.26	0.43	0.26

(1)	Performance ratios are annualized.

(2)	Represents the difference between the tax-equivalent weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.

(3)	Represents tax-equivalent net interest income as a percent of average interest-earning assets.

(4)	Represents noninterest expense divided by the sum of tax-equivalent net interest income and noninterest income.

(5)	Capital ratios are for North Penn Bank.

Results of Operations for the Three and Six Months Ended June 30, 2007

General. Net income for the three months ended June 30, 2007 increased $48,000 to $120,000 ($0.09 per share, basic and diluted) from $72,000 ($0.05 per share, basic and diluted) for the three months ended June 30, 2006. The increase reflected improvements in net interest income and other income, which were partially offset by an increase in other expenses. For the six months ended June 30, 2007, net income was $215,000 compared to $218,000 for the same period in the prior year.

Net Interest Income. Net interest income increased $45,000 to $901,000 for the second quarter of 2007 from $856,000 for the second quarter of 2006. For the six months ended June 30, 2007, net interest income increased 2.6% to $1.8 million from $1.7 million for the same period last year. For both the three and six-month periods, growth in average earning assets was mostly offset by lower net interest margins. Growth in average earning assets, together with a higher average yield, drove the increase in interest income. The increase in average earning assets resulted from the growth of the loan portfolio, while the higher average yield was the result of having a higher percentage of assets invested in loans. Offsetting the increase in interest income was an increase in interest expense, which resulted from growth in the deposit base and in increase in the average rate paid on deposits. For the three months ended June 30, 2007, the net interest margin was 3.38%, compared to 3.47% for the same period in the prior year. For the six months ended June 30, 2007, the net interest margin was 3.32%, compared to 3.57% in the prior year. The decrease in the net interest margin for both the three and six-month periods reflected the impact of changes in market interest rates.

Provisions for Loan Losses. Provisions for loan losses were unchanged from the prior year periods at $30,000 for the three months ended June 30, 2007 and $60,000 in the six months ended June 30, 2007.

Other Income. Other income was $182,000 for the second quarter of 2007 compared to $87,000 for the second quarter of 2006. For the six months ended June 30, 2007, other income was $291,000, compared to $184,000 compared to the same period in the prior year. The increase for both the three and six-month periods was due primarily to gain on sale of loans of $79,000 in the second quarter, with no comparable income in 2006. Loans were sold as a means to reduce a portion of our overnight borrowings.

Other Expenses. Other expenses increased $39,000 to $873,000 for the second quarter of 2007 compared to $834,000 for the second quarter of 2006. For the six months ended June 30, 2007, other expenses increased $105,000 to $1.7 million from $1.6 million for the same period in the prior year. The increase for both the three and six-month periods was due primarily to an increase in salary and employee benefits expense, higher professional expenses related to complying with the provisions of Section 404 of the Sarbanes-Oxley Act regarding management’s assessment of internal control over financial reporting and other miscellaneous expenses.

Comparison of Financial Condition at June 30, 2007 and December 31, 2006

Total assets decreased $3.0 million, or 2.4%, to $119.5 million during the six months ended June 30, 2007. In the six months ended June 30, 2007, the loan portfolio decreased $1.5 million, or 1.6%. During the first half of 2007, commercial real estate loans increased $1.6 million, residential mortgage loans decreased $1.4 million, and consumer loans decreased $1.6 million. The slight reduction in the loan portfolio reflected the sale of $4.4 million of loans and reduced loan demand, as well as our decision to be less aggressive in loan pricing without the availability of less costly core deposits to fund loan growth. Investment securities decreased $657,000 in the six months ended June 30, 2007 to $13.6 million primarily as a result of pay downs on mortgage-backed securities and declines in market values. During the six months ended June 30, 2007, we did not purchase any debt securities and used the proceeds from paydowns and maturing securities to fund loans.

During the six months ended June 30, 2007, deposits decreased $2.0 million to $84.8 million. Non-interest bearing deposits grew $592,000 to $7.6 million and interest bearing demand deposits grew $3.6 million to $29.6 million while time deposits decreased $6.1 million to $47.6 million. The decrease in time deposits reflected the expiration of promotional rates related to an office opening and the shift of funds to money market accounts. During the six months ended June 30, 2007, borrowings decreased $1.1 million to $20.7 million.

Total stockholders’ equity decreased $10,000 in the six months ended June 30, 2007 to $13.1 million. The decrease was the result of net income of $215,000 offset by dividends of $87,000 and an increase of $154,000 in the unrealized loss on securities held for sale.

Special Meeting of North Penn Bancorp Shareholders

Date, Place, Time and Purpose

North Penn Bancorp’s board of directors is sending you this document for the purpose of requesting that you allow your shares of North Penn Bancorp to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the North Penn Bancorp board of directors will ask you to vote on a proposal to approve the plan of conversion. You also may be asked to vote on a proposal to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the plan of conversion. The special meeting will be held at the Hilton Scranton and Conference Center, 100 Adams Avenue, Scranton, Pennsylvania, at 1:00 p.m., local time, on September 26, 2007.

Who Can Vote at the Meeting

You are entitled to vote your North Penn Bancorp common stock if our records show that you held your shares as of the close of business on July 31, 2007. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker or nominee. As the beneficial owner, you have the right to direct your broker or nominee how to vote.

As of the close of business on July 31, 2007, there were 1,448,430 shares of North Penn Bancorp common stock outstanding. Each share of common stock has one vote. North Penn Bancorp’s articles of incorporation provide that a record owner of North Penn Bancorp common stock (other than North Penn Mutual Holding Company) who beneficially owns, either directly or indirectly, in excess of 10% of North Penn Bancorp’s outstanding shares, is not entitled to vote the shares held in excess of the 10% limit.

Attending the Meeting

If you are a shareholder as of the close of business on July 31, 2007, you may attend the meeting. However, if you hold your shares in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of North Penn Bancorp common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Vote Required

The special meeting will be held only if there is a quorum. A quorum exists if a majority of the outstanding shares of common stock entitled to vote, represented in person or by proxy, is present at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

To be approved, the plan of conversion and reorganization requires the affirmative vote of at least two-thirds of the outstanding shares of North Penn Bancorp common stock, including the shares held by North Penn Mutual Holding Company, and the affirmative vote of a majority of votes eligible to be cast at the meeting, excluding shares of North Penn Mutual Holding Company. Abstentions and broker non-votes will have the same effect as a vote against the plan of conversion and reorganization.

Shares Held by North Penn Mutual Holding Company and Our Officers and Directors

As of July 31, 2007, North Penn Mutual Holding Company beneficially owned 778,415 shares of North Penn Bancorp common stock. This equals 53.7% of our outstanding shares. North Penn Mutual Holding Company intends to vote all of its shares in favor of the plan of conversion.

As of July 31, 2007, our officers and directors beneficially owned 93,129 shares of North Penn Bancorp common stock, not including shares that they may acquire upon the exercise of outstanding stock options. This equals 6.4% of our outstanding shares and 13.9% of shares held by persons other than North Penn Mutual Holding Company.

Shares Held by the North Penn Charitable Foundation

As of July 31, 2007, the North Penn Charitable Foundation held 28,277 shares of North Penn Bancorp common stock. The foundation must vote its shares in the same proportion as all other shares voted on the proposal to approve the plan of conversion.

Voting by Proxy

Our Board of Directors is sending you this proxy statement to request that you allow your shares of North Penn Bancorp common stock to be represented at the special meeting by the persons named in the enclosed proxy card. All shares of North Penn Bancorp common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by our board of directors. Our board of directors recommends that you vote “FOR” approval of the plan of conversion and reorganization.

If any matters not described in this proxy statement are properly presented at the special meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. We do not know of any other matters to be presented at the special meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must either advise the Corporate Secretary of North Penn Bancorp in writing before your common stock has been voted at the special meeting, deliver a later-dated proxy or attend the special meeting and vote your shares in person. Attendance at the special meeting will not in itself constitute revocation of your proxy.

If your North Penn Bancorp common stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please see the instruction form provided by your broker, bank or other nominee that accompanies this proxy statement/prospectus.

Solicitation of Proxies

North Penn Bancorp will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of North Penn Bancorp may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. North Penn Bancorp will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. North Penn Bancorp has retained Regan & Associates, Inc., a proxy solicitation firm, to assist it in soliciting proxies and has agreed to pay them a fee of $7,000 plus reasonable expenses for these services.

Participants in the Employee Stock Ownership Plan and 401(k) Plan

If you participate in the North Penn Bank Employee Stock Ownership Plan (the “ESOP”) or if you hold shares through the North Penn Bancorp, Inc. Stock Fund of the North Penn Bank Employees’ Savings and Profit Sharing Plan and Trust (the “401(k) Plan”), you will receive a voting instruction form for each plan that reflects all shares you may direct the trustees to vote on your behalf under the plans.

ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary duties, will vote all unallocated shares of Company common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions.

401(k) Plan. Under the terms of the 401(k) Plan, a participant is entitled to direct the trustee as to the shares in the North Penn Bancorp, Inc. Stock Fund credited to his or her account. The trustee, subject to its fiduciary duties, will vote all shares for which no directions are given or for which instructions were not timely received in the same proportion as shares for which the trustee received voting instructions.

Voting Instructions Deadline. The deadline for returning your voting instructions to each plan’s trustee is September 19, 2007.

Proposal 1 — Approval of the Plan of Conversion

This conversion is being conducted pursuant to a plan of conversion approved by the boards of directors of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank. The Office of Thrift Supervision has conditionally approved the plan of conversion; however, such approval does not constitute a recommendation or endorsement of the plan of conversion by such agency. The plan of conversion also must be approved by the depositors of North Penn Bank Company and the shareholders of North Penn Bancorp. A special meeting of depositors and a special meeting of shareholders have been called for this purpose.

General

On April 24, 2007, the boards of directors of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank unanimously adopted the plan of conversion. The plan of conversion was subsequently amended on July 24, 2007 and August 2, 2007. Under the plan of conversion, North Penn Bank will convert from the mutual holding company form of organization to the stock holding company form of organization and become a wholly owned subsidiary of New North Penn Bancorp, a newly formed Pennsylvania corporation. Current shareholders of North Penn Bancorp, other than North Penn Mutual Holding Company, will receive shares of New North Penn Bancorp common stock in exchange for their shares of North Penn Bancorp common stock. Following the conversion and offering, North Penn Bancorp and North Penn Mutual Holding Company will no longer exist.

The conversion to a stock holding company structure also includes the offering by New North Penn Bancorp of its common stock to qualifying depositors of North Penn Bank in a subscription offering and, if necessary, to members of the general public through a direct community offering and/or a syndicate of registered broker-dealers. The amount of capital being raised in the offering is based on an appraisal of New North Penn Bancorp. Most of the terms of the offering are required by the regulations of the Office of Thrift Supervision.

The Office of Thrift Supervision has approved our plan of conversion, subject to, among other things, approval of the plan of conversion by North Penn Bank’s depositors and North Penn Bancorp’s shareholders. The special meetings of North Penn Bank’s depositors has been called for this purpose on September 26, 2007. Applications for approval of the mergers that are part of the conversion have been filed with the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Completion of the conversion and offering are conditioned upon receipt of these approvals.

The following is a brief summary of the pertinent aspects of the conversion and offering. A copy of the plan of conversion is available from North Penn Bancorp upon request and is available for inspection at the offices of North Penn Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part, that New North Penn Bancorp has filed with the Securities and Exchange Commission. The plan of conversion is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The Board of Directors recommends that you vote “FOR” the adoption of the plan of conversion.

Reasons for the Conversion

After considering the advantages and disadvantages of the conversion and offering, the boards of directors of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank unanimously approved the conversion and offering as being in the best interests of North Penn Bancorp and North Penn Bank and their respective shareholders and depositors. The board of directors concluded that the conversion and offering provides a number of advantages that will be important to our future growth and performance and that outweigh the disadvantages of the conversion and offering.

The conversion and offering will result in the raising of additional capital for New North Penn Bancorp and North Penn Bank, which will support North Penn Bank’s future lending and operational growth and may also support future branching activities or the acquisition of other financial institutions or financial service companies or their assets. As a fully converted stock holding company, we will have greater flexibility in structuring mergers and acquisitions, including the form of consideration paid in a transaction. Our current mutual holding company structure, by its nature, limits our ability to offer our common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two.

After completion of the conversion and offering, the unissued common and preferred stock authorized by New North Penn Bancorp’s articles of incorporation will permit us to raise additional capital through further sales of securities. Although North Penn Bancorp currently has the ability to raise additional capital through the sale of additional shares of North Penn Bancorp common stock, that ability is limited by the mutual holding company structure, which, among other things, requires that North Penn Mutual Holding Company hold a majority of the outstanding shares of North Penn Bancorp common stock.

We expect that the larger number of shares that will be outstanding after completion of the conversion and offering will result in a more liquid and active market than currently exists for North Penn Bancorp common stock, although following the conversion and offering we will continue to have a relatively small number of shares outstanding. A more liquid and active market would make it easier for our shareholders to buy and sell our common stock.

Due to the small number of shares of North Penn Bancorp that are outstanding, it is difficult to purchase shares. The conversion and offering will afford our officers and employees the opportunity to increase their stock ownership, which we believe to be an effective performance incentive and an effective means of attracting and retaining qualified personnel. The conversion and offering also will provide our customers and local community members with an opportunity to acquire our stock.

If North Penn Bancorp had undertaken a standard conversion in 2005, applicable regulations would have required a greater amount of North Penn Bancorp common stock to be sold than the amount that was sold in connection with the formation of North Penn Mutual Holding Company. If a standard conversion had been conducted in 2005, management of North Penn Bancorp believed that it would have been difficult to prudently invest the larger amount of capital that would have been raised, when compared to the net proceeds raised in connection with the formation of North Penn Mutual Holding Company. In addition, a standard conversion in 2005 would have immediately eliminated all aspects of the mutual form of organization.

The disadvantage of the conversion and offering considered by board of directors is the fact that operating in the stock holding company form of organization could subject North Penn Bank to contests for corporate control. The Board of Directors determined that the advantages of the conversion and offering outweighed the disadvantages.

Description of the Conversion

New North Penn Bancorp has been incorporated under Pennsylvania law as a first-tier wholly owned subsidiary of North Penn Bank. To effect the conversion, the following will occur:

•

North Penn Bancorp will adopt a federal charter by merging with and into an interim federal mid-tier holding company, which will subsequently convert to an interim federal savings bank and simultaneously merge with and into North Penn Bank, with North Penn Bank as the surviving entity;

•

North Penn Mutual Holding Company will adopt a federal charter by merging with an interim federal mutual holding company, which will subsequently convert to an interim federal savings bank and simultaneously merge with and into North Penn Bank, with North Penn Bank as the surviving entity; and

•	An interim federal savings bank will be formed as a wholly owned subsidiary of New North Penn Bancorp, which will merge with and into North Penn Bank, with North Penn Bank as the surviving entity.

As a result of the series of mergers described above, North Penn Bank will become a wholly owned subsidiary of New North Penn Bancorp and the outstanding shares of North Penn Bancorp common stock held by persons other than North Penn Mutual Holding Company will be converted into a number of shares of New North Penn Bancorp common stock that will result in the holders of such shares owning in the aggregate approximately the same percentage of New North Penn Bancorp common stock to be outstanding upon the completion of the conversion and offering (i.e., the common stock issued in the offering plus the shares issued in exchange for shares of North Penn Bancorp common stock) as the percentage of North Penn Bancorp common stock owned by them in the aggregate immediately before consummation of the conversion and offering before giving effect to (1) the payment of cash in lieu of issuing fractional exchange shares and (2) any shares of common stock purchased by public shareholders in the offering.

Consummation of the conversion and offering requires the approval of the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. In addition, pursuant to Office of Thrift Supervision regulations, consummation of the conversion and offering is conditioned upon the approval of the plan of conversion by (1) at least a majority of the total number of votes eligible to be cast by depositors of North Penn Bank at a special meeting of depositors, (2) holders of at least two-thirds of the outstanding shares of North Penn Bancorp common stock at a special meeting of shareholders and (3) the holders of at least a majority of the outstanding shares of common stock of North Penn Bancorp, excluding shares held by North Penn Mutual Holding Company, at a special meeting of shareholders.

Share Exchange Ratio

Office of Thrift Supervision regulations provide that in a conversion from mutual holding company to stock holding company form, the public shareholders will be entitled to exchange their shares for common stock of the stock holding company, provided that the mutual holding company demonstrates to the satisfaction of the Office of Thrift Supervision that the basis for the exchange is fair and reasonable. Under the plan of conversion, each publicly held share of North Penn Bancorp common stock will, on the effective date of the conversion and offering, be converted automatically into and become the right to receive a number of new shares of New North Penn Bancorp common stock. The number of new shares of common stock will be determined pursuant to an exchange ratio that ensures that the public shareholders of North Penn Bancorp common stock will own approximately the same percentage of new common stock in New North Penn Bancorp after the conversion and offering as they held in North Penn Bancorp immediately before the conversion and offering, before giving effect to (1) the receipt of cash in lieu of fractional shares and (2) their purchase of additional shares in the offering. At July 31, 2007, there were 1,448,430 shares of North Penn Bancorp common stock outstanding, of which 670,015 were publicly held. The exchange ratio is not dependent on the market value of North Penn Bancorp common stock. It is calculated based on the percentage of North Penn Bancorp common stock held by the public, the independent appraisal of North Penn Bancorp prepared by RP Financial and the number of shares sold in the offering.

The following table shows how the exchange ratio will adjust, based on the number of shares sold in the offering. The table also shows how many shares an owner of 100 shares of North Penn Bancorp common stock would receive in the exchange, based on the number of shares sold in the offering.

	Shares to be Sold in the Offering		Shares to be Exchanged for Existing Shares of North Penn Bancorp		Total Shares of Common Stock to be Outstanding	Exchange Ratio	Shares to be Received for 100 Existing Shares (1)
	Amount	Percent	Amount	Percent
Minimum	850,000	53.7%	731,631	46.3%	1,581,631	1.0920	109
Midpoint	1,000,000	53.7	860,743	46.3	1,860,743	1.2847	128
Maximum	1,150,000	53.7	989,854	46.3	2,139,854	1.4774	147
15% above Maximum	1,322,500	53.7	1,138,332	46.3	2,460,832	1.6990	169

(1)	Cash will be paid instead of issuing any fractional shares.

Outstanding options to purchase shares of North Penn Bancorp common stock will be converted into and become options to purchase New North Penn Bancorp common stock. The number of shares of common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio. The aggregate exercise price, duration and vesting schedule of these options will not be affected. At June 1, 2007, there were 27,000 outstanding options to purchase North Penn Bancorp common stock, none of which were vested.

Effects of Conversion on Deposits and Borrowers

General. Each depositor in North Penn Bank currently has both a deposit account in the institution and a pro rata ownership interest in the net worth of North Penn Mutual Holding Company based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that North Penn Mutual Holding Company is liquidated. In such event, the depositors of record at that time, as owners, would share pro rata in any residual surplus and reserves of North Penn Mutual Holding Company after other claims are paid. Any depositor who opens a deposit account at North Penn Bank obtains a pro rata ownership interest in the net worth of North Penn Mutual Holding Company without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of North Penn Mutual Holding Company, which is lost to the extent that the balance in the account is reduced. When a mutual holding company converts to stock holding company form, depositors lose all rights to the net worth of the mutual holding company, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion.

Continuity. While the conversion and conversion are being accomplished, the normal business of North Penn Bank will continue without interruption, including being regulated by the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. After the conversion and offering, North Penn Bank will continue to provide services for depositors and borrowers under its current policies by its present management and staff.

The directors of North Penn Bank at the time of conversion will serve as directors of North Penn Bank after the conversion and offering. The board of directors of New North Penn Bancorp is composed of the individuals who serve on the board of directors of North Penn Bancorp. All officers of North Penn Bank at the time of conversion will retain their positions after the conversion and offering.

Deposit Accounts and Loans. The conversion and offering will not affect any deposit accounts or borrower relationships with North Penn Bank. All deposit accounts in North Penn Bank after the conversion and offering will continue to be insured up to the legal maximum by the Federal Deposit Insurance Corporation in the same manner as such deposit accounts were insured immediately before the conversion and offering. The conversion and offering will not change the interest rate or the maturity of deposits at North Penn Bank.

After the conversion and offering, all loans of North Penn Bank will retain the same status that they had before the conversion and offering. The amount, interest rate, maturity and security for each loan will remain as they were contractually fixed before the conversion and offering.

Effect on Liquidation Rights. If North Penn Mutual Holding Company were to liquidate, all claims of North Penn Mutual Holding Company’s creditors would be paid first. Thereafter, if there were any assets remaining, members of North Penn Mutual Holding Company would receive such remaining assets, pro rata, based upon the deposit balances in their deposit accounts at North Penn Bank immediately before liquidation. In the unlikely event that North Penn Bank were to liquidate after the conversion and offering, all claims of creditors (including those of depositors, to the extent of their deposit balances) also would be paid first, followed by distribution of the “liquidation account” to certain depositors (see “—Liquidation Rights” below), with any assets remaining thereafter distributed to New North Penn Bancorp as the holder of North Penn Bank’s capital stock.

Liquidation Rights

In the unlikely event of a complete liquidation of North Penn Mutual Holding Company before the conversion and offering, each depositor in North Penn Bank would receive a pro rata share of any assets of North Penn Mutual Holding Company remaining after payment of claims of all creditors. Each depositor’s pro rata share of the remaining assets would be in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in North Penn Bank at the time of liquidation. In the event of a complete liquidation of North

Penn Bank after the conversion and offering, each depositor would have a claim as a creditor of the same general priority as the claim of all other general creditors of North Penn Bank. However, except as described below, his or her claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. He or she would not have an interest in the value of the assets or North Penn Bank or New North Penn Bancorp above that amount.

The plan of conversion provides for the establishment, upon the completion of the conversion and offering, of a special “liquidation account” for the benefit of eligible account holders and supplemental eligible account holders in an amount equal to the greater of (1) North Penn Bank’s retained earnings of $7.7 million at September 30, 2004, the date of the latest statement of financial condition contained in the final prospectus used in the mutual holding company reorganization or (2) 53.7% of North Penn Bancorp’s total stockholders’ equity as reflected in its latest statement of financial condition contained in the final prospectus utilized in the offering. As of the date of this prospectus, the initial balance of the liquidation account would be approximately $7.7 million. Each eligible account holder and supplemental eligible account holder, if he or she were to continue to maintain his or her deposit account at North Penn Bank, would be entitled, upon a complete liquidation of North Penn Bank after the conversion and offering, to an interest in the liquidation account before any payment to New North Penn Bancorp as the sole shareholder of North Penn Bank. Each eligible account holder and supplemental eligible account holder would have an initial interest in such liquidation account for each deposit account, including passbook accounts, transaction accounts such as checking accounts, money market deposit accounts and certificates of deposit, held in North Penn Bank at the close of business on December 31, 2005 or June 30, 2007, as the case may be. Each eligible account holder and supplemental eligible account holder will have a pro rata interest in the total liquidation account for each of his or her deposit accounts based on the proportion that the balance of each such deposit account on the December 31, 2005 eligibility record date (or the June 30, 2007 supplemental eligibility record date, as the case may be) bore to the balance of all deposit accounts in North Penn Bank on such date.

If, however, on any December 31 annual closing date of North Penn Bank, commencing December 31, 2007, the amount in any deposit account is less than the amount in such deposit account on December 31, 2005 or June 30, 2007, as the case may be, or any other annual closing date, then the interest in the liquidation account relating to such deposit account would be reduced by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account. Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders are satisfied would be distributed to New North Penn Bancorp as the sole shareholder of North Penn Bank.

No merger, consolidation, bulk purchase of assets with assumptions of statement accounts and other liabilities or similar transactions with another federally insured institution in which North Penn Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.

Subscription Offering and Subscription Rights

Under the plan of conversion, we have granted rights to subscribe for our common stock to the following persons in the following order of priority:

1.	Persons with deposits in North Penn Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on December 31, 2005 (“eligible account holders”).

2.	Our employee stock ownership plan.

3.	Persons with qualifying deposits in North Penn Bank as of the close of business on June 30, 2007 (“supplemental eligible account holders”), other than our officers, directors and their associates.

4.	Depositors of North Penn Bank as of the close of business on July 31, 2007, who are not eligible or supplemental eligible account holders (“other depositors”).

The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion.

Purchase of Shares

Eligible depositors of North Penn Bank have priority subscription rights allowing them to purchase common stock in the subscription offering. Shares not purchased in the subscription offering may be available for sale to the public in a direct community offering. You, as a shareholder of record on the record date, will be given a preference in the direct community offering after natural persons residing in Lackawanna and Monroe Counties, Pennsylvania. For more information regarding the purchase of shares of common stock of New North Penn Bancorp you may also call our Stock Information Center at (800) 210-1643, Monday through Friday, between 9:00 a.m. and 4:00 p.m., Eastern time. The Stock Information Center will be closed on weekends and bank holidays.

Marketing Arrangements

To assist in the marketing of our common stock, we have retained Stifel, Nicolaus & Company, Incorporated, which is a broker-dealer registered with the National Association of Securities Dealers, Inc. Stifel, Nicolaus & Company, Incorporated will assist us in the offering by:

•	Acting as our financial advisor for the offering;

•	Providing administrative services and managing the Stock Information Center;

•	Educating our employees about the offering;

•	Targeting our sales efforts, including assisting in the preparation of marketing materials; and

•	Soliciting orders for common stock; and

•	Soliciting proxy votes of North Penn Bank’s voting depositors.

For these services, Stifel, Nicolaus & Company, Incorporated will receive a fee equal to the greater of $160,000 or 1.0% of the aggregate purchase price of the shares sold in the subscription and direct community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by officers, directors and employees or members of their immediate families. In the event that Stifel, Nicolaus & Company, Incorporated sells common stock through a group of broker-dealers in a syndicated community offering, it will be paid a fee equal to 1.0% of the dollar amount of total shares sold in the syndicated community offering, which fee along with the fee payable to selected dealers (which may include Stifel, Nicolaus & Company, Incorporated for the shares it sells) for the shares they sell shall not exceed 6.0% of the aggregate dollar amount of shares sold in the syndicated community offering. In the subscription and direct community offerings, Stifel, Nicolaus & Company, Incorporated will also be reimbursed for its allocable expenses in an amount not to exceed $15,000 and for its legal fees in an amount not to exceed $35,000 unless there is a material delay in the offerings in which case such limitation on expenses and legal fees may be increased by an amount not to exceed $20,000. In the event that there is a resolicitation of subscribers, Stifel, Nicolaus & Company, Incorporated may be required to provide significant additional services for which they may charge an additional administrative fee.

We will indemnify Stifel, Nicolaus & Company, Incorporated against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933, as amended.

How We Determined the Offering Range and the $10.00 Purchase Price

Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma market value as converted (i.e., taking into account the expected receipt of proceeds from the sale of securities in the offering), as determined by an independent appraisal. We have retained RP Financial, LC., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. RP Financial will receive fees totaling $27,000 for its appraisal report, plus $3,000 for each appraisal update (of which there will be at least one) and reasonable out-of-pocket expenses. We have agreed to indemnify RP Financial under certain circumstances against liabilities and expenses, including legal fees, arising out of, related to, or based upon the offering. RP Financial has not received any other compensation from us in the past two years.

RP Financial prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, RP Financial undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, RP Financial reviewed our conversion application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, RP Financial visited our facilities and had discussions with our management. RP Financial did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on RP Financial in connection with its appraisal.

In connection with its appraisal, RP Financial reviewed the following factors, among others:

•	the economic make-up of our primary market area;

•	our financial performance and condition in relation to publicly traded, fully converted financial institution holding companies that RP Financial deemed comparable to us;

•	the specific terms of the offering of our common stock;

•	the pro forma impact of the additional capital raised in the offering;

•	our proposed dividend policy;

•	conditions of securities markets in general; and

•	the market for thrift institution common stock in particular.

RP Financial’s independent valuation also utilized certain assumptions as to the pro forma earnings of New North Penn Bancorp after the offering. These assumptions included estimated expenses, an assumed after-tax rate of return on the net offering proceeds, and expenses related to the stock-based benefit plans of New North Penn Bancorp, including the employee stock ownership plan and the new equity incentive plan. The employee stock ownership plan and new equity incentive plan are assumed to purchase 8.0% and 4.0%, respectively, of the shares of New North Penn Bancorp common stock sold in the offering. The new equity incentive plan is assumed to grant options to purchase the equivalent of 10.0% of the shares of New North Penn Bancorp common stock sold in the offering. See “Pro Forma Data” for additional information concerning these assumptions. The use of different assumptions may yield different results.

Consistent with Office of Thrift Supervision appraisal guidelines, the independent appraisal applied three primary methodologies to estimate the pro forma market value of our common stock: the pro forma price-to-book value approach applied to both reported book value and tangible book value; the pro forma price-to-earnings approach applied to reported and estimated core earnings; and the pro forma price-to-assets approach. The market value ratios applied in the three methodologies were based upon the current market valuations of a peer group of companies considered by RP Financial to be comparable to us, subject to valuation adjustments applied by RP Financial to account for differences between North Penn Bancorp and the peer group. The peer group is comprised of publicly-traded thrifts all selected based on asset size, market area and operating strategy. In preparing its appraisal, RP Financial placed emphasis on the price-to-earnings and the price-to-book approaches and placed lesser emphasis on the price-to-assets approaches in estimating pro forma market value. The peer group consisted of ten publicly traded, fully converted, financial institution holding companies based in the mid-Atlantic region of the United States. The peer group included companies with:

•	average assets of $448 million;

•	average nonperforming assets of 0.30% of total assets;

•	average loans of 61.4% of total assets;

•	average equity of 12.5% of total assets; and

•	average core income of 0.59% of average assets.

RP Financial prepared a valuation dated July 20, 2007. RP Financial has advised us that, as of July 20, 2007, the estimated pro forma market value, or valuation range, of our common stock, including shares sold in the offering and exchange shares, ranged from a minimum of $15.8 million to a maximum of $21.4 million, with a midpoint of $18.6 million. The aggregate offering price of the shares of common stock will be equal to the valuation range multiplied by the 53.7% ownership interest that North Penn Mutual Holding Company has in North Penn Bancorp. The number of shares offered will be equal to the aggregate offering price divided by the price per share. Based on the valuation range, the percentage of North Penn Bancorp common stock owned by North Penn Mutual Holding Company and the $10.00 price per share, the minimum of the offering range is 850,000 shares, the midpoint of the offering range is 1,000,000 shares, the maximum of the offering range is 1,150,000 shares and 15% above the maximum of the offering range is 1,322,500 shares. RP Financial will update its independent valuation before we complete our offering.

The following table presents a summary of selected pricing ratios for the peer group companies and for all publicly traded thrifts and the resulting pricing ratios for New North Penn Bancorp reflecting the pro forma impact of the offering, as calculated in the table in the section of this prospectus entitled “Pro Forma Data.” Compared to the average pricing ratios of the peer group, North Penn Bancorp’s pro forma pricing ratios at the maximum of the offering range indicated a premium of 135% on a price-to-earnings basis, a discount of 21% on a price-to-book value basis and a discount of 22% on a price-to-tangible book value basis.

	Price to Earnings Multiple (1)		Price to Book Value Ratio (1)	Price to Tangible Book Value Ratio (1)
New North Penn Bancorp (pro forma) (2):
Minimum	31.25	x	78.99%	78.99%
Midpoint	35.71	x	87.18%	87.18%
Maximum	41.67	x	94.43%	94.43%
Maximum, as adjusted	41.67	x	101.83%	101.83%
Peer group companies as of July 20, 2007 (3):
Average	17.75	x	119.41%	121.51%
Median	15.65	x	123.95%	123.95%
All fully-converted, publicly-traded thrifts as of July 20, 2007(3):
Average	20.19	x	131.03%	148.58%
Median	17.73	x	124.30%	139.26%

(1)	Earnings multiples calculated by RP Financial in its appraisal report are based on an estimate of core, or recurring, earnings for the twelve months ended June 30, 2007, total pro forma outstanding shares of common stock, including all shares owned by our employee stock ownership plan, whether or not allocated to participants, and equal 39.45x, 44.40x, 48.93x and 53.70x, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. Book value and tangible book value ratios calculated by RP Financial in its appraisal report are based on book value and tangible book value at June 30, 2007 and equal 79.09%, 87.28%, 94.52% and 101.87%, respectively, at the minimum, midpoint, maximum and adjusted maximum of the offering range. The amounts included in the pro forma financial information included under “Pro Forma Data” are based on financial data for North Penn Bancorp as of or for the three months ended March 31, 2007 and the year ended December 31, 2006, which is a different basis than that used in RP Financial’s appraisal report.

(2)	Based on North Penn Bancorp financial data as of and for the three months ended March 31, 2007. Price-to-earnings multiples for New North Penn Bancorp are shown on an annualized basis.

(3)	Based on earnings for the twelve months ended March 31, 2007 and book value and tangible book value as of March 31, 2007.

Our board of directors reviewed RP Financial’s appraisal report, including the methodology and the assumptions used by RP Financial, and determined that the offering range was reasonable and adequate. Our board of directors has decided to offer the shares for a price of $10.00 per share. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering. Our board of directors also established the formula for determining the exchange ratio. Based upon such formula and the offering range, the exchange ratio ranged from a minimum of 1.0920 to a maximum of 1.4774 shares of New North Penn Bancorp common stock for each current share of North Penn Bancorp common stock, with a midpoint of 1.2847. Based upon this exchange ratio, we expect to issue between 731,631 and 989,854 shares of New North Penn Bancorp common stock to the holders of North Penn Bancorp common stock outstanding immediately prior to the completion of the conversion and offering.

Our board of directors considered the appraisal when recommending that shareholders and depositors approve the plan of conversion. However, our board of directors makes no recommendation of any kind as to the advisability of purchasing shares of common stock.

Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, RP Financial, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, RP Financial determines that our pro forma market value has increased, we may sell up to 1,322,500 shares without any further notice to you.

No shares will be sold unless RP Financial confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, a new offering range and/or price per share may be set, in which case all funds would be promptly returned and all subscribers would be given the opportunity to place a new order. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released. If RP Financial establishes a new valuation range, it must be approved by the Office of Thrift Supervision.

In formulating its appraisal, RP Financial relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. RP Financial also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While RP Financial believes this information to be reliable, RP Financial does not guarantee the accuracy or completeness of the information and did not independently verify the financial statements and other data provided by us or independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.

Copies of the appraisal report of RP Financial, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”

Delivery of Certificates

After completion of the conversion, each holder of a certificate(s) evidencing shares of North Penn Bancorp common stock (other than North Penn Mutual Holding Company), upon surrender of the certificate to our transfer agent, which is anticipated to serve as the exchange agent for the conversion, will receive a certificate(s) representing the number of full shares of New North Penn Bancorp common stock into which the holder’s shares have been converted based on the exchange ratio. Promptly following the consummation of the conversion, the exchange agent will mail to each such holder of record of an outstanding certificate evidencing shares of North Penn Bancorp common stock a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate shall pass, only upon delivery of such certificate to the exchange agent) advising such holder of the terms of the exchange and of the procedure for surrendering to the exchange agent such certificate in exchange for a certificate(s) evidencing New North Penn Bancorp common stock. North Penn Bancorp shareholders should not forward their certificates to North Penn Bancorp or the exchange agent until they have received the transmittal letter. If you hold shares of North Penn Bancorp common stock in street name, your account should automatically be credited with shares of New North Penn Bancorp common stock following consummation of the conversion. No transmittal forms will be mailed relating to shares held in street name.

We will not issue any fractional shares of New North Penn Bancorp common stock. For each fractional share that would otherwise be issued as a result of the exchange of New North Penn Bancorp common stock for North Penn Bancorp common stock, we will pay an amount equal to the product obtained by multiplying the fractional share interest to which the former North Penn Bancorp shareholder would otherwise be entitled by $10.00. Payment for fractional shares will be made as soon as practicable after receipt by the exchange agent of surrendered North Penn Bancorp stock certificates. If you hold shares of North Penn Bancorp common stock in street name, your account should automatically be credited with cash in lieu of fractional shares.

No holder of a certificate representing shares of North Penn Bancorp common stock will be entitled to receive any dividends on New North Penn Bancorp common stock until the certificate representing such holder’s shares of North Penn Bancorp common stock is surrendered in exchange for certificates representing shares of New North Penn Bancorp common stock. If we declare dividends after the conversion but before surrender of certificates representing shares of North Penn Bancorp common stock, dividends payable on shares of New North Penn Bancorp common stock not then issued shall accrue without interest. Any such dividends shall be paid without interest upon surrender of the certificates representing shares of North Penn Bancorp common stock. We will be entitled, after the completion of the conversion, to treat certificates representing shares of North Penn Bancorp common stock as evidencing ownership of the number of full shares of New North Penn Bancorp common stock into which the shares of North Penn Bancorp common stock represented by such certificates shall have been converted, notwithstanding the failure on the part of the holder thereof to surrender such certificates.

We will not be obligated to deliver a certificate(s) representing shares of New North Penn Bancorp common stock to which a holder of North Penn Bancorp common stock would otherwise be entitled as a result of the conversion until such holder surrenders the certificate(s) representing the shares of North Penn Bancorp common stock for exchange as provided above, or provides an appropriate affidavit of loss and indemnity agreement and/or a bond. If any certificate evidencing shares of North Penn Bancorp common stock is to be issued in a name other than that in which the certificate evidencing North Penn Bancorp common stock surrendered in exchange therefor is registered, it shall be a condition of the issuance that the certificate so surrendered shall be properly endorsed and otherwise be in proper form for transfer and that the person requesting such exchange pay to the exchange agent any transfer or other tax required by reason of the issuance of a certificate for shares of common stock in any name other than that of the registered holder of the certificate surrendered or otherwise establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Restrictions on Repurchase of Stock

Under Office of Thrift Supervision regulations, for a period of one year from the date of the completion of the conversion and offering we may not repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the conversion and offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. If any options previously granted under the 2006 Omnibus Stock Option Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion. Based on the foregoing restrictions, we anticipate that we will not repurchase any shares of our common stock in the year following completion of the conversion and offering other than to fund awards of restricted stock under our 2006 Omnibus Stock Option Plan.

Material Income Tax Consequences

Although the conversion may be effected in any manner approved by the Office of Thrift Supervision that is consistent with the purposes of the plan of conversion and applicable law, regulations and policies, it is intended that the conversion will be effected through various mergers. Completion of the conversion and offering is conditioned upon prior receipt of either a ruling or an opinion of counsel with respect to federal tax laws, and either a ruling or an opinion with respect to Pennsylvania tax laws, that no gain or loss will be recognized by North Penn Bank, North Penn Bancorp or North Penn Mutual Holding Company as a result of the conversion or by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinions summarized below address all material federal income tax consequences that are generally applicable to North Penn Bank, North Penn Bancorp, North Penn Mutual Holding Company, New North Penn Bancorp, persons receiving subscription rights and shareholders of North Penn Bancorp.

Muldoon Murphy & Aguggia LLP has issued an opinion to North Penn Bancorp, North Penn Mutual Holding Company and New North Penn Bancorp that, for federal income tax purposes:

1.	the adoption of a federal charter by North Penn Mutual Holding Company through the merger with and into a federal mutual holding company will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by the North Penn Mutual Holding Company or the interim federal mutual holding company by reason of such merger;

2.	adoption of a federal charter by North Penn Bancorp through the merger with and into a federal mid-tier holding company will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by the Mid-Tier Holding Company or the interim federal mid-tier holding company by reason of such merger;

3.	the conversion of North Penn Mutual Holding Company from mutual form to a federal interim stock savings association (“interim association 1”) will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by North Penn Mutual Holding Company by reason of such conversion;

4.	the merger of interim association 1 with and into North Penn Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by North Penn Mutual Holding Company or North Penn Bank by reason of such merger;

5.	the conversion of North Penn Bancorp to a federal interim stock savings association (“interim association 2”) will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by North Penn Bancorp by reason of such conversion;

6.	the merger of interim association 2 with and into North Penn Bank will qualify as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and no gain or loss will be recognized by North Penn Bancorp or North Penn Bank by reason of such merger;

7.	the merger of an interim federal stock savings association formed as a wholly owned subsidiary of New North Penn Bancorp (“interim association 3”) with and into North Penn Bank (the “bank merger”) will qualify either as a reorganization within the meaning of Section 368(a)(2)(E) of the Internal Revenue Code or as an exchange under Section 351 of the Internal Revenue Code, and no gain or loss will be recognized by interim association 3, North Penn Bank or New North Penn Bancorp by reason of the bank merger;

8.	no gain or loss will be recognized by the current shareholders of North Penn Bancorp upon the receipt of shares of common stock of New North Penn Bancorp pursuant to the bank merger, except to the extent of any cash received in lieu of a fractional share interest in New North Penn Bancorp;

9.	the aggregate tax basis of the shares of New North Penn Bancorp common stock to be received by the current shareholders of North Penn Bancorp will be the same as the aggregate tax basis of the North Penn Bancorp common stock surrendered in exchange therefore reduced by any amount allocable to a fractional share interest in North Penn Bancorp for which cash is received;

10.	the holding period of the shares of New North Penn Bancorp common stock to be received by the current shareholders of North Penn Bancorp will include the holding period of the shares of North Penn Bancorp common stock, provided that North Penn Bancorp common stock was held as a capital asset on the date of the bank merger;

11.	a holder of shares of North Penn Bancorp common stock who receives cash in lieu of a fractional share of New North Penn Bancorp common stock will recognize gain or loss equal to the difference between the amount of cash received and the portion of such holder’s tax basis of the shares of North Penn Bancorp allocable to the fractional share; such gain or loss will be capital gain or loss if such shares were held as a capital asset as of the date of the bank merger, and will be long-term capital gain or loss if such holder’s holding period in the shares of North Penn Bancorp common stock is more than one year on the date of the bank merger;

12.	no gain or loss will be recognized by New North Penn Bancorp upon the sale of shares of common stock in the offering;

13.	no gain or loss will be recognized by depositors of North Penn Bank upon the issuance to them of interests in the liquidation account in North Penn Bank pursuant to the merger of interim association 3 into North Penn Bank;

14.	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of New North Penn Bancorp to be issued to eligible account holders, supplemental eligible account holders and other depositors is zero and, accordingly, that no income will be recognized by eligible account holders, supplemental eligible account holders and other depositors upon the issuance to them of the subscription rights or upon the exercise of the subscription rights;

15.	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the offering.

The statements set forth in paragraphs (14) and (15) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.

McGrail Merkel Quinn & Associates has issued an opinion to us to the effect that, more likely than not, the income tax consequences under Pennsylvania law of the conversion are not materially different than for federal tax purposes.

Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.

The opinions of Muldoon Murphy & Aguggia LLP and McGrail Merkel Quinn & Associates are filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”

Accounting Consequences

The conversion will be accounted for at historical cost in accordance with accounting principles generally accepted in the United States. Accordingly, the carrying value of the assets, liabilities, and capital of North Penn Bank, North Penn Bancorp and North Penn Mutual Holding Company will be unaffected by the conversion and will be reflected in our consolidated financial statements based on their historical amounts.

Interpretation, Amendment and Termination

All interpretations of the plan of conversion by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable by the board of directors, the plan of conversion may be substantively amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the submission of proxy materials to the depositors of North Penn Bank and shareholders of North Penn Bancorp. Amendment of the plan of conversion thereafter requires a majority vote of the board of directors, with the concurrence of the Office of Thrift Supervision. The plan of conversion may be terminated by a majority vote of the board of directors at any time prior to the earlier of the date of the special meeting of shareholders and the date of the special meeting of depositors of North Penn Bank, and may be terminated by the board of directors at any time thereafter with the concurrence of the Office of Thrift Supervision. The plan of conversion will terminate if the conversion and offering are not completed within 24 months from the date on which the depositors of North Penn Bank approve the plan of conversion, and may not be extended by us or the Office of Thrift Supervision.

Use of Proceeds

The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at North Penn Bank will reduce North Penn Bank’s deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		15% Above Maximum of Offering Range
(Dollars in thousands)	850,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,000,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,150,000 Shares at $10.00 Per Share	Percent of Net Proceeds	1,322,500 Shares at $10.00 Per Share	Percent of Net Proceeds
Offering proceeds	$8,500		$10,000		$11,500		$13,225
Less: offering expenses	810		810		810		810

Net offering proceeds	7,690	100.0%	9,190	100.0%	10,690	100.0%	12,415	100.0%
Less:
Proceeds contributed to North Penn Bank	3,845	50.0	4,595	50.0	5,345	50.0	6,208	50.0
Proceeds used for loan to employee stock ownership plan	680	8.8	800	8.7	920	8.6	1,058	8.5

Proceeds remaining for New North Penn Bancorp	$3,165	41.2%	$3,795	41.3%	$4,425	41.4%	$5,149	41.5%

(1)	Does not include $209,000 of assets to be received from North Penn Mutual Holding Company.

We intend to invest the proceeds retained from the offering at New North Penn Bancorp in short-term, liquid investments, such as U.S. treasury and government agency securities, mortgage-backed securities and cash and cash equivalents, in order to supplement the interest income of North Penn Bank and increase consolidated interest income. The actual amounts to be invested in different instruments will depend on the interest rate environment and New North Penn Bancorp’s liquidity requirements. In the future, New North Penn Bancorp may liquidate its investments and use those funds:

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, New North Penn Bancorp may not repurchase shares of its common stock during the first year following completion of the conversion and offering, except to fund equity benefit plans other than stock options or, with prior regulatory approval, when extraordinary circumstances exist. For a discussion of our dividend policy and regulatory matters relating to the payment of dividends, see “Our Dividend Policy.”

North Penn Bank initially intends to invest the proceeds it receives from the offering, which is shown in the table above as the amount contributed to North Penn Bank, in short-term, liquid investments. Over time, North Penn Bank may use the proceeds that it receives from the offering:

•	to fund new loans;

•	to repay outstanding Federal Home Loan Bank advances;

•	to invest in securities;

•	to finance the possible expansion of its business activities, including developing new branch locations; and

•	for general corporate purposes.

We may need regulatory approvals to engage in some of the activities listed above.

We currently do not have any specific plans for any expansion or diversification activities, including adding branch locations or acquiring other financial institutions. Consequently, we currently anticipate that the proceeds of the offering contributed to North Penn Bank initially will be used to fund new loans. We expect that much of the loan growth will occur in our commercial real estate portfolio, which we have emphasized in recent periods, but we have not allocated specific dollar amounts to any particular area of our portfolio. The amount of time that it will take to deploy the proceeds of the offering into loans will depend primarily on the level of loan demand. In the absence of loan demand, we anticipate that we will use a portion of the proceeds contributed to North Penn Bank to repay outstanding overnight advances from the Federal Home Loan Bank.

Except as described above, neither New North Penn Bancorp nor North Penn Bank has any specific plans for the investment of the proceeds of the offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “Propsal 1—Approval of the Plan of Conversion.”

Our Dividend Policy

North Penn Bancorp currently pays a cash dividend of $0.03 per quarter, which equals $0.12 per share on an annualized basis. After the conversion and offering, we intend to continue to pay cash dividends on a quarterly basis. We currently expect that the level of cash dividends per share after the conversion and offering will be substantially consistent with the current amount of dividends per share paid by North Penn Bancorp on its common stock as adjusted for the exchange ratio. For example, based on the current quarterly cash dividend of $0.03 per share and an assumed exchange ratio of 1.4774 at the maximum of the offering range, the cash dividend, if paid, would be approximately $0.02 per share. However, in determining the amount of any dividends, the board of directors will take into account New North Penn Bancorp’s financial condition and results of operations, tax considerations, capital requirements and alternative uses for capital, industry standards and economic conditions. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.

New North Penn Bancorp is subject to Pennsylvania law, which generally permits a corporation to pay dividends on its common stock unless, after giving effect to the dividend, the corporation would be unable to pay its debts as they become due in the usual course of its business or the total assets of the corporation would be less than the sum of its liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

New North Penn Bancorp will not be subject to regulatory restrictions on the payment of dividends. However, New North Penn Bancorp’s ability to pay dividends may depend, in part, upon its receipt of dividends from North Penn Bank because New North Penn Bancorp initially will have no source of income other than earnings from the investment of the net proceeds from the offering that it retains. Pursuant to Office of Thrift Supervision regulations, New North Penn Bancorp may not make a distribution that would constitute a return of capital during the three years following the completion of the conversion and offering.

Any payment of dividends by North Penn Bank to New North Penn Bancorp that would be deemed to be drawn out of North Penn Bank’s bad debt reserves would require the payment of federal income taxes by North Penn Bank at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation—Federal Income Taxation” and note 12 of the notes to consolidated financial statements included elsewhere in this prospectus. New North Penn Bancorp does not contemplate any distribution by North Penn Bank that would result in this type of tax liability.

Market for the Common Stock

The common stock of North Penn Bancorp is currently quoted on the OTC Bulletin Board under the symbol “NPEN.” Due to the small number of shareholders and shares outstanding, trading in shares of North Penn Bancorp common stock is limited. Following the completion of the conversion and offering, we intend to have the common stock of New North Penn Bancorp quoted on the OTC Bulletin Board. Stifel, Nicolaus & Company Incorporated is currently a market maker in North Penn Bancorp’s common stock and intends to be a market maker in New North Penn Bancorp’s common stock following the conversion and offering, but is under no obligation to do so. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. The increased number of shareholders and shares outstanding resulting from the conversion and offering is expected to increase the liquidity for New North Penn Bancorp common stock compared to the liquidity for North Penn Bancorp common stock.

The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The OTC Bulletin Board generally provides more limited liquidity than a stock exchange. There are no specialists for companies quoted on the OTC Bulletin Board that are required to buy the company’s stock, market makers may discontinue making a market at any time, and there is limited trading and low trading volume for many companies listed on the OTC Bulletin Board. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there are risks involved in their investment and that there may be a limited trading market in the common stock and that the common stock should not be considered a short-term investment.

The following table sets forth high and low sales prices for North Penn Bancorp’s common stock and dividends paid per share for the periods indicated.

	High	Low	Dividend Paid Per Share
Year Ending December 31, 2007:
Third Quarter (through July 31, 2007)	$14.01	$13.30	$0.03
Second Quarter	15.30	13.95	0.03
First Quarter	15.50	11.05	0.03
Year Ended December 31, 2006:
Fourth Quarter	12.20	11.24	0.03
Third Quarter	11.75	10.90	0.03
Second Quarter	11.75	10.40	0.03
First Quarter	11.00	10.25	0.03
Year Ended December 31, 2005:
Fourth Quarter	11.50	10.10	0.03
Third Quarter	10.25	10.04	—
Second Quarter	11.00	10.04	—

At July 31, 2007, North Penn Bancorp had approximately 315 shareholders of record, not including those who hold shares in “street name.” On the effective date of the conversion, all publicly held shares of North Penn Bancorp common stock, including shares held by our officers and directors, will be converted automatically into and become the right to receive a number of shares of New North Penn Bancorp common stock determined pursuant to the exchange ratio. See “Proposal 1—Approval of the Plan of Conversion—Share Exchange Ratio.” Options to purchase shares of North Penn Bancorp common stock will be converted into options to purchase a number of shares of New North Penn Bancorp common stock adjusted pursuant to the exchange ratio, for the same aggregate exercise price.

Capitalization

The following table presents the historical capitalization of North Penn Bancorp at March 31, 2007 and the capitalization of New North Penn Bancorp reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 850,000 shares to complete the offering.

(In thousands)	At March 31, 2007	Pro Forma Capitalization Based Upon the Sale of
		Minimum of Offering Range 850,000 Shares at $10.00 Per Share	Midpoint of Offering Range 1,000,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,150,000 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,322,500 Shares at $10.00 Per Share
Deposits (1)	$86,829	$86,829	$86,829	$86,829	$86,829
Borrowings	20,451	20,451	20,451	20,451	20,451

Total deposits and borrowed funds	$107,280	$107,280	$107,280	$107,280	$107,280

Stockholders’ equity:
Preferred stock:
20,000,000 shares, no par value, authorized; none issued or outstanding	$—	$—	$—	$—	$—
Common stock:
80,000,000 shares, $0.10 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	144	158	186	214	246
Additional paid-in capital	5,878	13,554	15,026	16,498	18,191
Retained earnings (3)	7,675	7,675	7,675	7,675	7,675
Mutual holding company capital consolidation	—	209	209	209	209
Accumulated other comprehensive loss	(98)	(98)	(98)	(98)	(98)
Less:
Common stock held by employee stock ownership plan (4)	(460)	(1,140)	(1,260)	(1,380)	(1,518)
Common stock to be acquired by equity incentive plan (5)	—	(340)	(400)	(460)	(529)

Total stockholders’ equity	$13,139	$20,018	$21,338	$22,658	$24,176

Total stockholders’ equity as a percentage of total assets	10.84%	15.65%	16.51%	17.36%	18.31%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 1,581,631, 1,860,743, 2,139,854 and 2,460,832 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Assumes that 8.0% of the common stock sold in the offering will be acquired by the employee stock ownership plan in the offering with funds borrowed from New North Penn Bancorp. Under U.S. generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and, accordingly, is reflected as a reduction of capital. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from New North Penn Bancorp, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of New North Penn Bancorp. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(5)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4.0% of the shares of common stock sold in the offering. The shares are reflected as a reduction of stockholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors—Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management—Benefit Plans—Future Equity Incentive Plan.”

Regulatory Capital Compliance

At March 31, 2007, North Penn Bank exceeded all regulatory capital requirements. The following table presents North Penn Bank’s capital position relative to its regulatory capital requirements at March 31, 2007, on a historical and a pro forma basis. The table reflects receipt by North Penn Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan has been deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Federal Deposit Insurance Corporation. For a discussion of the capital standards applicable to North Penn Bank, see “Regulation and Supervision—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at March 31, 2007
	Historical at March 31, 2007		Minimum of Offering Range 850,000 Shares at $10.00 Per Share		Midpoint of Offering Range 1,000,000 Shares at $10.00 Per Share		Maximum of Offering Range 1,150,000 Shares at $10.00 Per Share		15% Above Maximum of Offering Range 1,322,500 Shares At $10.00 Per Share
(Dollars in thousands)	Amount	Percent of Assets (1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
Total equity under generally accepted accounting principles	$11,225	9.37%	$14,599	11.79%	$15,229	12.22%	$15,859	12.65%	$16,584	13.14%

Tier 1 leverage capital:
Actual(2)	$11,296	9.49%	$14,670	11.92%	$15,300	12.35%	$15,930	12.78%	$16,655	13.27%
Requirement	4,762	4.00	4,924	4.00	4,954	4.00	4,984	4.00	5,019	4.00

Excess	$6,534	5.49%	$9,746	7.92%	$10,346	8.35%	$10,946	8.78%	$11,636	9.27%

Tier 1 risk-based capital:
Actual	$11,296	12.00%	$14,670	15.45%	$15,300	16.09%	$15,930	16.73%	$16,655	17.46%
Requirement	3,765	4.00	3,798	4.00	3,804	4.00	3,810	4.00	3,817	4.00

Excess	$7,531	8.00%	$10,872	11.45%	$11,496	12.09%	$12,120	12.73%	$12,838	13.46%

Total risk-based capital:
Actual (3)	$12,447	13.22%	$15,821	16.66%	$16,451	17.30%	$17,081	17.93%	$17,806	18.66%
Requirement	7,530	8.00	7,595	8.00	7,607	8.00	7,619	8.00	7,633	8.00

Excess	$4,917	5.22%	$8,226	8.66%	$8,844	9.30%	$9,462	9.93%	$10,172	10.66%

Reconciliation of capital contributed to North Penn Bank:
Net proceeds contributed to North Penn Bank			$4,054		$4,804		$5,554		$6,417
Less common stock acquired by ESOP			(680)		(800)		(920)		(1,058)

Pro forma increase in GAAP and regulatory capital			$3,374		$4,004		$4,634		$5,359

(1)	Tier 1 leverage capital level is shown as a percentage of average assets of $119,045,000. Risk-based capital levels are shown as a percentage of risk-weighted assets of $94,130,000.

(2)	Net unrealized losses on available-for-sale securities and disallowed servicing assets account for the difference between capital calculated under generally accepted accounting principles and Tier 1 leverage capital. See note 18 of the notes to the consolidated financial statements for additional information.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data

The following tables show information about our net income and stockholders’ equity reflecting the conversion and offering. The information provided illustrates our pro forma net income and stockholders’ equity based on the sale of common stock at the minimum, the midpoint, the maximum and 15% above the maximum of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:

•	All shares of common stock will be sold in the subscription and direct community offerings;

•

Our employee stock ownership plan will purchase a number of shares equal to 8.0% of the shares sold in the offering with a loan from New North Penn Bancorp that will be repaid in equal installments over 20 years;

•

Stifel, Nicolaus & Company, Incorporated will receive a fee equal to the greater of $160,000 or 1.0% of the aggregate purchase price of the shares sold in the subscription and direct community offerings, except that no fee will be paid with respect to shares purchased by the employee stock ownership plan or by our officers, directors and employees or members of their immediate families; and

•	Total expenses of the offering, excluding fees paid to Stifel, Nicolaus & Company, Incorporated, will be approximately $650,000.

Actual expenses may vary from this estimate, and the amount of fees paid will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares (which would increase offering expenses), and other factors.

Pro forma net income for the three months ended March 31, 2007 and the year ended December 31, 2006 has been calculated as if the offering were completed at the beginning of each period, and the net proceeds had been invested at 4.90% which represents the one-year treasury rate. We believe that the one-year treasury rate represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.

A pro forma after-tax return of 2.89% is used for the three months ended March 31, 2007 and the year ended December 31, 2006, after giving effect to a combined federal and state income tax rate of 41.0%. The actual rate experienced by New North Penn Bancorp may vary. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.

When reviewing the following tables you should consider the following:

•

The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if RP Financial increases its appraisal to reflect the results of the offering, changes in our financial condition or results of operations, or changes in market conditions after the offering begins. See “Proposal 1—Approval of the Plan of Conversion—How We Determined the Offering Range and the $10.00 Purchase Price.”

•

Since funds on deposit at North Penn Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•

Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma stockholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•

Pro forma stockholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of North Penn Bank’s special bad debt reserves for income tax purposes or liquidation accounts, which would be required in the unlikely event of liquidation. See “Federal and State Taxation.”

•	The amounts shown as pro forma stockholders’ equity per share do not represent possible future price appreciation of our common stock.

The following pro forma data, which are based on North Penn Bancorp’s equity at March 31, 2007 and December 31, 2006, and net income for the three months ended March 31, 2007 and the year ended December 31, 2006, may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data rely exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data do not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we were to be liquidated after the conversion.

We are offering our common stock on a best efforts basis. We must sell a minimum of 850,000 shares to complete the offering.

At or For the Three Months Ended March 31, 2007

(Dollars in thousands, except per share amounts)	Minimum of Offering Range 850,000 Shares at $10.00 Per Share	Midpoint of Offering Range 1,000,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,150,000 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,322,500 Shares at $10.00 Per Share
Gross proceeds	$8,500	$10,000	$11,500	$13,225
Plus: Shares issued in exchange for shares of North Penn Bancorp	7,316	8,607	9,899	11,383

Proforma market capitalization	$15,816	$18,607	$21,399	$24,608

Gross proceeds	$8,500	$10,000	$11,500	$13,225
Less: estimated expenses	810	810	810	810

Estimated net proceeds	7,690	9,190	10,690	12,415
Less: common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Less: common stock to be acquired by equity incentive plan (2)	(340)	(400)	(460)	(529)
Assets received from mutual holding company	209	209	209	209

Net investable proceeds	$6,879	$8,199	$9,519	$11,037

Pro Forma Net Income:
Pro forma net income (3):
Historical	$95	$95	$95	$95
Pro forma income on net investable proceeds	50	59	69	80
Less: pro forma employee stock ownership plan adjustments (1)	(5)	(6)	(7)	(8)
Less: pro forma restricted stock award expense (2)	(10)	(12)	(14)	(16)
Less: pro forma stock option expense (3)	(13)	(16)	(18)	(21)

Pro forma net income	$117	$120	$125	$130

Pro forma net income per share (3):
Historical	$0.07	$0.06	$0.05	$0.04
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.04
Less: pro forma employee stock ownership plan adjustments (1)	(0.00)	(0.00)	(0.00)	(0.00)
Less: pro forma restricted stock award expense (2)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma stock option expense (3)	(0.01)	(0.01)	(0.01)	(0.01)

Pro forma net income per share	$0.08	$0.07	$0.06	$0.06

Offering price as a multiple of pro forma net income per share (annualized)	31.25	x	35.71	x	41.67	x	41.67	x
Number of shares used to calculate pro forma net income per share (4)	1,460,027	1,717,680	1,975,331	2,271,630
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$13,139	$13,139	$13,139	$13,139
Assets received from mutual holding company	209	209	209	209
Estimated net proceeds	7,690	9,190	10,690	12,415
Less: common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Less: common stock to be acquired by equity incentive plan (2)	(340)	(400)	(460)	(529)

Pro forma stockholders’ equity	$20,018	$21,338	$22,658	$24,176

Pro forma stockholders’ equity per share:
Historical	$8.31	$7.06	$6.14	$5.34
Assets received from mutual holding company	0.13	0.11	0.10	0.08
Estimated net proceeds	4.86	4.94	4.99	5.04
Less: common stock acquired by employee stock ownership plan (1)	(0.43)	(0.43)	(0.43)	(0.43)
Less: common stock to be acquired by equity incentive plan (2)	(0.21)	(0.21)	(0.21)	(0.21)

Pro forma stockholders’ equity per share	$12.66	$11.47	$10.59	$9.82

Offering price as a percentage of pro forma stockholders’ equity per share	78.99%	87.18%	94.43%	101.83%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	1,581,631	1,860,743	2,139,854	2,460,832

(footnotes on page 49)

At or For the Year Ended December 31, 2006

(Dollars in thousands, except per share amounts)	Minimum of Offering Range 850,000 Shares at $10.00 Per Share	Midpoint of Offering Range 1,000,000 Shares at $10.00 Per Share	Maximum of Offering Range 1,150,000 Shares at $10.00 Per Share	15% Above Maximum of Offering Range 1,322,500 Shares at $10.00 Per Share
Gross proceeds	$8,500	$10,000	$11,500	$13,225
Plus: Shares issued in exchange for shares of North Penn Bancorp	7,316	8,607	9,899	11,383

Proforma market capitalization	$15,816	$18,607	$21,399	$24,608

Gross proceeds	$8,500	$10,000	$11,500	$13,225
Less: estimated expenses	810	810	810	810

Estimated net proceeds	7,690	9,190	10,690	12,415
Less: common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Less: common stock to be acquired by equity incentive plan (2)	(340)	(400)	(460)	(529)
Assets received from mutual holding company	209	209	209	209

Net investable proceeds	$6,879	$8,199	$9,519	$11,037

Pro Forma Net Income:
Pro forma net income (3):
Historical	$315	$315	$315	$315
Pro forma income on net investable proceeds	199	237	275	319
Less: pro forma employee stock ownership plan adjustments (1)	(20)	(24)	(27)	(31)
Less: pro forma restricted stock award expense (2)	(40)	(47)	(54)	(62)
Less: pro forma stock option expense (3)	(53)	(62)	(71)	(82)

Pro forma net income	$401	$419	$438	$459

Pro forma net income per share (3):
Historical	$0.22	$0.18	$0.16	$0.14
Pro forma income on net investable proceeds	0.13	0.14	0.14	0.14
Less: pro forma employee stock ownership plan adjustments (1)	(0.01)	(0.01)	(0.01)	(0.01)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (3)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income per share	$0.27	$0.24	$0.22	$0.20

Offering price as a multiple of pro forma net income per share	37.04	x	41.67	x	45.45	x	50.00	x
Number of shares used to calculate pro forma net income per share (4)	1,457,439	1,714,636	1,971,830	2,267,604
Pro Forma Stockholders’ equity:
Pro forma stockholders’ equity (book value):
Historical	$13,126	$13,126	$13,126	$13,126
Assets received from mutual holding company	209	209	209	209
Estimated net proceeds	7,690	9,190	10,690	12,415
Less: common stock acquired by employee stock ownership plan (1)	(680)	(800)	(920)	(1,058)
Less: common stock to be acquired by equity incentive plan (2)	(340)	(400)	(460)	(529)

Pro forma stockholders’ equity	$20,005	$21,325	$22,645	$24,163

Pro forma stockholders’ equity per share:
Historical	$8.30	$7.05	$6.13	$5.33
Assets received from mutual holding company	0.13	0.11	0.10	0.08
Estimated net proceeds	4.86	4.94	4.99	5.05
Less: common stock acquired by employee stock ownership plan (1)	(0.43)	(0.43)	(0.43)	(0.43)
Less: common stock to be acquired by equity incentive plan (2)	(0.21)	(0.21)	(0.21)	(0.21)

Pro forma stockholders’ equity per share	$12.65	$11.46	$10.58	$9.82

Offering price as a percentage of pro forma stockholders’ equity per share	79.05%	87.26%	94.52%	101.83%
Number of shares used to calculate pro forma stockholders’ equity per share (4)	1,581,631	1,860,743	2,139,854	2,460,832

(footnotes on following page)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8.0% of the shares sold in the offering, (68,000, 80,000, 92,000 and 105,800 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the proceeds retained by New North Penn Bancorp. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 8.25%, and a term of 20 years. North Penn Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that New North Penn Bancorp will earn on the loan will offset a portion of the compensation expense recorded by North Penn Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and stockholders’ equity will be increased.

The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/20 of the total, based on a 20-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of the pro forma tables, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

(2)	Assumes that New North Penn Bancorp will purchase in the open market a number of shares of common stock equal to 4.0% of the shares sold in the offering, (34,000, 40,000, 46,000 and 52,900 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under a new equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at New North Penn Bancorp or with dividends paid to New North Penn Bancorp by North Penn Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 2.1%.

The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of New North Penn Bancorp common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 41%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the new equity incentive plan to be adopted following the offering. If the new equity incentive plan is approved by shareholders, a number of shares equal to 10.0% of the number of shares sold in the offering, (85,000, 100,000, 115,000 and 32,250 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. We will comply with Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment, to account for stock options issued. This standard requires compensation cost relating to share-based payment transactions be recognized in the financial statements over the period the employee is required to provide services for the award. The cost will be measured based on the fair value of the equity instruments issued. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. The weighted-average fair value of stock options granted and outstanding under North Penn Bancorp’s 2006 Omnibus Stock Option Plan is $3.86 per option. Using this value and adjusting for an exercise price of $10.00, the fair value of stock options to be granted under the new equity incentive plan has been estimated at $3.46 per option for purposes of the pro forma tables. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 41%. We plan to use the Black-Scholes option-pricing formula; however, if the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders, by approximately 5.1%.

(4)	The number of shares used to calculate pro forma net income per share is equal to the weighted average shares outstanding for the respective period (1,398,562 for the three months ended March 31, 2007 and 1,393,857 for the year ended December 31, 2006) multiplied by the exchange ratio at the minimum, midpoint, maximum, and adjusted maximum of the offering range, less the number of shares purchased by the employee stock ownership plan not committed to be released within one year following the offering as adjusted to effect a weighted average over the period. The total number of shares to be outstanding upon completion of the conversion and offering includes the number of shares sold in the offering plus the number of shares issued in exchange for outstanding shares of North Penn Bancorp common stock held by persons other than North Penn Mutual Holding Company. The number of shares used to calculate pro forma stockholders’ equity per share is equal to the total number of shares to be outstanding upon completion of the offering.

Our Business

General

North Penn Bancorp was incorporated on November 22, 2004 to become the holding company for North Penn Bank in connection with North Penn Bank’s mutual holding company reorganization and minority stock issuance, which was completed on June 1, 2005. North Penn Bancorp’s business activity is the ownership of the outstanding capital stock of North Penn Bank. New North Penn Bancorp was incorporated on May 23, 2007 to become the holding company for North Penn Bank upon completion of the conversion and offering. In the future, New North Penn Bancorp may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.

North Penn Bank was organized on February 28, 1877 as The German Building Association of Scranton. The institution eventually became North Penn Savings and Loan Association. On October 1, 2003, North Penn converted from a Pennsylvania state-chartered savings association to a Pennsylvania state-chartered savings bank and changed its name to North Penn Bank. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our market area. We attract deposits from the general public and use those funds to originate a variety of consumer and business loans.

North Penn Bank has two subsidiaries: Norpenco, Inc. and North Penn Settlement Services, LLC. Through Norpenco, we invest in equity securities of other financial institutions. North Penn Settlement Services engages in joint ventures with local title insurance companies to provide title insurance and settlement services.

Our Web site address is www.northpennbank.com. Information on our Web site should not be considered a part of this prospectus.

Market Area

We are headquartered in Scranton, Pennsylvania. In addition to our main office, we operate full-service branch offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania. Scranton and Clarks Summit are in Lackawanna County, which is part of the Scranton – Wilkes-Barre, Pennsylvania metropolitan statistical area. Located in the heart of Northeast Pennsylvania, the major metropolitan areas of Philadelphia, New York City, Northern New Jersey, Harrisburg, Pennsylvania and Syracuse, New York are within a two hour drive of Scranton. Historically, the economy of Scranton was dominated by manufacturing enterprises, and the city continues to depend heavily on the nondurable goods sector for companies such as Proctor & Gamble. However, in the last decade, several major financial and professional services corporations opened large offices locally. Since that time, there has also been a marked increase in the number of people employed in the health, education, and social services industry. Defense contractors also play an important role in the region’s diversified economy, and construction, utilities, retail trade, and government make up a large part of the economic base. Tourism is also a growing industry. According to the U.S. Census Bureau, Lackawanna County had an estimated population of approximately 210,000 people in 2006, while Scranton had an estimated population of approximately 73,000 in 2005. The population of Scranton and Lackawanna County has been slowly declining for many years, though in recent years the population has held steady or declined only slightly as the local economy has improved.

Stroudsburg and Effort are in Monroe County. Monroe County, which is on the outskirts of the New York City metropolitan area, is located in eastern Pennsylvania, situated 90 miles north of Philadelphia, 75 miles west of New York and 116 miles northeast of Harrisburg. According to the U.S. Census Bureau, Monroe County had an estimated population of approximately 166,000 people in 2006. Between 2000 and 2006, the population of Monroe County grew 19.5% making it one of the fastest growing counties in Pennsylvania. Major industries include tourism, construction and educational facilities.

According to the U.S. Department of Labor, the unemployment rate as of February 2007 was 5.0% in Lackawanna County and 4.6% in Monroe County, compared to 4.6% for the entire state and 4.5% nationwide.

Competition

We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the many financial institutions operating in our market area. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. Our competition for loans comes primarily from financial institutions in our market area and, to a lesser extent, from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from the increasing number of non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.

Several large banks operate in our market area, including PNC Bank, which has the largest deposit market share in both Lackawanna and Monroe Counties, Wachovia, M&T Bank and Citizens Bank. These institutions are significantly larger than us and, therefore, have significantly greater resources. According to data provided by the Federal Deposit Insurance Corporation, as of June 30, 2006, we had a deposit market share of 1.6% in Lackawanna County, which represented the 11th largest deposit market share out of 16 banks with offices in the county. In Monroe County, at that same date we had a deposit market share of 1.0%, which represented the 14th largest market share out of 15 banks with offices in the county.

We expect competition to remain intense in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.

Lending Activities

One- to Four-Family Residential Loans. We offer both fixed-rate and adjustable-rate mortgage loans. We offer fixed-rate mortgage loans with terms up to 40 years and adjustable-rate mortgage loans with terms up to 30 years and interest rates and payments that adjust annually after an initial fixed period of one or three years. Interest rates and payments on our adjustable-rate loans generally are adjusted to a rate equal to a percentage above the one year U.S. Treasury index. The maximum amount by which the interest rate may be increased or decreased is generally 2% per adjustment period and the lifetime interest rate cap is generally 6% over the initial interest rate of the loan. We do not offer loans with negative amortization or interest only loans and we do not engage in subprime lending. Substantially all of the residential mortgage loans that we originate conform to Fannie Mae and Freddie Mac underwriting standards and, therefore, are readily saleable in the secondary market.

We offer home equity loans with a maximum combined loan to value ratio of 75%. Home equity lines of credit have adjustable rates of interest that are indexed to the Prime Rate as published by The Wall Street Journal. Home equity loans have fixed interest rates and terms that typically range from five to 10 years.

Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to the interest rates and loan fees for adjustable-rate loans. The relative amount of fixed-rate and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us on the basis of our own pricing criteria and competitive market conditions. In recent periods, we have experienced a customer preference for fixed-rate mortgage loans.

While one- to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans.

We will make mortgage loans with loan-to-value ratios up to 95%; however, we require private mortgage insurance for loans with a loan-to-value ratio over 80%. We require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for loans on properties located in a flood zone.

Commercial and Multi-Family Real Estate Loans. We originate loans secured by a variety of commercial and multi-family real estate, such as hotels, commercial and residential investment properties, and owner-occupied commercial buildings, located in our market area. Our commercial and multi-family real estate loans have adjustable rates based on the Prime Rate and adjust monthly or periodically after an initial fixed period of one, three or five years. Term loans and mortgage loans generally have terms up to 20 years. Payments may be based on an amortization schedule that exceeds the term of the loan, up to a maximum of 25 years, with a balloon payment due at the end of the loan term. We also provide revolving lines of credit secured by commercial real estate. Loan amounts generally do not exceed 80% of the property’s appraised value.

If a loan exceeds our legal lending limit, we will sell participation interests in the loan to other banks in our market area. This allows us to make larger loans, while reducing our exposure to a single borrower. We sold $9.2 million of participation interests during the year ended December 31, 2006 and $1.4 million of participation interests in the three months ended March 31, 2007.

In reaching a decision on whether to make a commercial or multi-family real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the borrower’s business or the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We generally require that the borrowers have debt service coverage ratios (the ratio of earnings before debt service to debt service) of at least 1.2. In some circumstances, loans are also collateralized by business assets, assignments of leases or the business owner’s primary residence. We may also require personal guarantees. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials. In order to monitor these loans, we generally require the borrower and, in some cases, the business owner to provide annual financial statements and/or income tax returns.

At March 31, 2007, commercial and multi-family real estate loans totaled $39.7 million. Of this amount, 15% had fixed interest rates. As of March 31, 2007, our largest commercial real estate loan was $1.5 million and was secured by a hotel. This loan was performing in accordance with its original terms at March 31, 2007.

Construction and Land Development Loans. We originate loans to individuals and builders to finance the construction of residential dwellings. We also make construction and land development loans for small development projects. Our construction loans generally provide for the payment of interest only during the construction phase, which is usually nine months for residential properties and 12 months for commercial properties. Loans generally can be made with a maximum loan to value ratio of 95% on residential construction and 80% on commercial construction, based on appraised value as if complete. Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We also will require an inspection of the property before disbursement of funds during the term of the construction loan.

Commercial Loans. We occasionally make commercial business loans. Most of our commercial loans are for the acquisition of equipment, which secure the loans. We do not offer unsecured commercial loans or lines of credit backed solely by inventory or accounts receivable.

When making commercial business loans, we consider the financial statements of the borrower, the borrower’s payment history of both corporate and personal debt, the debt service capabilities of the borrower, the projected cash flows of the business, the viability of the industry in which the customer operates and the value of the collateral. At March 31, 2007, our largest commercial loan relationship was one loan totaling $135,000 secured by construction vehicles. This loan was performing in accordance with its original terms at March 31, 2007.

Consumer Loans. Our consumer loans consist primarily of automobile loans. We occasionally make loans secured by passbook or certificate accounts.

Most of our automobile loans were originated on an indirect basis. We have established relationships with several automobile dealers in our market area through which we originate loans. The dealer acts in an agent capacity to take applications that are forwarded to us for action by assigned lending officers. Although we have incurred few losses on our indirect automobile lending, we reduced this activity subsequent to March 31, 2007 because we determined that it was not sufficiently profitable. While we intend to continue making automobile loans to our customers on a direct basis, we expect that the termination of our indirect lending activities will result in the reduction in the size of our consumer loan portfolio.

Loan Underwriting Risks.

Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.

Construction Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment. If we are forced to foreclose on a building before or at completion due to a default, there can be no assurance that we will be able to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs.

Commercial and Multi-Family Real Estate Loans. Loans secured by commercial and multi-family real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in commercial and multi-family real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by investment properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy.

Commercial Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.

Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly, such as motor vehicles. In the latter case, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.

Loan Originations, Purchases and Sales. Loan originations come from a number of sources. The primary source of residential loan originations are existing customers, walk-in traffic, referrals from customers and advertising. Commercial loans are generated primarily through the efforts of our loan officers.

From time to time, we purchase participations in commercial real estate loans from other financial institutions in our market area. Loan participations totaled $5.7 million at March 31, 2007. Loan participations are subject to the same credit analysis and loan approvals as loans we originate. We are permitted to review all of the documentation relating to any loan in which we participate. However, in a purchased participation loan, we do not service the loan and thus are subject to the policies and practices of the lead lender with regard to monitoring delinquencies, pursuing collections and instituting foreclosure proceedings.

In the past, we have sold some of the residential mortgage loans that we originated. In recent periods we have retained all of the residential mortgage loans that we have originated. In the second quarter of 2007, we sold a group of fixed-rate residential mortgage loans to the Federal Home Loan Bank of Pittsburgh through its Mortgage Partnership Finance program on a servicing retained basis. We retain the credit risk for the loans that we sell. In the event of a default, losses are absorbed by a “first loss” account established by the Federal Home Loan Bank. If losses exceed the amount of the first loss account, North Penn Bank will be responsible for the amount of the loss above the first loss account. We receive a credit enhancement fee for managing the credit risk of the loans sold to the Federal Home Loan Bank of Pittsburgh. At the present time, there are no plans to sell additional loans.

Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory, underwriting standards and loan origination procedures established by our board of directors and management. The board of directors has granted loan approval authority to certain officers up to prescribed limits, based on the officer’s experience and tenure. Loans over $250,000 up to $350,000 must be approved by the loan committee. All loans over $350,000 must be approved by the board of directors.

Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by internal policy, to generally 15% of our Tier 1 capital and reserves. At March 31, 2007, our regulatory limit on loans to one borrower was $1.9 million. At that date, our largest lending relationship was $1.7 million and was secured by various commercial and residential real estate. This loan was performing in accordance with its original terms at March 31, 2007.

Loan Commitments. We issue commitments for fixed- and adjustable-rate mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 60 days.

Investment Activities

We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various federal agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in corporate securities and mutual funds. We also are required to maintain an investment in Federal Home Loan Bank of Pittsburgh stock.

Our investment objectives are to provide and maintain liquidity, to establish an acceptable level of interest rate and credit risk, to provide an alternate source of low-risk investments when demand for loans is weak and to generate a favorable return. Our board of directors has the overall responsibility for the investment portfolio, including approval of our investment policy. The Asset/Liability Committee is responsible for implementation of the investment policy and monitoring our investment performance. Our board of directors reviews the status of our investment portfolio on a monthly basis, or more frequently if warranted.

At March 31, 2007, our investment portfolio totaled $13.9 million, or 11.5% of total assets, and consisted primarily of mortgage-backed securities and municipal bonds. In July 2005, we purchased $7.0 million of municipal bonds using the proceeds of $7.0 million of term borrowings from the Federal Home Loan Bank of Pittsburgh. The purpose of the transaction was to increase earnings by leveraging the equity that we had raised through the stock offering completed in June 2005. Substantially all of the municipal bonds mature in 2019 through 2021. Through our subsidiary, Norpenco, Inc., we invest in equity securities of financial institutions. At March 31, 2007, we owned equity securities totaling $1.0 million. At that date we owned shares of 42 companies and the largest holding was $50,000.

Deposit Activities and Other Sources of Funds

General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.

Deposit Accounts. Substantially all of our depositors are residents of Pennsylvania. Deposits are attracted from within our market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), savings accounts and certificates of deposit. In addition to accounts for individuals, we also offer commercial checking accounts and sweep accounts designed for the businesses operating in our market area. We do not have any brokered deposits. From time to time we promote various accounts in an effort to increase deposits. We also offer higher interest rates on certain NOW and money market accounts in exchange for maintaining larger balances.

Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has generally been to offer competitive rates and to be towards the top of the local market for rates on selected types of deposit products.

Borrowings. We utilize advances from the Federal Home Loan Bank of Pittsburgh to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth or on the Federal Home Loan Bank’s assessment of the institution’s creditworthiness. At March 31, 2007, we had arrangements to borrow up to $15.0 million from the Federal Home Loan Bank of Pittsburgh. We currently do not have any other borrowing arrangements.

Properties

We currently conduct business through our five full-service banking offices in Scranton, Stroudsburg, Clarks Summit and Effort, Pennsylvania. We own all of our offices, except for Clarks Summit, which is subject to a renewable lease that expires in 2009. The net book value of the land, buildings, furniture, fixtures and equipment owned by us was $4.3 million as of March 31, 2007.

Personnel

As of March 31, 2007, we had 31 full-time employees and 17 part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.

Legal Proceedings

Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.

Subsidiaries

The only subsidiary of North Penn Bancorp is North Penn Bank. North Penn Bank has two subsidiaries: Norpenco, Inc. and North Penn Settlement Services, LLC. Through Norpenco, we invest in equity securities of other financial institutions. Our equity in Norpenco was $10,000 at March 31, 2007. North Penn Settlement Services engages in joint ventures with local title insurance companies to provide title insurance and settlement services. Our equity in North Penn Settlement Services was $4,900 at March 31, 2007.

Management’s Discussion and Analysis of

Results of Operations and Financial Condition

The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and notes to the consolidated financial statements that appear at the end of this prospectus.

Overview

We conduct community banking activities by accepting deposits and making loans in our market area. Our lending products include commercial loans and mortgages, consumer and home equity loans, and residential mortgages on single-family and multi-family dwellings. We also maintain an investment portfolio consisting primarily of municipal bonds and mortgage-backed securities to manage our liquidity and interest rate risk. Our loan and investment portfolios are funded with deposits as well as collateralized borrowings from the Federal Home Loan Bank of Pittsburgh.

Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Changes in levels of interest rates affect our net interest income. In recent periods, short-term interest rates (which influence the rates we pay on deposits) have increased, while longer-term interest rates (which influence the rates we earn on loans) have not. The narrowing of the spread between the interest we earn on loans and investments and the interest we pay on deposits has negatively affected our net interest income.

A secondary source of income is non-interest income, which is revenue that we receive from providing products and services. The majority of our non-interest income generally comes from service charges (mostly from service charges on deposit accounts) and increases in the value of bank-owned life insurance. In some years, we recognize income from the sale of securities and real estate owned.

Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Expenses. The noninterest expenses we incur in operating our business consist of salaries and employee benefits expenses, occupancy expenses, data processing expenses and other miscellaneous expenses, such as office supplies, telephone, postage, advertising and professional services.

Our largest noninterest expense is salaries and employee benefits, which consist primarily of salaries and wages paid to our employees, payroll taxes, and expenses for health insurance, retirement plans and other employee benefits. Following the conversion and offering, we will recognize additional annual employee compensation expenses stemming from the adoption of a new equity benefit plan and expansion of our employee stock ownership plan. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”

Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Our occupancy expenses have increased in recent periods because of our new office in Effort, Pennsylvania.

Effective at the beginning of 2007, the Federal Deposit Insurance Corporation began assessing most insured depository institutions for deposit insurance at a rate between five cents and seven cents for every $100 of deposits. Assessment credits have been provided to institutions that paid high premiums in the past. According to information provided by the Federal Deposit Insurance Corporation, North Penn Bank will receive an assessment credit of approximately $112,000. We expect that this credit will offset all of our deposit insurance premiums in 2007.

Operating Strategy

Our mission is to continue operating as an independent, community-oriented bank by meeting the credit needs of local businesses and individuals, providing relationship banking and customer service that is better than other banks and offering products and services desired by our customers. We plan to achieve this by executing our strategy of:

•	Growing and diversifying our loan portfolio by emphasizing commercial loans;

•	Emphasizing the growth and retention of core deposits to support our asset growth;

•	Providing superior service to attract and retain customers; and

•	Continuing to use conservative underwriting practices to maintain the high quality of our loan portfolio.

Grow and diversify our loan portfolio by emphasizing commercial loans

We have a team of experienced commercial lenders in place to attract commercial loans, which we are pursuing to balance our portfolio of residential mortgages. Commercial loans provide diversification to our loan portfolio and, because most of our commercial loans are tied to the prime rate, improve the interest sensitivity of our interest-earning assets. Another benefit of commercial lending is that it improves the yield on our loan portfolio because commercial loans generally have higher interest rates than residential mortgage loans. We are actively pursuing business relationships by capitalizing on the experience of our lending team to develop deposit and lending relationships based on service. With the additional capital raised in the offering, we intend to continue to pursue the larger lending relationships associated with commercial lending. Commercial lending generally exposes a lender to greater risk of non-payment than residential lending because repayment of the loans often depends on the successful operation of the property or business and the income stream of the borrowers. See “Risk Factors – Our emphasis on commercial lending may expose us to increased lending risks.”

Emphasize the growth and retention of core deposits to support our asset growth

Our goal is to support our asset growth with core deposits, which we consider to be demand accounts, money market accounts and savings accounts. Generally, core deposit accounts have lower rates of interest than time deposits and borrowings and are expected to remain with us for a relatively long period of time. We are emphasizing commercial deposit growth to complement our commercial lending activities and are developing a sweep account product for our commercial customers. We recently hired a director of retail banking who is responsible for coordinating our deposit generation activities.

Provide superior service to attract and retain customers

As a community-oriented financial institution, we emphasize providing superior customer service as a means to attract and retain customers. We offer a variety of commercial and consumer loans, including real estate loans, residential mortgage loans, home equity loans and lines of credit, auto loans and other credit products. Our deposit services include business and individual demand and time deposit accounts, NOW accounts, money market accounts, individual retirement accounts and holiday accounts. We provide a number of convenience-oriented products and services to our customers, including direct payroll and social security deposit services, bank-by-mail services, access to a national automated teller machine network, safe deposit boxes, night depository facilities, notary services and travelers checks. We also offer Internet banking and electronic bill payment.

Continue to use conservative underwriting practices to maintain the high quality of our loan portfolio

We believe that maintaining high asset quality is a key to long-term financial success. We have sought to grow and diversify our loan portfolio while keeping nonperforming assets to a minimum. We use underwriting standards that we believe are conservative and we diligently monitor collection efforts. At March 31, 2007, our nonperforming loans were 0.19% of our total loan portfolio. Although we intend to continue our efforts to originate commercial loans after the offering, we intend to maintain our philosophy of managing large loan exposures through our conservative approach to lending.

Critical Accounting Policies

In the preparation of our consolidated financial statements, we have adopted various accounting policies that govern the application of accounting principles generally accepted in the United States. Our significant accounting policies are described in the notes to our consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by us that have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions we use are based on historical experience and other factors, which we believe to be reasonable under the circumstances. Actual results could differ from these judgments and estimates under different conditions, resulting in a change that could have a material impact on the carrying values of our assets and liabilities and our results of operations.

Allowance for Loan Losses. We consider the allowance for loan losses to be a critical accounting policy. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance at least quarterly and establishes the provision for loan losses based upon an evaluation of the portfolio, delinquency levels, past loss experience, current economic conditions and other factors related to the collectibility of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future additions to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluation. In addition, regulatory authorities, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize adjustments to the allowance based on their judgments about information available to them at the time of their examinations. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 1 of the notes to the consolidated financial statements included in this prospectus.

Deferred Income Taxes. We use the asset and liability method of accounting for income taxes as prescribed in Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. If current available information raises doubt as to the realization of the deferred tax assets, a valuation allowance is established. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. We exercise significant judgment in evaluating the amount and timing of recognition of the resulting tax liabilities and assets. These judgments require us to make projections of future taxable income. The judgments and estimates we make in determining our deferred tax assets, which are inherently subjective, are reviewed on a continual basis as regulatory and business factors change. In particular, management evaluates the recoverability of deferred tax assets based on our ability to generate future profits to utilize such benefits. Management employs budgeting and periodic reporting processes to continually monitor progress. These factors lower the inherent risk in the assumption of future profits. Historically, we have had sufficient profits for tax recovery. Any reduction in estimated future taxable income may require us to record a valuation allowance against our deferred tax assets. A valuation allowance would result in additional income tax expense in the period, which would negatively affect earnings.

Balance Sheet Analysis

General. Total assets declined $1.3 million, or 1.0%, to $121.2 million at March 31, 2007 from $122.5 million at December 31, 2006. Total loans, net, increased $371,000 during the quarter, while investment securities decreased $279,000. Cash and cash equivalents decreased $1.3 million during the quarter as excess liquidity was used to pay down overnight borrowings.

Total assets increased $17.1 million, or 16.2%, to $122.5 million at December 31, 2006 from $105.4 million at December 31, 2005. Most of the growth occurred in the loan portfolio, which increased $15.6 million, or 19.6%, during 2006 to $95.2 million. The investment securities portfolio decreased $1.5 million during the year due to pay-downs and maturities. Asset growth was funded through an increase in both deposits and borrowings. Deposits increased $9.3 million, or 12.0%, during 2006 while borrowings increased $7.0 million, or 47.6%.

Loans. At March 31, 2007, total loans, net, were $95.5 million, or 78.8% of total assets. In the three months ended March 31, 2007, the net loan portfolio grew $371,000 or 0.4%. During the quarter, residential mortgage loans increased $1.5 million, while consumer loans decreased $959,000 and commercial real estate loans decreased $422,000. The minimal growth in the loan portfolio during the quarter reflected reduced loan demand as well as our decision to be less aggressive in loan pricing without the availability of less costly core deposits to fund loan growth.

The net loan portfolio increased $15.6 million, or 19.6%, from $79.6 million at December 31, 2005, to $95.2 million at December 31, 2006. The largest area of increase was commercial real estate loans. We remain committed to this type of lending in order to take advantage of interest rate flexibility due to shorter repricing terms and better yields in comparison to our fixed-rate residential mortgages.

Table 1: Loan Portfolio Analysis

	March 31,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Real estate loans:
Construction and land development	$1,537	1.6%	$1,186	1.2%	$1,126	1.4%	$2,030	3.3%
Residential, 1 – 4 family	43,785	45.3	42,323	44.0	43,159	53.6	35,892	58.1
Residential, multi-family	2,435	2.5	2,449	2.5	1,997	2.5	256	0.4
Commercial	37,289	38.6	37,711	39.2	23,738	29.4	13,640	22.1

Total real estate loans	85,046	88.0	83,669	86.9	70,020	86.9	51,818	83.9
Commercial loans	1,725	1.8	1,742	1.8	1,069	1.3	347	0.6
Consumer loans	9,905	10.2	10,864	11.3	9,496	11.8	9,595	15.5

Total loans	96,676	100.0%	96,275	100.0%	80,585	100.0%	61,760	100.0%

Less: allowance for loan losses	1,151		1,121		1,025		931

Loans, net	$95,525		$95,154		$79,560		$60,829

The following table sets forth certain information at March 31, 2007 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments, which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less. The amounts shown below exclude applicable loans in process, unearned interest in consumer loans and net deferred loan costs.

Table 2: Contractual Maturities and Interest Rate Sensitivity

March 31, 2007 (Dollars in thousands)	Real Estate Loans	Commercial Loans	Consumer Loans	Total Loans
Amounts due in:
One year or less	$4,316	$101	$763	$5,180
More than one to five years	3,089	981	7,686	11,756
More than five years	77,641	643	1,456	79,740

Total	$85,046	$1,725	$9,905	$96,676

Interest rate terms on amounts due after one year:
Fixed-rate loans	$41,956	$1,624	$9,142	$52,722
Adjustable-rate loans	38,774	—	—	38,774

Total	$80,730	$1,624	$9,142	$91,496

Securities. The investment securities portfolio was $13.9 million, or 11.5% of total assets, at March 31, 2007. At that date, 50.5% of the investment portfolio was invested in municipal bonds and 36.1% was invested in mortgage-backed securities. In recent periods we have focused on growing our loan portfolio. Accordingly, during the three months ended March 31, 2007 and the year ended December 31, 2006, we did not purchase any debt securities and used the proceeds from paydowns and maturing securities to fund loans. During the first quarter of 2007, the investment portfolio decreased $279,000 primarily as a result of pay downs on mortgage-backed securities and declines in market values.

The investment portfolio decreased $1.5 million, or 9.6%, to $14.2 million at December 31, 2006, from $15.7 million at December 31, 2005. This decrease was caused by pay downs on mortgage-backed securities of $1.1 million and maturities of $750,000. Offsetting those items was a net increase of $277,000 in equity securities.

At March 31, 2007, we had no investments in a single company or entity that had an aggregate book value in excess of 10% of our stockholders’ equity.

Table 3: Investment Securities

	March 31,		December 31,
	2007		2006		2005		2004
(In thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities available for sale:
U.S. Agency securities	$385	$380	$385	$378	$385	$377	$2,385	$2,350
Mortgage-backed securities	5,158	5,034	5,391	5,280	6,494	6,346	10,882	10,776
State and political subdivisions	7,026	7,038	7,026	7,077	7,026	6,952	875	873
Other debt securities	503	496	503	495	1,264	1,256	8,544	8,686

Total debt securities	13,072	12,948	13,305	13,230	15,169	14,931	22,686	22,685
Equity securities	1,025	1,000	999	997	745	720	273	282

Total available for sale	14,097	13,948	14,304	14,227	15,914	15,651	22,959	22,967
Securities held to maturity:
State and political subdivisions	—	—	—	—	—	—	498	504

Total	$14,097	$13,948	$14,304	$14,227	$15,914	$15,651	$23,457	$23,471

The following table sets forth the stated maturities and weighted average yields of our debt securities at March 31, 2007. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Approximately $712,000 of the mortgage-backed securities listed have adjustable interest rates.

Table 4: Investment Maturities Schedule

	One Year or Less		More than One Year to Five Years		More than Five Years to Ten Years		More than Ten Years		Total
March 31, 2007 (Dollars in thousands)	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield	Carrying Value	Weighted Average Yield
Securities held for sale:
U.S. Agency securities	—	—	—	—	$380	5.00%	—	—	$380	5.00%
Mortgage-backed securities	—	—	$3,211	4.51%	42	5.94	$1,781	5.02%	5,034	4.70
State and political subdivisions	—	—	—	—	368	5.69	6,670	5.48	7,038	5.49
Other debt securities	$496	4.22%	—	—	—	—	—	—	496	4.22

Total debt securities	$496	4.22%	$3,211	4.51%	$790	5.72%	$8,451	5.38%	$12,948

Deposits. Deposits increased $83,000, or 0.1%, in the three months ended March 31, 2007, as a decrease in NOW accounts of $2.5 million offset growth in all other types of accounts. The changes in deposit balances related primarily to a movement of funds out of NOW accounts and into time deposits and money market accounts following the expiration of a higher promotional rate on NOW accounts.

Total deposits increased $9.3 million, or 12.0%, to $86.7 million at December 31, 2006, from $77.4 million at December 31, 2005. Increases in time deposits of $7.2 million and NOW accounts of $3.8 million were offset by small decreases in regular checking, money market and savings accounts. The increases experienced in 2006 were primarily the results of opening a fifth branch in the area. The branch, located in Effort, Pennsylvania, accounted for new deposits of approximately $8.3 million. The branch was able to attract the majority of its customer base by offering CD specials along with a promotional rate on NOW accounts.

Table 5: Deposits

	March 31,		December 31,
	2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
Noninterest-bearing demand deposits	$7,287	8.4%	$6,993	8.1%	$7,306	9.4%	$5,530	7.2%
Interest-bearing demand deposits	7,188	8.3	9,654	11.1	5,930	7.7	4,423	5.7
Money market	9,538	11.0	8,760	10.1	9,711	12.5	15,975	20.7
Savings	7,990	9.2	7,612	8.8	7,963	10.3	8,389	10.8
Time deposits	54,826	63.1	53,727	61.9	46,519	60.1	43,025	55.6

Total	$86,829	100.0%	$86,746	100.0%	$77,429	100.0%	$77,342	100.0%

Table 6: Time Deposit Maturities of $100,000 or more

March 31, 2007 (In thousands)	Certificates of Deposit
Maturity Period
Three months or less	$9,154
Over three through six months	1,545
Over six through twelve months	2,372
Over twelve months	1,282

Total	$14,353

Borrowings. As of March 31, 2007 and December 31, 2006, we had two outstanding loans and a line of credit with the Federal Home Loan Bank of Pittsburgh. We have a long term note of $5.0 million which matures on July 19, 2010. The annual percentage rate on this note is 6.19% and carries a prepayment penalty equal to a percentage of the remaining interest payments. We also have a long term note of $7.0 million at a rate of 4.34%, maturing July 13, 2015. Our line of credit is available up to $15.0 million at an interest rate equal to the current overnight rate. This line is a source of liquidity which is used to fund our loan demand when deposit volume is inadequate. In the three months ended March 31, 2007, we used excess liquidity to reduce our overnight borrowings. During 2006, we increased our use of overnight borrowings to help fund loan growth.

Table 7: Short-Term Borrowings

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004
Maximum amount outstanding at any month end during the period:
FHLB advances	$8,451	$7,726	$9,741	$4,363	$3,525
Average amount outstanding during the period:
FHLB advances	$7,557	$6,285	$4,651	$1,070	$793
Weighted average interest rate during the period:
FHLB advances	5.40%	3.83%	5.20%	3.49%	2.05%
Balance outstanding at end of period:
FHLB advances	$8,451	$2,207	$9,741	$2,698	$2,375
Weighted average interest rate at end of period:
FHLB advances	5.38%	4.93%	5.46%	4.28%	2.29%

Results of Operations for the Three Months Ended March 31, 2007 and 2006

Financial Highlights. Net income for the three months ended March 31, 2007, declined $51,000, or 34.9% to $95,000 from $146,000 for the same period in 2006. Net interest income for the first quarter was essentially unchanged from the first quarter of the prior year. The decline in net income was the result of higher expenses in the current year, which were partially offset by higher other income.

Net Interest Income. Net interest income was essentially unchanged at $867,000 for the three months ended March 31, 2007. Our net interest spread and net interest margin contracted to 2.79% and 3.23%, respectively, for the three months ended March 31, 2007 from 3.24% and 3.61%, respectively, for the three months ended March 31, 2006. Higher market rates, combined with intense competition for deposits, resulted in a significant increase in the cost of funds in 2007.

Interest income increased $262,000, or 16.4%, to $1.9 million in 2007 compared to $1.6 million in 2006. Interest on loans increased $265,000, or 18.6%, to $1.7 million in 2007 from $1.4 million in 2006, due to slightly higher loan volume and higher interest rates resulting from increases in the prime rate. Interest and dividends on investments decreased $3,000 mainly due to a decrease in the investment portfolio in 2007 from the same period in 2006. The decrease was directly related to pay-downs on mortgage-backed securities.

Interest expense increased $263,000, or 36.1%, to $992,000 in 2007 from $729,000 in 2006. Interest on deposits increased $231,000 or 45.8%, to $735,000 in 2007 from $504,000 in 2006 due to growth in deposits and increases in rates paid on short-term time deposits. Our average cost of deposits was 3.66% in 2007 compared to 2.85% in 2006. Interest on borrowed funds increased $32,000, or 14.2%, to $257,000 in 2007 compared to $225,000 in 2006 as a result of increases in the average volume of overnight borrowings and the rate paid.

Table 8: Net Interest Income – Changes Due to Rate and Volume

Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006 (In thousands)	Volume	Rate	Net
Interest income:
Loans	$148	$117	$265
Investment securities	(8)	(11)	(19)
Deposits in other banks	11	5	16

Total	151	111	262
Interest expense:
Interest-bearing demand deposits	10	11	21
Savings and money market deposits	1	2	3
Time deposits	104	103	207
Borrowings	16	16	32

Total	131	132	263

Increase (decrease) in net interest income	$20	$(21)	$(1)

Provision for Loan Losses. We recorded a provision for loan loss in the amount of $30,000 for the three months ended March 31, 2007 and 2006. The allowance for loan losses as a percent of total loans was 1.19% at March 31, 2007 compared to 1.16% at December 31, 2006. We had no net charge-offs in the first quarter of 2007 compared to $1,000 in the same period in 2006. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The amount of the provision was based on management’s estimate of the losses inherent in our total loan portfolio.

An analysis of the changes in the allowance for loan losses is presented under “–Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

Other Income. Other income for the three months ended March 31, 2007 totaled $109,000, which was an increase of $12,000 compared to the same period in 2006. During 2007, equity securities held by the bank’s subsidiary, Norpenco, Inc. were sold at a pre-tax gain of $17,000 with no comparable gains in 2006. This gain was offset by a decrease of $23,000 in gain on the sale of real estate owned. Other operating income increased as a result of rental income on real estate owned.

Table 9: Other Income Summary

Three months ended March 31, (Dollars in thousands)	2007	2006	$ Change	% Change
Service charges and fees	$32	$31	$1	3.2%
Gain on sale of other real estate owned	6	29	(23)	(79.3)
Increase in cash surrender value of life insurance	22	21	1	4.8
Other operating income	32	16	16	100.0
Gain on sale of securities	17	—	17	N/M

Total	$109	$97	$12	12.4%

Other Expenses. Other expenses increased $66,000, or 8.8%, to $814,000 in the three months ended March 31, 2007 from $748,000 in the same period in 2006. Salaries and employee benefits increased $19,000, or 4.3%, to $463,000 in 2007, while occupancy and equipment expense increased $7,000 or 4.9%, to $149,000. Professional expenses increased in part as a result of preparations for complying with the provisions of Section 404 of the Sarbanes-Oxley Act. During 2007, management, with the assistance of consultants, will be completing the documentation and testing needed for the assessment of our internal control over financial reporting.

Table 10: Other Expense Summary

Three months ended March 31, (Dollars in thousands)	2007	2006	$ Change	% Change
Salaries and employee benefits	$463	$444	$19	4.3%
Occupancy and equipment	149	142	7	4.9
Directors’ fees	26	27	(1)	(3.7)
Data processing expense	13	15	(2)	(13.3)
Correspondent bank charges	14	12	2	16.7
Contributions	2	1	1	100.0
Advertising	8	13	(5)	(38.5)
Insurance	12	13	(1)	(7.7)
Professional services	27	7	20	285.7
Consulting fees	4	10	(6)	(60.0)
Postage and office supplies	23	17	6	35.3
ATM expense	13	14	(1)	(7.1)
FDIC expense	3	2	1	50.0
BOLI expense	18	16	2	12.5
Dues and subscriptions	4	3	1	33.3
Telephone	9	6	3	50.0
Other real estate owned expense	9	—	9	N/M
Other operating expense	17	6	11	183.3

Total	$814	$748	$66	8.8%

Income Tax Expense. Income tax expense was $37,000 for the three months ended March 31, 2007, reflecting an effective tax rate of 28.0%, compared with $41,000 for the three months ended March 31, 2006, reflecting an effective tax rate of 21.9%.

Results of Operations for the Years Ended December 31, 2006 and 2005

Financial Highlights. For the year ended December 31, 2006, we recorded net income of $315,000 compared to a net loss of $124,000 for December 31, 2005. The loss recorded in 2005 was due to the contribution expense incurred in connection with the establishment of a charitable foundation at the time of our initial public offering.

Net Interest Income. Net interest income increased $343,000, or 10.7%, to $3.5 million for 2006, compared to $3.2 million for 2005. Interest income benefited from a shift to a higher percentage of interest-earning assets being invested in loans and higher yields, but was partially offset by greater interest expense resulting from larger volumes of time deposits and borrowings and higher market rates. The 21 basis point decrease in the interest rate spread to 3.00% for 2006, compared to 3.21% for 2005, reflected the impact of changes in market interest rates.

Total interest income increased $1.7 million, or 32.1%, to $7.0 million for 2006 compared to $5.3 million for 2005. The increase was the result of greater average loan volumes, partially offset by a decrease in the investment portfolio. Total loan income for 2006 was $6.3 million, an increase of $1.8 million, or 40.0%, from 2005. The loan portfolio yield increased 53 basis points to 7.05% for 2006, while the average loan balance increased $20.6 million, or 29.7%, to $90.0 million. Most of the increase in the loan portfolio was in commercial real estate loans. Total investment securities and interest bearing deposit income decreased $129,000, or 15.8%, for 2006 to $686,000. The decrease was mainly due to the sale of investments at the end of 2005 to fund loan growth. Due to the sale, our average volume of investment securities decreased to $14.9 million in 2006 from $21.5 million in 2005.

Interest expense for 2006 increased $1.3 million, or 59.1%, to $3.5 million as a result of higher expense for both deposits and borrowings. Interest expense on time deposits accounted for most of the increase in deposit costs. Average time deposit volumes increased $7.6 million, or 17.2%, to $51.8 million for 2006, while the cost of time deposits increased 97 basis points to 4.09%. Savings and money market interest expense increased $146,000, or 56.8%, to $403,000 for 2006. For 2006, the average balance of customer deposits increased $6.9 million, or 9.7%, to $78.2 million. The overall increase in the amount of deposits was primarily related to the opening of our new branch in Effort, Pennsylvania, where we used special promotional rates to increase customer interest. Higher market rates accounted for the higher cost of deposits in 2006.

The average balance of Federal Home Loan Bank advances increased $6.8 million, or 68.7%, to $16.7 million in 2006. The interest paid on these advances increased $346,000, or 66.7%, to $865,000 for 2006. The increase was the result of higher rates and volumes on overnight borrowings coupled with a full year of interest expense on our leveraged borrowing in 2006 compared to only five months of expense in 2005.

Table 11: Net Interest Income – Changes Due to Rate and Volume

2006 Compared to 2005 (In thousands)	Volume	Rate	Net
Interest income:
Loans	$1,430	$387	$1,817
Investment securities	(384)	212	(172)
Deposits in other banks	16	27	43

Total	1,062	626	1,688
Interest expense:
Interest-bearing demand deposits	(1)	116	115
Savings and money market deposits	(7)	153	146
Time deposits	262	476	738
Borrowings	351	(5)	346

Total	605	740	1,345

Increase (decrease) in net interest income	$457	$(114)	$343

Provision for Loan Losses. We recorded a provision for loan loss in the amount of $120,000 for the year ended December 31, 2006, compared to $105,000 for the year ended December 31, 2005. The allowance for loan losses as a percent of total loans was 1.16% at December 31, 2006, as compared to 1.27% at December 31, 2005. We had net charge-offs of $24,000 in 2006 compared to $11,000 in 2005. We used the same methodology and generally similar assumptions in assessing the allowance for both periods. The change in the provision was based solely on management’s estimate of the losses inherent in our total loan portfolio and the increases in the loan portfolio.

An analysis of the changes in the allowance for loan losses is presented under “–Risk Management – Analysis and Determination of the Allowance for Loan Losses.”

Other Income. Other income for 2006 totaled $348,000, which was an increase for the year of $76,000 compared to 2005. The increase was primarily the result of changes in gain on the sale of securities. Investments were sold at a pre-tax gain of $11,000 in 2006 compared to a pre-tax loss of $55,000 in 2005. The investments sold in 2006 were equity securities held by the bank’s subsidiary, Norpenco, Inc.

Table 12: Other Income Summary

Year Ended December 31, (Dollars in thousands)	2006	2005	$ Change	% Change
Service charges and fees	$206	$197	$9	4.6%
Gain on sale of other real estate owned	29	40	(11)	(27.5)
Increase in cash surrender value of life insurance	87	86	1	1.2
Other operating income	15	4	11	275.0
Gain (loss) on sale of securities	11	(55)	66	N/M

Total	$348	$272	$76	27.9%

Other Expenses. Other expenses decreased approximately $125,000, or 3.6%, to $3.3 million for the year ended December 31, 2006, compared to $3.5 million for the year ended December 31, 2005. Salaries and employee benefits represented 54.4% and 49.2% of total other expense for 2006 and 2005, respectively. Salaries and employee benefits increased $112,000, or 6.6%, in 2006 from 2005 primarily as a result of additional personnel hired for our new branch and merit salary increases for our employees. Occupancy and equipment expense increased $51,000 or 8.5%, for 2006 as a result of the opening and operation of our Effort branch.

Various expenses, such as telephone, postage and office supplies increased in 2006 due to supplying our new branch. ATM expense increased due to the addition of a machine at our new branch. Professional fees increased in 2006 as a result of being a public company for all of 2006, versus only a portion of 2005.

During 2005, our contribution expense was inflated due to one-time funding costs of $383,000 involved with the establishment of a charitable foundation in connection with our initial public offering that were not present in 2006.

Table 13: Other Expense Summary

Year Ended December 31, (Dollars in thousands)	2006	2005	$ Change	% Change
Salaries and employee benefits	$1,816	$1,704	$112	6.6%
Occupancy and equipment	653	602	51	8.5
Directors’ fees	101	95	6	6.3
Data processing expense	68	65	3	4.6
Correspondent bank charges	50	71	(21)	(29.6)
Contributions	7	390	(383)	(98.2)
Advertising	67	49	18	36.7
Insurance	46	45	1	2.2
Professional services	95	63	32	50.8
Consulting fees	33	34	(1)	(2.9)
Postage and office supplies	86	76	10	13.2
ATM expense	58	44	14	31.8
FDIC expense	10	10	—	—
BOLI expense	64	55	9	16.4
Dues and subscriptions	12	10	2	20.0
Telephone	39	26	13	50.0
Other real estate owned expense	12	31	(19)	(61.3)
Other operating expense	122	94	28	29.8

Total	$3,339	$3,464	$(125)	(3.6)%

Income Tax Expense. We recorded income tax expense for the year ended December 31, 2006 of $74,000, compared to an income tax benefit of $16,000 for the year ended December 31, 2005.

Average Balance Sheets and Related Yields and Rates

The following table presents information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. Nonaccrual loans are included in average loan balances. Loan fees are included in interest income on loans and are insignificant. Tax-exempt income has been calculated on a tax equivalent basis.

Table 14: Average Balance Tables

	At March 31, 2007 Yield/ Cost	Three Months Ended March 31,
		2007			2006
(Dollars in thousands)		Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans:
Mortgages	7.06%	$85,336	$1,500	7.03%	$72,531	$1,254	6.92%
Consumer	6.46	9,948	160	6.43	9,747	155	6.36
Commercial	6.96	1,723	30	6.96	1,133	16	5.65

Total loans	6.99	97,007	1,690	6.97	83,411	1,425	6.83
Investment securities:
U.S. government securities	4.18	4,683	58	4.95	6,743	70	4.15
Municipal securities(1)	6.15	7,026	108	6.15	7,026	108	6.15
Other securities	3.98	503	5	3.98	1,262	15	4.75
Equities	3.52	1,010	9	3.56	796	6	3.02

Total securities	5.11	13,222	180	5.45	15,827	199	5.03
Deposits in banks	4.73	1,802	26	5.77	942	10	4.25

Total interest earning assets	6.71	112,031	1,896	6.77	100,180	1,634	6.52
Non-interest earning assets:
Cash and due from banks		1,823			3,041
Other assets		6,328			5,361
Less: allowance for loan losses		(1,131)			(1,034)

Total non-interest earning assets		7,020			7,368

Total assets		$119,051			$107,548

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest bearing demand deposits	1.56%	$8,175	28	1.37%	$5,194	7	0.54%
Savings and money market accounts	1.87	16,717	82	1.96	18,383	79	1.72
Certificates of deposit	4.56	55,347	625	4.52	47,163	418	3.55

Total interest-bearing deposits	3.70	80,239	735	3.66	70,740	504	2.85
Borrowings	5.03	19,580	257	5.25	18,285	225	4.92

Total interest bearing liabilities	3.97	99,819	992	3.98	89,025	729	3.28
Non-interest bearing demand deposits		7,127			7,066
Other non-interest bearing liabilities		878			613

Total liabilities		107,824			96,704
Stockholders’ equity		11,227			10,844

Total liabilities and stockholders’ equity		$119,051			$107,548

Net interest income and rate spread(1)			$904	2.79%		$905	3.24%

Net interest margin(1)				3.23%			3.61%
Taxable equivalent adjustment			$37			$37
Average interest-earning assets as a percentage of interest-bearing liabilities		112.23%			112.53%

(1)	The yield on municipal securities is computed on a taxable equivalent basis using a tax rate of 34% for all periods presented.

	Year Ended December 31,
	2006			2005
(Dollars in thousands)	Average Balance	Interest and Dividends	Yield/ Cost	Average Balance	Interest and Dividends	Yield/ Cost
Assets:
Interest-earning assets:
Loans:
Mortgages	$78,322	$5,537	7.07%	$60,931	$3,916	6.43%
Consumer	9,974	670	6.72	8,128	587	7.22
Commercial	1,742	139	7.98	357	26	7.28

Total loans	90,038	6,346	7.05	69,416	4,529	6.52
Investment securities:
U.S. government securities	6,107	262	4.29	9,655	392	4.06
Municipal securities(1)	6,956	435	6.25	6,857	253	3.69
Other securities	952	44	4.62	4,209	218	5.18
Equities	907	33	3.64	747	21	2.81

Total securities	14,922	774	5.19	21,468	884	4.12
Deposits in banks	1,883	60	3.19	1,124	17	1.51

Total interest earning assets	106,843	7,180	6.72	92,008	5,430	5.90
Non-interest earning assets:
Cash and due from banks	1,313			1,698
Other assets	6,564			3,923
Less: allowance for loan losses	(1,061)			(970)

Total non-interest earning assets	6,816			4,651

Total assets	$113,659			$96,659

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Deposits:
Interest bearing demand deposits	$7,481	146	1.95%	$7,765	31	0.40%
Savings and money market accounts	18,968	403	2.12	19,403	257	1.32
Certificates of deposit	51,785	2,118	4.09	44,183	1,380	3.12

Total interest-bearing deposits	78,234	2,667	3.41	71,351	1,668	2.34
Borrowings	16,651	865	5.19	9,891	519	5.25

Total interest bearing liabilities	94,885	3,532	3.72	81,242	2,187	2.69
Non-interest bearing demand deposits	7,209			5,188
Other non-interest bearing liabilities	623			782

Total liabilities	102,717			87,212
Stockholders’ equity	10,942			9,447

Total liabilities and stockholders’ equity	$113,659			$96,659

Net interest income and rate spread(1)		$3,648	3.00%		$3,243	3.21%

Net interest margin(1)			3.41%			3.52%
Taxable equivalent adjustment		$148			$86
Average interest-earning assets as a percentage of interest-bearing liabilities	112.60%			113.25%

(1)	The yield on municipal securities is computed on a taxable equivalent basis using a tax rate of 34% for all periods presented.

We believe that it is common practice in the banking industry to present interest income and related yield information on tax exempt securities on a tax-equivalent basis and that such information is useful to investors because it facilitates comparisons among financial institutions. However, the adjustment of interest income and yields on tax exempt securities to a tax equivalent amount may be considered to include non-GAAP financial information. A reconciliation to GAAP is provided below.

Table 15: Tax Equivalent Reconciliation

	Three Months Ended March 31,				Year Ended December 31,
	2007		2006		2006		2005
(Dollars in thousands)	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield	Interest	Average Yield
Municipal securities – nontaxable	$71	4.04%	$71	4.04%	$287	4.13%	$167	2.44%
Tax equivalent adjustment(1)	37		37		148		86

Municipal securities – tax equivalent	$108	6.15%	$108	6.15%	$435	6.25%	253	3.69%

Net interest income – nontaxable	$867		$868		$3,500		$3,157
Tax equivalent adjustment(1)	37		37		148		86

Net interest income – tax equivalent	$904		$905		$3,648		$3,243

Interest rate spread – no tax adjustment		2.66%		3.10%		2.86%		3.21%
Net interest margin – no tax adjustment		3.10%		3.47%		3.28%		3.43%

(1)	The tax equivalent adjustment is based on a tax rate of 34% for all periods presented.

Risk Management

Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risks, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.

Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans.

When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status, including contacting the borrower by letter and phone at regular intervals. When the borrower is in default, we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 45 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.

Analysis of Nonperforming and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be nonperforming assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are applied to the outstanding principal and interest as determined at the time of collection of the loan.

Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Holding costs and declines in fair value after acquisition of the property result in charges against income. At March 31, 2007, real estate owned consisted of residential real estate.

Table 16: Nonperforming Assets

	March 31,	December 31,
(Dollars in thousands)	2007	2006	2005	2004
Nonaccrual loans:
Real estate mortgage	$158	$577	$506	$1,338
Commercial	—	—	—	—
Consumer	26	17	33	19

Total nonaccrual loans	184	594	539	1,357
Accruing loans past due 90 days or more	—	—	—	—

Total of nonaccrual and 90 days or more past due loans	184	594	539	1,357
Real estate owned	100	100	105	—
Other nonperforming assets	—	—	—	—

Total nonperforming assets	284	694	644	1,357
Troubled debt restructurings	—	—	—	—

Troubled debt restructurings and total nonperforming assets	$284	$694	$644	$1,357

Total nonperforming loans to total gross loans	0.19%	0.62%	0.67%	2.20%
Total nonperforming assets to total assets	0.23	0.57	0.61	1.46

Interest income that would have been recorded for the three months ended March 31, 2007 and the year ended December 31, 2006, had nonaccruing loans been current according to their original terms amounted to $3,000 and $38,000, respectively. No interest related to nonaccrual loans was included in interest income for the three months ended March 31, 2007 or the year ended December 31, 2006.

Federal regulations require us to review and classify our assets on a regular basis. In addition, regulatory authorities have the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets: substandard, doubtful and loss. “Substandard assets” must have one or more defined weaknesses and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose us to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving our close attention. When we classify an asset as substandard or doubtful we establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.

Table 17: Classified Assets

	March 31,	December 31,
(Dollars in thousands)	2007	2006	2005
Special mention assets	$988	$727	$764
Substandard assets	430	468	320
Doubtful assets	17	25	35
Loss assets	—	—	—

Total classified assets	$1,435	$1,220	$1,119

Other than disclosed in the above tables, there are no other loans that management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.

Analysis and Determination of the Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a quarterly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.

Our methodology for assessing the appropriateness of the allowance for loan losses consists of three key elements: (1) specific allowances for impaired or collateral-dependent loans; (2) a general valuation allowance on identified problem loans; and (3) a general valuation allowance on the remainder of the loan portfolio. Although we determine the amount of each element of the allowance separately, the entire allowance for loan losses is available to absorb losses in the loan portfolio.

For loans that are classified as impaired, we establish an allowance when the discounted cash flows (or collateral value or observable market price) of the loan is lower than its carrying value. Under current accounting guidelines, a loan is defined as impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due under the contractual terms of the loan agreement.

We also establish a general allowance for classified loans that do not have an individual allowance. The evaluation is based on our asset review and classified loan list. We segregate these loans by loan category and assign allowance percentages to each category based on inherent losses associated with each type of lending and consideration that these loans, in the aggregate, represent an above-average credit risk and that more of these loans will prove to be uncollectible compared to loans in the general portfolio.

We establish another general allowance for loans that are not classified to recognize the inherent losses associated with lending activities. This general valuation allowance is determined by segregating the loans by loan category and assigning allowance percentages to each category. The allowance percentages have been derived using percentages commonly applied under the regulatory framework for North Penn Bank and other similarly-sized institutions. The percentages may be adjusted for significant factors that, in management’s judgment, affect the collectibility of the portfolio as of the evaluation date. These significant factors may include changes in lending policies and procedures, changes in existing general economic and business conditions affecting our primary lending areas, credit quality trends, collateral value, loan volumes and concentrations, seasoning of the loan portfolio, recent loss experience in particular segments of the portfolio, duration of the current business cycle and bank regulatory examination results. The applied loss factors are reevaluated periodically to ensure their relevance in the current economic environment.

We identify loans that may need to be charged off as a loss by reviewing all delinquent loans, classified loans and other loans that management may have concerns about collectibility. For individually reviewed loans, the borrower’s inability to make payments under the terms of the loan or a shortfall in collateral value would result in our charging off the loan or the portion of the loan that was impaired.

Regulatory authorities, as an integral part of their examination process, periodically review our allowance for loan losses. They may require us to make additional provisions for loan losses based on judgments different from ours.

At March 31, 2007, our allowance for loan losses represented 1.19% of total gross loans. The allowance for loan losses increased by 2.7% from December 31, 2006 to March 31, 2007, following the provision for loan losses of $30,000. At March 31, 2007, $9,000 of the allowance was allocated to loans for which impairment has been recognized and $103,000 of the allowance was allocated to classified loans. The decision to increase the allowance reflected evaluation of the composition of the loan portfolio and consideration of concentrations in the portfolio.

At December 31, 2006, our allowance for loan losses represented 1.16% of total gross loans, compared to 1.27% at December 31, 2005. The allowance for loan losses increased 9.4% from December 31, 2005 to December 31, 2006, following the provision for loan losses of $120,000 and net charge-offs of $24,000. The addition to the allowance reflected the increase in the loan portfolio by 19.5%, and a small increase in nonperforming assets. The growth of the portfolio contributed to an increase in the allowance for loan losses because the general valuation allowance is determined by multiplying each category of loans by an assigned allowance percentage. Accordingly, the general allowance increases as the portfolio increases. During 2006, we reduced the allowance percentage applied to unclassified consumer and commercial loans because of our low default rates on these loans. This contributed to the allowance representing a smaller percentage of total loans.

The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

Table 18: Allocation of Allowance of Loan Losses

	March 31, 2007		December 31,
			2006		2005		2004
(Dollars in thousands)	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans	Amount	% of Loans in Category to Total Loans
Construction and land development	$—	1.6%	$—	1.2%	$—	1.4%	$—	3.3%
Residential, 1 – 4 family	307	45.3	285	44.0	261	53.6	380	58.1
Residential, multi-family	1	2.5	1	2.5	1	2.5	1	0.4
Commercial real estate	660	38.6	652	39.2	543	29.4	341	22.1
Commercial	—	1.8	—	1.8	—	1.3	—	0.6
Consumer	183	10.2	183	11.3	220	11.8	209	15.5

Total allowance for loan losses	$1,151	100.0%	$1,121	100.0%	$1,025	100.0%	$931	100.0%

Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that regulators, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operations.

Table 19: Analysis of Loan Loss Experience

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2007	2006	2006	2005	2004
Allowance at beginning of period	$1,121	$1,025	$1,025	$931	$985
Charge offs:
Real estate mortgage loans	—	1	1	—	35
Commercial loans	—	—	—	—	—
Consumer loans	—	—	31	14	20

Total	—	1	32	14	55
Recoveries:
Real estate mortgage loans	—	—	—	—	—
Commercial loans	—	—	—	—	—
Consumer loans	—	—	8	3	1

Total	—	—	8	3	1
Net charge-offs	—	1	24	11	54
Provision charged to operations	30	30	120	105	—

Allowance at end of period	$1,151	$1,054	$1,121	$1,025	$931

Average loans outstanding	$97,007	$83,411	$90,038	$69,416	$55,574
Loan reserve ratios:
Allowance as a percentage of nonperforming loans	625.54%	229.63%	188.72%	190.17%	68.61%
Net loan charge-offs to average loans	0.00%	0.00%	0.03%	0.02%	0.10%
Allowance as a percentage of total loans	1.19%	1.24%	1.16%	1.27%	1.51%

Interest Rate Risk Management. Our earnings and the market value of our assets and liabilities are subject to fluctuations caused by changes in the level of interest rates. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes originating commercial loans with adjustable interest rates and promoting transaction accounts and short-term time deposits.

We have an Asset/Liability Committee to coordinate all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.

Table 20: Gap Analysis

	Maturing Or Repricing In:
March 31, 2007 (In thousands)	Within 3 Months	4 – 12 Months	1 – 5 Years	Over 5 Years	Total
Interest earning assets:
Interest bearing deposits	$87	$—	$—	$—	$87
Investment securities	—	496	3,211	9,241	12,948
Loans	6,840	7,206	37,481	45,149	96,676

Total interest earning assets	6,927	7,702	40,692	54,390	109,711

Interest bearing liabilities:
Interest bearing demand	7,188	—	—	—	7,188
Money market	9,538	—	—	—	9,538
Savings	—	—	—	7,990	7,990
Time deposits	30,802	15,233	8,791	—	54,826
Borrowed funds	8,451	—	5,000	7,000	20,451

Total interest bearing liabilities	$55,979	$15,233	$13,791	$14,990	$99,993

Period gap	($49,052)	($7,531)	$26,902	$39,400

Cumulative gap	($49,052)	($56,583)	($29,682)	$9,718

Ratio of cumulative gap to total assets	(40.46%)	(46.66%)	(24.48%)	8.02%

Assumptions:

•	Adjustable rate loans have been distributed among the categories by repricing dates.

•	Mortgage backed investments and loans do not take into account principal prepayments.

•	All transaction deposit accounts have been placed into the within three months category as they have no stated maturity and rates will adjust as market rates adjust.

•	All savings accounts have been placed in the beyond five years category based upon historical experience.

Earnings are dependent on maintaining adequate net interest yield or spread between rates earned on assets and the cost of interest bearing liabilities. We must manage our interest rate sensitivity to maintain adequate spread during rising and declining interest rate environments. Decisions about which bonds to purchase are based upon factors such as term, yield and asset quality. Short term bonds enhance rate sensitivity but typically have lower yields. The majority of our investments mature after the five year period illustrated above. All of our investments are held available for sale, which gives us the flexibility to sell in response to market changes. The money can then be used to fund loan growth or reinvested in bonds at the new interest rate.

Having a similar amount of assets repricing, or maturing, at or about the same time as our liabilities reprice or mature, reduces our interest rate risk. However, we recognize certain trends and historical experiences for some products. We know that while all our customers could withdraw their money on any given day, they do not do so, even with interest rate changes. Accounts such as savings, interest checking, and money market accounts are core deposits and do not have the same reaction to interest rate changes as time deposits do. These accounts tend to change according to cash flow and the transaction needs of our customers.

According to the table, we have a negative gap position, which means our liabilities will reprice faster than our assets. When interest rates are rising, this will tend to reduce our interest spread and our net interest income, and when rates are falling, our interest spread and net income should increase.

Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities of and payments on investment securities and borrowings from the Federal Home Loan Bank of Pittsburgh. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.

We regularly adjust our investments in liquid assets based upon our assessment of (1) expected loan demand, (2) expected deposit flows, (3) yields available on interest-earning deposits and securities and (4) the objectives of our asset/liability management policy.

Our most liquid assets are cash and cash equivalents. The levels of these assets depend on our operating, financing, lending and investing activities during any given period. At March 31, 2007, cash and cash equivalents totaled $2.8 million. In addition, at March 31, 2007, we had arrangements to borrow up to $15.0 million from the Federal Home Loan Bank of Pittsburgh. On March 31, 2007, we had $8.5 million of advances outstanding.

At March 31, 2007, all of our investment securities were classified as available for sale. We have classified our investments in this manner, rather than as held to maturity, because they were purchased primarily to provide a source of liquidity as well as income. Securities whose market value exceeds our cost totaled $13.9 million at March 31, 2007.

A significant use of our liquidity is the funding of loan originations. At March 31, 2007, we had $300,000 in loan commitments outstanding. In addition, we had $955,000 in undisbursed construction loans and $414,000 in unused home equity lines of credit. Historically, many of the lines of credit expire without being fully drawn; therefore, the total commitment amounts do not necessarily represent future cash requirements. Another significant use of our liquidity is the funding of deposit withdrawals. Certificates of deposit due within one year of March 31, 2007 totaled $46.0 million, or 83.9% of certificates of deposit. The large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods in the recent low interest rate environment. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before March 31, 2008. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activities are the origination and purchase of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Capital Management. We are subject to various regulatory capital requirements administered by the Federal Deposit Insurance Corporation, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At March 31, 2007, we exceeded all of our regulatory capital requirements. We are considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Federal Banking Regulation—Capital Requirements,” “Regulatory Capital Compliance” and note 18 of the notes to the consolidated financial statements.

The offering is expected to increase our equity by $8.5 million to $11.5 million. See “Capitalization.” The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity.

Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except: (1) in extraordinary circumstances, we may make open market repurchases of up to 5% of our outstanding stock if we receive the prior non-objection of the Office of Thrift Supervision of such repurchases; (2) if we conduct an OTS-approved offer to repurchase made to all shareholders; (3) if we repurchase to fund a restricted stock award plan that has been approved by shareholders; or (4) if we repurchase stock to fund a tax-qualified employee stock benefit plan. All repurchases are prohibited, however, if the repurchase would reduce North Penn Bank’s regulatory capital below regulatory required levels. If any options previously granted under the 2006 Omnibus Stock Option Plan are exercised during the first year following the conversion and offering, they will be funded with newly issued shares, as the Office of Thrift Supervision does not view pre-existing stock options as an extraordinary circumstance or compelling business purpose for a stock repurchase in the first year after conversion.

Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments and lines of credit. For information about our loan commitments and unused lines of credit, see note 14 of the notes to the consolidated financial statements.

For the three months ended March 31, 2007 and the year ended December 31, 2006, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.

Impact of Recent Accounting Pronouncements

For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to the consolidated financial statements included in this prospectus.

Effect of Inflation and Changing Prices

The financial statements and related financial data presented in this prospectus have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management

Board of Directors

The board of directors of New North Penn Bancorp is composed of eight persons who are elected for terms of three years, approximately one-third of whom will be elected annually. The directors of New North Penn Bancorp are the same individuals that comprise the boards of directors of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank. All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Mr. Hickman, whom we currently employ as President and Chief Executive Officer. Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of March 31, 2007.

The following directors have terms ending in 2008:

Gordon S. Florey retired from Gordon Florey Residential Appraisals in 2002, where he was self-employed as a real estate appraiser. From 1976-1986, Mr. Florey owned Florey Plumbing Supply. Age 81. Director since 1979.

Virginia D. McGregor has served as an advisor to the Board of Directors of McGregor Industries, Inc. for the past five years. Ms. McGregor has also been a member of the Board of Directors of Community Medical Center, Scranton, PA since January 2006. Age 44. Director since 2007.

James W. Reid, Esq. is a partner in the law firm of Oliver Price & Rhodes. Age 55. Director since 2001.

The following directors have terms ending in 2009:

Herbert C. Kneller is a Project Engineer for Hanson Aggregates Pennsylvania, Inc. Age 62. Director since 1975.

Frank H. Mechler Retired. Prior to his retirement, Mr. Mechler served as the President and Secretary of North Penn Bank. Mr. Mechler serves as Secretary of North Penn Bank. Age 87. Director since 1979.

David Samuel. Retired. Prior to his retirement, Mr. Samuel owned Samuel Fuel Oil. Age 80. Director since 1975.

The following directors have terms ending in 2010:

Frederick L. Hickman is the President and Chief Executive Officer of North Penn Bancorp, Inc., North Penn Mutual Holding Company and North Penn Bank. Prior to joining North Penn Bank in 2000, Mr. Hickman served as President and Chief Executive Officer of Union National Bank of Mount Carmel. Age 51. Director since 2000.

Kevin M. Lamont is the President of Millennium Health Services, Inc. and President of Lamont Development Company, Inc. Age 48. Director since 2004.

Executive Officers

Our executive officers are elected by the board of directors and serve at the board’s discretion. The following individuals currently serve as executive officers of North Penn Bancorp and North Penn Bank and will serve in the same positions with New North Penn Bancorp following the conversion and offering. Each officer has held his current position for at least the last five years, unless otherwise stated. Ages presented are as of March 31, 2007.

Name	Age	Principal Occupation for Past Five Years
Thomas J. Dziak	51	Executive Vice President – Senior Lending Officer of North Penn Mutual Holding Company and North Penn Bancorp. Prior to joining North Penn Bank in February of 2001, Mr. Dziak served as a vice president and loan officer at LA Bank, NA.

Thomas A. Byrne	46	Senior Vice President – Commercial Lending Officer of North Penn Mutual Holding Company and North Penn Bancorp. Prior to joining North Penn Bank in January of 2005, Mr. Byrne served as a vice president and commercial loan officer at Community Bank & Trust.

Glenn J. Clark	34	Assistant Vice President and Controller of North Penn Bancorp and North Penn Bank.

Meetings and Committees of the Board of Directors

North Penn Bancorp and North Penn Bank conduct business through meetings and activities of their boards of directors and their committees. During the year ended December 31, 2006, the boards of directors of North Penn Bancorp and North Penn Bank held two and 14 meetings, respectively. No director attended fewer than 75% of the aggregate of total meetings of North Penn Bancorp’s and North Penn Bank’s respective Board of Directors and the committees on which such director served.

In connection with the completion of the conversion and offering, New North Penn Bancorp will establish an audit committee, a compensation committee and a nominating and corporate governance committee. All of the members of these committees will be independent directors as defined in the listing standards of The Nasdaq Stock Market. Such committees will operate in accordance with written charters, which we expect to have available on our Web site at www.northpennbank.com.

North Penn Bancorp currently maintains an audit committee, a compensation committee and a nominating and corporate governance committee. The directors who serve on these committees will serve on the similar committees of New North Penn Bancorp.

Audit Committee. The Audit Committee, consisting of Messrs. Lamont (Chairman), Kneller and Mechler oversees North Penn Bancorp’s accounting and financial reporting processes. It meets periodically with the independent registered accounting firm, management and the internal auditors to review accounting, auditing, internal control structure and financial reporting matters. During 2006, the Audit Committee met six times. Each member of the Audit Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. The Audit Committee does not have an “audit committee financial expert.” The Board of Directors believes that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the committee. The committee has the authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Audit Committee acts under a written charter adopted by the Board of Directors, a copy of which is posted on North Penn Bancorp’s Web site at www.northpennbank.com.

Compensation Committee. The Compensation Committee, consisting of Messrs. Kneller, Reid and Lamont (Chairman), is responsible for human resource policies, salaries and benefits, incentive compensation, executive development and management succession planning. It also deals with policies relating to nondiscriminatory employment practices, including those related to hiring, compensation and promotion. The Compensation Committee reviews all compensation components for North Penn Bancorp’s Chief Executive Officer, including annual salary, bonus, stock options and other direct and indirect benefits, as well as reviews North Penn Bancorp’s executive and employee compensation programs, and director compensation. During 2006, the Compensation Committee met three times. Each member of the Compensation Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. The Compensation Committee acts under a written charter, a copy of which is posted on North Penn Bancorp’s Web site at www.northpennbank.com.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, consisting of Messrs. Reid (Chairman) and Lamont, and Ms. McGregor takes a leadership role in shaping governance policies and practices, including recommending to the board of directors the corporate governance policies and guidelines that should be adopted by North Penn Bancorp and monitoring compliance with these policies and guidelines. In addition, the Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members, considering the candidates recommended by shareholders for board membership, and recommending to the board the director nominees for election at the next annual meeting of shareholders. It manages the board’s annual review of its performance and recommends director candidates for each committee for appointment by the board. During 2006, the Nominating and Corporate Governance Committee met two times. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of The Nasdaq Stock Market. The Nominating and Corporate Committee acts under a written charter, a copy of which is posted on North Penn Bancorp’s Web site at www.northpennbank.com.

Directors’ Compensation

Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that are paid to non-employee directors for their service on the boards of directors of North Penn Mutual Holding Company, North Penn Bancorp and North Penn Bank. All of the fees are paid by North Penn Bank. Directors do not receive any separate compensation for their service on the board of directors of North Penn Bancorp or North Penn Mutual Holding Company. Directors of New North Penn Bancorp will not receive any separate compensation for their service on the board of directors of New North Penn Bancorp. Directors do not receive committee meeting fees if they do not attend the committee meeting.

Board of Directors Fees
Monthly retainer	$375
Fee per board meeting:
Chairman	650
Other directors	400
Fee per committee meeting	200

The following table sets forth the total cash paid to our non-employee directors for their service on our board of directors during the year ended December 31, 2006. No director received any equity or other compensation during 2006.

Name	Fees Earned or Paid in Cash
Gordon S. Florey	$9,900
Herbert C. Kneller	12,100
Kevin M. Lamont	14,100
Frank H. Mechler	12,100
James W. Reid	10,100
Otto P. Robinson	9,700
David Samuel	11,900
John Schumacher	15,100

Executive Compensation

Summary Compensation Table. The following information is provided for our President and Chief Executive Officer and two most highly compensated executive officers for the year ended December 31, 2006 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Frederick L. Hickman President & CEO	2006	$160,176	$24,000	$836	$2,123	$15,280	$202,415
Thomas J. Dziak Executive Vice President	2006	88,926	18,100	697	1,351	8,553	117,627
Thomas A. Byrne Senior Vice President	2006	91,400	20,500	697	965	8,675	122,237

(1)	Reflects the amount recognized for financial statement reporting purposes in accordance with FAS 123(R). For further information on the assumptions used to value the awards, see note 10 to the notes to the consolidated financial statements contained in this prospectus.

(2)	Reflects the amount recognized for financial statement reporting purposes in accordance with FAS 123(R) for 11,000, 7,000, and 5,000 options in 2006 for Messrs. Hickman, Dziak and Byrne, respectively, based upon a fair value of each option of $3.86, using the Black-Scholes option pricing model. The assumptions used in the valuation of the options were as follows: dividend yield, 0.29%; expected volatility, 3.76%; risk-free rate, 4.76%; and expected life in years of 10 years.

(3)	Includes employer 401(k) plan contributions of $4,808, $2,218 and $2,090, ESOP allocations of $9,549, $5,549 and $5,802, and employer-paid life insurance premiums of $923, $786 and $783 for Messrs. Hickman, Dziak and Byrne, respectively.

With respect to the payment of bonus as set forth above, our board of directors meets annually to approve the incentive compensation for our executive officers. Incentive compensation for Messrs. Hickman and Dziak is based on a combination of factors, including individual executive officer performance and North Penn Bank’s earnings and financial condition. The board of directors has not established a particular formula or established specific criteria for the calculation of the bonus amount. Incentive compensation for Mr. Byrne is based primarily on loan originations. The objective of the incentive compensation program is to reward our executive officers for their contributions to North Penn Bancorp and North Penn Bank and to provide incentives to encourage continued improvement in financial performance.

Employment Agreements. On June 1, 2005, North Penn Bancorp and North Penn Bank entered into amended and restated employment agreements with Frederick L. Hickman and Thomas J. Dziak. North Penn Bancorp and North Penn Bank also entered into an employment agreement with Thomas A. Byrne on the same date. The employment agreements are intended to help North Penn Bancorp and North Penn Bank maintain a stable and competent management base. Messrs. Hickman, Dziak and Byrne are also referred to as the “executive” or the “executives” below.

The employment agreements with Messrs. Hickman and Dziak provide for a three-year term, while Mr. Byrne entered into an employment agreement for a two-year term. The Board of Directors annually reviews the employment agreements and may renew the terms of the agreements for an additional year and adjust the executives’ base salaries based upon the results of its review. The current base salaries for Messrs. Hickman, Dziak and Byrne are $160,680, $88,910 and $88,375, respectively. In addition to base salaries, the employment agreements provide for bonus payments, benefit plan participation, perquisites and business expense reimbursement.

The employment agreements enable North Penn Bancorp and North Penn Bank to terminate the executives’ employment for cause, as defined in the employment agreements, at any time. No severance payments or benefits are provided under the employment agreements upon termination for cause. If North Penn Bancorp or North Penn Bank terminates the executive’s employment for reasons other than for cause, or if the executive resigns from North

Penn Bancorp or North Penn Bank under specified circumstances that constitute constructive termination, the executive or, if he dies, his beneficiary, receives an amount equal to his base salary for the remaining term of the agreement, plus his average bonus paid over the term of the employment agreement and the contributions that would have been made on his behalf to any employee benefit plans of North Penn Bancorp and North Penn Bank during the remaining term of the employment agreement. North Penn Bank also provides continued life, medical and dental coverage for the remaining term of the employment agreements.

Under the employment agreements, the executives also receive severance payments and benefits if they voluntarily (upon the occurrence of specific circumstances discussed in the agreements) or involuntarily terminate employment following a change in control of North Penn Bancorp or North Penn Bank. Upon such termination, Messrs. Hickman and Dziak, or their beneficiaries, if they die prior to receipt of payment, receive severance equal to 2.99 times their average annual compensation for the five (5) preceding years of employment (or their period of employment, if less than five (5) years). Mr. Byrne’s employment agreement provides for a change in control severance benefit equal to two (2) times his average annual compensation over the five (5) preceding years (or his period of employment, if less than five (5) years). North Penn Bank also continues the executives’ life, medical, and dental coverage for 36 months following termination of employment in connection with a change in control.

Section 280G of the Internal Revenue Code provides that payments related to a change in control that equal or exceed three (3) times the individual’s base amount (defined as average annual taxable compensation over the five (5) preceding calendar years) constitute “excess parachute payments.” Individuals who receive excess parachute payments are subject to a 20% excise tax on the amount that exceeds the base amount, and the employer may not deduct such amounts. The employment agreements limit payments made to the executives in connection with a change in control to amounts that will not exceed their Section 280G limits.

North Penn Bancorp and North Penn Bank have agreed to pay or reimburse the executives for their reasonable costs and legal fees associated with any dispute or question of interpretation relating to the employment agreements, provided the executives are successful on the merits in a legal judgment, arbitration or settlement. The employment agreements also require North Penn Bancorp and North Penn Bank to indemnify the executives to the fullest extent legally allowable. The executives have agreed not to compete with North Penn Bancorp or North Penn Bank for one year following their termination of employment, other than in connection with a change in control.

Amended and Restated Employment Agreements. We intend to amend and restate the existing employment agreements with Messrs. Hickman, Dziak and Byrne, effective as of the completion of the conversion and offering. Our Compensation Committee is reviewing the base salaries for Messrs. Hickman and Dziak and expects to increase them by approximately 10%. Although the duration and other terms of the agreements will remain essentially the same, the amended and restated agreements will contain updated language clarifying that both New North Penn Bancorp and North Penn Bank are parties to and will be jointly liable for payments due under the agreements. The agreements will also provide health and dental benefit continuation for the executive’s spouse and dependents for the remaining term of the agreement following the executive’s death and reduce the distance for an involuntary relocation to be considered constructive termination from fifty (50) to twenty-five (25) miles. The amended and restated agreements will continue to provide the same payments and benefits discussed above upon disability, involuntary termination, termination without cause, and termination in connection with a change in control. The amended and restated agreements also will continue to limit payments made to the executives in connection with a change in control to an amount that does not exceed the applicable limitations of Section 280G of the Internal Revenue Code.

Supplemental Executive Retirement Plan. North Penn Bank has entered into supplemental executive retirement agreements with Frederick L. Hickman, Thomas J. Dziak and Thomas A. Byrne. Under these agreements, upon their separation from service on or after the normal retirement age of 65, Messrs. Hickman, Dziak and Byrne each will receive benefits of $83,000, $46,000 and $43,000 per year, respectively, for 10 years. Upon early termination of employment or termination due to disability, the executive receives a reduced benefit equal to 100% of the accrued balance under the plan as of the date of termination, payable 90 days following termination, in the case of early termination, or within 90 days following the participant’s attainment of age 65, in the case of disability. If the executive dies while in service, his beneficiary will receive a lump sum actuarial equivalent pre-retirement benefit in lieu of the normal retirement benefit. Upon a change in control, the executive receives an annual benefit, payable within 90 days following termination, with the benefit amount determined by vesting the executive in the present value of the normal retirement benefit using a 4% discount rate. No benefits are payable under the supplemental executive retirement agreements following termination for cause. In addition, in consideration for the benefits provided under the agreements, the executives agree not to engage in competitive business activities while employed by North Penn Bank and for two years following termination of employment for any reason other than a change in control.

Outstanding Equity Awards at Fiscal Year-End. The following table sets forth information concerning unexercised stock options and stock that has not vested for each of the named executive officers as of December 31, 2006.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Un- Exercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Frederick L. Hickman	11,000	$11.15	9/26/2016	1,500	$17,400
Thomas J. Dziak	7,000	11.15	9/26/2016	1,250	14,500
Thomas A. Byrne	5,000	11.15	9/26/2016	1,250	14,500

(1)	Stock options granted pursuant to the North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan vest 20% each year for five continuous years, commencing on September 26, 2007.

(2)	Stock awards granted pursuant to the North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan vest 20% each year for five continuous years, commencing on September 26, 2007.

(3)	Determined based on closing price of $11.60 per share as of December 29, 2006.

Benefit Plans

Defined Benefit Pension Plan. North Penn Bank participates in the Pentegra Defined Benefit Plan for Financial Institutions, which provides retirement benefits for eligible employees. Employees are eligible to participate in the plan upon the completion of one year of service and attainment of age 21. The formula for the annual normal retirement benefit payable under the plan after age 65 is 2.0%, multiplied by years of benefit service (as defined under the plan), multiplied by the average of the participant’s highest five (5) years of salary. Participants may also receive a reduced early retirement benefit upon retirement after age 55 but prior to age 65. Participants generally vest in their pension plan benefits at the rate of 20% following completion of two years of service and 20% per year thereafter, becoming 100% vested upon completion of six years of service. Participants are 100% vested at age 65, however, regardless of completed years of service. Benefits paid under the plan are not reduced for social security benefits that become payable to participants. As of December 31, 2006, Messrs. Hickman, Dziak and Byrne had 6, 5.92 and 1 year of benefit service, respectively, under the plan.

401(k) Plan. Effective June 1, 2005, North Penn Bank established the North Penn Bank Employees’ Savings and Profit Sharing Plan and Trust, a tax-qualified defined contribution plan. Participants become eligible to participate in the plan on the first day of the month following their completion of one year of service. Eligible employees may contribute up to 20% of their compensation to the plan on a pre-tax basis, subject to certain compensation limitations imposed on tax-qualified plans under the Internal Revenue Code of 1986, as amended. Under the plan, North Penn Bank makes matching contributions to participants’ accounts equal to 50% of the amount deferred, up to a maximum of 6% of each participant’s compensation. North Penn Bank may also make discretionary profit-sharing contributions to the accounts of participants. Participants are always 100% vested in their salary deferrals; participants vest in North Penn Bank’s matching and profit-sharing contributions at the rate of 100% upon the completion of three years of service; participants are 0% vested prior to completing three years of service.

Employee Stock Ownership Plan. North Penn Bank sponsors an employee stock ownership plan for eligible employees of North Penn Bank. Eligible employees who were 21 years old and employed by North Penn Bank on June 1, 2005, the closing date of the reorganization and minority offering, began participating in the plan as of that date. New employees of North Penn Bank after that date who are 21 years old and complete at least twelve months of service with North Penn Bank are eligible to participate in the employee stock ownership plan as of the January 1st or July 1st following their completion of the plan’s eligibility requirements.

In connection with the minority offering, an independent trustee purchased 53,211 shares of common stock on behalf of the plan, using the proceeds of a $545,000 loan from North Penn Bancorp for this purpose. North Penn Bank repays the outstanding loan by making contributions to the employee stock ownership plan and through dividends paid on common stock held by the plan over the 15-year loan term. As North Penn Bank repays the loan, participants receive annual allocations of Company common stock based on their proportional compensation.

The employee stock ownership plan will subscribe for 8.0% of the shares sold in the offering using funds borrowed from New North Penn Bancorp. The term of the loan will be 20 years. The interest rate for the loan will equal the prime rate, as published in The Wall Street Journal, on the closing date of the conversion and offering. If the employee stock ownership plan is unable to acquire 8.0% of the common sold in the offering, the plan may acquire the shares through open market purchases, subject to approval by the Office of Thrift Supervision.

Participants currently vest in employee stock ownership plan benefits at the rate of 20% upon the completion of three years of service, and at the rate of 20% per year thereafter, becoming fully vested upon the completion of seven years of service. In connection with entering into the ESOP loan and effective upon completion of the conversion, the ESOP vesting schedule will be amended to provide for vesting at the rate of 20% after two years of service and 20% per year thereafter, with participants becoming fully vested upon the completion of six years of service. Participants also become fully vested automatically upon death or disability, a change in control or termination of the employee stock ownership plan. Participants generally receive their benefits upon separation from service. The plan reallocates any unvested shares forfeited upon a participant’s termination of employment among the remaining plan participants.

Participants may direct the plan trustee regarding how to vote common stock credited to their accounts. The trustee will vote all allocated shares held in the employee stock ownership plan as instructed by the plan participants and will vote unallocated shares and allocated shares for which it receives no instructions in the same ratio as those shares for which instructions are given, subject to its overall fiduciary responsibilities to plan participants. The employee stock ownership plan must meet certain requirements of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974. North Penn Bank intends to request a favorable determination letter from the Internal Revenue Service regarding the tax-qualified status of the employee stock ownership plan. North Penn Bank expects to receive a favorable determination letter, but cannot guarantee that it will. Under applicable accounting requirements, North Penn Bank records a compensation expense for the employee stock ownership plan equal to the fair market value of the shares when committed for release to participants’ accounts.

2006 Omnibus Stock Option Plan. The North Penn Bancorp, Inc. 2006 Omnibus Stock Option Plan was adopted by our Board of Directors and approved by our shareholders in May 2006. The 2006 Omnibus Stock Option Plan authorizes the granting of up to 66,514 stock options and 26,605 shares of restricted stock. The purpose of the 2006 Omnibus Stock Option Plan was to attract and retain qualified personnel, to provide officers, employees and directors with a proprietary interest in us as an incentive to contribute to our continued success, to align employees’ interests with those of our shareholders and to reward outstanding performance. The 2006 Omnibus Stock Option Plan is administered by a committee of the Board of Directors, which has the authority to determine the eligible directors or employees to whom awards are to be granted, the number of awards to be granted, the vesting of the awards and the conditions and limitations of the awards.

As of June 1, 2007, options for 27,000 shares were outstanding and options for 39,514 shares remained available for future awards under the plan. None of the options granted under the have been exercised. As of June 1, 2007, 4,875 shares of restricted stock had been granted and 21,730 shares remained available for future awards.

The 2006 Omnibus Stock Option Plan provides that in the event any merger, consolidation, share exchange or other similar corporate transaction affects the shares of North Penn Bancorp in such a manner that an adjustment is required to preserve the benefits available under the plan, the committee administering the plan has the authority to adjust the number of shares which may be granted, the number of shares subject to restricted stock awards or outstanding stock options, and the exercise price of any stock option grant. As a result, upon completion of the conversion and offering, outstanding shares of restricted stock and options to purchase shares of North Penn

Bancorp common stock will be converted into and become shares of restricted stock and options to purchase shares of New North Penn Bancorp common stock. The number of shares of restricted stock and common stock to be received upon exercise of these options and the related exercise price will be adjusted for the exchange ratio in the conversion. The aggregate exercise price, duration and vesting schedule of these awards will not be affected.

New North Penn Bancorp will assume the 2006 Omnibus Stock Option Plan after the conversion and offering.

Future Equity Incentive Plan. Following the offering, North Penn Bancorp plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, North Penn Bancorp anticipates that the plan will authorize a number of stock options equal to 10.0% of the total shares sold in the offering, and a number of shares of restricted stock equal to 4.0% of the total shares sold in the offering. Therefore, the number of shares reserved under the plan will range from 119,000 shares, assuming 850,000 shares are issued in the offering, to 161,000 shares, assuming 1,150,000 shares are issued in the offering.

North Penn Bancorp may fund the equity incentive plan through the purchase of common stock in the open market by a trust established in connection with the plan or from authorized, but unissued, shares of North Penn Bancorp common stock. The issuance of additional shares after the offering would dilute the interests of existing shareholders. See “Pro Forma Data.”

North Penn Bancorp will grant all stock options at an exercise price equal to 100% of the fair market value of the stock on the date of grant. North Penn Bancorp will grant restricted stock awards at no cost to recipients. Restricted stock awards and stock options generally vest ratably over a five-year period (or as otherwise permitted by the Office of Thrift Supervision), but North Penn Bancorp may also make vesting contingent upon the satisfaction of performance goals established by the board of directors or the committee charged with administering the plan. All outstanding awards will accelerate and become fully vested upon a change in control of North Penn Bancorp.

The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations. We will submit the equity incentive plan to shareholders for their approval not less than six months after completion of the conversion and offering, at which time we will provide shareholders with detailed information about the plan.

Transactions with Related Persons

The aggregate amount of loans by North Penn Bank to its executive officers and directors, and members of their immediate families, was $911,000 at March 31, 2007. As of that date, these loans were performing according to their original terms. Except as described below, the outstanding loans made to our directors and executive officers, and members of their immediate families, were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to North Penn Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.

North Penn Bank maintains a program that enables all employees to obtain residential mortgage loans and auto loans at a reduction of 2% from the rates available to the public. Frederick Hickman has a mortgage loan from North Penn Bank that was made under this program at a rate of 3.65%. The largest amount of principal outstanding during 2006 on this loan was $169,655 and the outstanding balance at May 31, 2007 was $145,362. The total principal and interest paid on this loan during 2006 was approximately $18,000 and $6,000, respectively. For information about restrictions on our ability to make loans to insiders, see “Regulation and Supervision—Federal Banking Regulation—Transactions with Related Parties.”

Indemnification for Directors and Officers

New North Penn Bancorp’s articles of incorporation provide that New North Penn Bancorp must indemnify all directors and officers of New North Penn Bancorp against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of New North Penn Bancorp. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of New North Penn Bancorp pursuant to its articles of incorporation or otherwise, New North Penn Bancorp has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Stock Ownership

The following table sets forth, as of June 1, 2007, the name and address of each person who owns of record or who is known by the board of directors to be the beneficial owner of more than 5% of North Penn Bancorp’s outstanding common stock, the number of shares beneficially owned by such person and the percentage of North Penn Bancorp’s outstanding common stock so owned.

Name and Address	Number of Shares Beneficially Owned	Percent of Outstanding Common Stock Beneficially Owned
North Penn Mutual Holding Company 216 Adams Avenue Scranton PA 18503-1692	778,415	53.7%

The following table sets forth the information concerning the number of shares and percentage of Company common stock beneficially owned, as of June 1, 2007, by each present director and named executive officer and by all directors and executive officers as a group.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
Thomas A. Byrne	3,318	(3)	*
Thomas J. Dziak	7,631	(4)	*
Gordon S. Florey	2,000	(5)	*
Frederick L. Hickman	12,480	(6)	*
Herbert C. Kneller	1,200		*
Kevin M. Lamont	53,000	(8)	3.7%
Virginia D. McGregor	1,500		*
Frank H. Mechler	5,000	(7)	*
James W. Reid	2,000		*
David Samuel	5,000		*
Executive Officers and Directors as a Group (11 persons)	93,129		6.4%

*	Less than 1%.

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definitions of “beneficial ownership” set forth in the general rules and regulations of the Securities and Exchange Commission and may include securities owned by or for the individual’s spouse and minor children and any other relative who has the same home, as well as, securities to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within 60 days after March 26, 2007. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Based on 1,448,430 shares of North Penn Bancorp’s common stock outstanding and entitled to vote as of June 1, 2007.

(3)	Includes 1,709 shares owned by Mr. Byrne held in 401(k) Plan, 359 shares allocated under the ESOP and 1,250 shares of unvested restricted stock held in trust.

(4)	Includes 4,000 shares owned by Mr. Dziak held in IRA, 2,011 shares held in 401(k) Plan, 370 shares allocated under the ESOP and 1,250 shares of unvested restricted stock held in trust.

(5)	Shares owned by Mr. Florey held in IRA.

(6)	Includes 4,856 shares owned by Mr. Hickman held in 401(k) Plan, 647 shares allocated under the ESOP, 100 shares owned by Mr. Hickman’s wife, 100 shares held by Mr. Hickman as custodian for his son, 100 shares held by Mr. Hickman as custodian for his daughter and 1,500 shares of unvested restricted stock held in trust.

(7)	Shares owned by Mr. Mechler as trustee for Judith Mechler Trust.

(8)	Includes 10,000 shares held by Mr. Lamont in Lamont Development Company, Inc.

Subscriptions by Executive Officers and Directors

The table below sets forth, for each of our directors and named executive officers and for all of the directors and named executive officers as a group, the following information:

•

the number of shares of New North Penn Bancorp common stock to be received in exchange for shares of North Penn Bancorp common stock upon consummation of the conversion and offering, based upon their beneficial ownership of North Penn Bancorp common stock as of June 1, 2007;

•	the proposed purchases of New North Penn Bancorp common stock, assuming sufficient shares are available to satisfy their subscriptions; and

•	the total amount of New North Penn Bancorp common stock to be held upon consummation of the conversion and offering.

In each case, it is assumed that shares are sold and the exchange ratio is calculated at the midpoint of the offering range. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 33% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. See “Proposal 1—Approval of the Plan of Conversion.”

	Number of Shares Received in Exchange for Shares of North Penn Bancorp (2)	Proposed Purchases of Stock in the Offering (1)		Total Common Stock to be Held
Name of Beneficial Owner		Number of Shares	Dollar Amount	Number of Shares (2)	Percentage of Total Outstanding
Thomas A. Byrne	4,262	2,700	$27,000	6,962	*
Thomas J. Dziak	9,803	1,000	10,000	10,803	*
Gordon S. Florey	2,569	—	—	2,569	*
Frederick L. Hickman	16,033	10,000	100,000	26,033	1.4%
Herbert C. Kneller	1,541	500	5,000	2,041	*
Kevin M. Lamont	68,089	24,948	249,480	93,037	5.0
Virginia D. McGregor	1,927	2,500	25,000	4,427	*
Frank H. Mechler	6,423	—	—	6,423	*
James W. Reid	2,569	—	—	2,569	*
David Samuel	4,423	—	—	6,423	*

Total	119,639	41,648	$416,480	161,287	8.7%

*	Less than 1%.

(1)	Includes proposed subscriptions, if any, by associates.

(2)	Based on information presented in “Stock Ownership.” Excludes shares that may be acquired upon the exercise of outstanding stock options.

Regulation and Supervision

General

North Penn Bank is subject to extensive regulation, examination and supervision by the Federal Deposit Insurance Corporation, as its primary federal regulator, and by the Pennsylvania Department of Banking. North Penn Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. North Penn Bank must file reports with the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Federal Deposit Insurance Corporation and the Pennsylvania Department of Banking to evaluate North Penn Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Pennsylvania Department of Banking, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on New North Penn Bancorp and North Penn Bank and their operations. New North Penn Bancorp, as a savings and loan holding company, will be required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision.

Certain of the regulatory requirements that are or will be applicable to North Penn Bank and New North Penn Bancorp are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on North Penn Bank and New North Penn Bancorp and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Capital Requirements. The Federal Deposit Insurance Corporation’s capital regulations require federally insured, state-chartered banks that are not members of the Federal Reserve System (“state non-member banks”), such as North Penn Bank, to comply with minimum leverage capital requirements. For an institution determined by the Federal Deposit Insurance Corporation to not be anticipating or experiencing significant growth and to be, in general, a strong banking organization rated composite 1 under Uniform Financial Institutions Ranking System established by the Federal Financial Institutions Examination Council, the minimum capital leverage requirement is a ratio of Tier 1 capital to total assets of 3.0%. For all other institutions, the minimum leverage capital ratio is not less than 4.0%. Tier 1 capital is the sum of common shareholder’s equity, noncumulative perpetual preferred stock (including any related surplus) and minority investments in certain subsidiaries, less intangible assets (except for certain servicing rights and credit card relationships) and certain other specified items.

The Federal Deposit Insurance Corporation regulations require state non-member banks to maintain certain levels of regulatory capital in relation to regulatory risk-weighted assets. The ratio of regulatory capital to regulatory risk-weighted assets is referred to as a bank’s “risk-based capital ratio.” Risk-based capital ratios are determined by allocating assets and specified off-balance sheet items (including recourse obligations, direct credit substitutes and residual interests) to four risk-weighted categories ranging from 0.0% to 100.0%, with higher levels of capital being required for the categories perceived as representing greater risk. For example, under the Federal Deposit Insurance Corporation’s risk-weighting system, cash and securities backed by the full faith and credit of the U.S. government are given a 0.0% risk weight, loans secured by one- to four-family residential properties generally have a 50.0% risk weight, and commercial loans have a risk weighting of 100.0%.

State non-member banks must maintain a minimum ratio of total capital to risk-weighted assets of at least 8.0%, of which at least one-half must be Tier 1 capital. Total capital consists of Tier 1 capital plus Tier 2 or supplementary capital items, which include allowances for loan losses in an amount of up to 1.25% of risk-weighted assets, cumulative preferred stock and certain other capital instruments, and a portion of the net unrealized gain on equity securities. The includable amount of Tier 2 capital cannot exceed the amount of the institution’s Tier 1 capital. Banks that engage in specified levels of trading activities are subject to adjustments in their risk based capital calculation to ensure the maintenance of sufficient capital to support market risk.

The Federal Deposit Insurance Corporation also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At March 31, 2007, North Penn Bank met each of these capital requirements. See note 18 of the notes to the consolidated financial statements for additional information regarding North Penn Bank’s regulatory capital compliance.

Prompt Corrective Regulatory Action. The Federal Deposit Insurance Corporation is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, an institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” An institution that has a total risk-based capital ratio less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and an institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Federal Deposit Insurance Corporation is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Federal Deposit Insurance Corporation within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Federal Deposit Insurance Corporation could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors. See note 18 of the notes to the consolidated financial statements for additional information regarding North Penn Bank’s regulatory capital compliance.

Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines prescribing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Federal Deposit Insurance Corporation determines that an institution fails to meet any standard prescribed by the guidelines, the Federal Deposit Insurance Corporation may require the institution to submit an acceptable plan to achieve compliance with the standard. North Penn Bank has not received any notice from the Federal Deposit Insurance Corporation that it has failed to meet any standard prescribed by the guidelines.

Investment Activities. All state-chartered insured banks, including savings banks, are generally limited in their investment activities to principal and equity investments of the type and in the amount authorized for national banks, notwithstanding state law, subject to certain exceptions. For example, state-chartered banks may, with Federal Deposit Insurance Corporation approval, continue to exercise state authority to invest in common or preferred stocks listed on a national securities exchange and in the shares of a registered investment company, up to certain limits. The Federal Deposit Insurance Corporation may terminate such authority if it determines that such investments pose a safety and soundness risk or upon the occurrence of certain events such as the savings bank’s conversion to a different charter. In addition, the Federal Deposit Insurance Corporation is authorized to permit such institutions to engage in state authorized activities or investments not permissible for national banks (other than non-subsidiary equity investments) if they meet all applicable capital requirements and it is determined that such activities or investments do not pose a significant risk to the Deposit Insurance Fund.

Interstate Banking and Branching. Adequately capitalized bank holding companies may acquire banks in any state subject to specified concentration limits and other conditions. Federal law also authorizes the interstate merger of banks. In addition, among other things, banks may establish new branches on an interstate basis provided that such action is specifically authorized by the law of the host state.

Transactions with Related Parties. Federal law limits North Penn Bank’s authority to lend to, and engage in certain other transactions with (collectively, “covered transactions”), “affiliates” (e.g., any company that controls or is under common control with an institution, including North Penn Bancorp, Inc. and its non-bank subsidiaries). The aggregate amount of covered transactions with any individual affiliate is limited to 10% of the capital and surplus of the institution. The aggregate amount of covered transactions with all affiliates is limited to 20% of the institution’s capital and surplus. Loans and other specified transactions with affiliates are required to be secured by collateral in an amount and of a type described in federal law. The purchase of low quality assets from affiliates is generally prohibited. Transactions with affiliates must be on terms and under circumstances that are at least as favorable to the institution as those prevailing at the time for comparable transactions with non-affiliated companies.

The Sarbanes-Oxley Act generally prohibits loans by North Penn Bancorp to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by North Penn Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. North Penn Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit North Penn Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.

Insurance of Deposit Accounts. Deposits of North Penn Bank are insured by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Insurance premiums are based on a number of factors, primarily the risk of loss that insured institutions pose to the Deposit Insurance Fund. The Federal Deposit Insurance Corporation has the ability to adjust the insurance fund’s reserve ratio between 1.15% and 1.5%, depending on projected losses, economic changes and assessment rates at the end of a calendar year. The FDIC has adopted regulations that set assessment rates that took effect at the beginning of 2007. The new assessment rates for most banks vary between five cents and seven cents for every $100 of deposits. A change in insurance premiums could have an adverse effect on the operating expenses and results of operations of North Penn Bank. We cannot predict what insurance assessment rates will be in the future. Assessment credits have been provided to institutions that paid high premiums in the past. As a result, North Penn Bank will have credits that offset all of its premiums in 2007.

Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. We do not know of any practice, condition or violation that might lead to termination of deposit insurance.

In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund.

Federal Home Loan Bank System. North Penn Bank is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. North Penn Bank, as a member of the Federal Home Loan Bank of Pittsburgh, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. North Penn Bank was in compliance with this requirement with an investment in Federal Home Loan Bank stock at March 31, 2007 of $1.1 million.

Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Federal Deposit Insurance Corporation regulations, every financial institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community

Reinvestment Act. The Community Reinvestment Act requires the Federal Deposit Insurance Corporation, in connection with its examination of state-chartered banks, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.

The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Federal Deposit Insurance Corporation to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.

North Penn Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.

Pennsylvania Savings Bank Law

The Pennsylvania Banking Code contains detailed provisions governing the organization, location of offices, rights and responsibilities of directors, officers, and employees, as well as corporate powers, savings and investment operations and other aspects of North Penn Bank and its affairs. The code delegates extensive rule-making power and administrative discretion to the Pennsylvania Department of Banking so that the supervision and regulation of state-chartered savings banks may be flexible and readily responsive to changes in economic conditions and in savings and lending practices.

The Pennsylvania Banking Code also provides that state-chartered savings banks may engage in any activity permissible for a federal savings association, subject to regulation by the Pennsylvania Department of Banking. The Federal Deposit Insurance Act, however, prohibits North Penn Bank from making new investments, loans, or becoming involved in activities as principal and equity investments which are not permitted for national banks unless:

•	the Federal Deposit Insurance Corporation determines the activity or investment does not pose a significant risk of loss to the Deposit Insurance Fund; and

•	North Penn Bank meets all applicable capital requirements.

Accordingly, the additional operating authority provided to North Penn Bank by the Pennsylvania Banking Code is significantly restricted by the Federal Deposit Insurance Act.

Other Regulations

Interest and other charges collected or contracted for by North Penn Bank are subject to state usury laws and federal laws concerning interest rates. North Penn Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of North Penn Bank also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), and the related regulations of the Federal Deposit Insurance Corporation, which require financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering; and

•	The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties.

Holding Company Regulation

General. Federal law allows a state savings bank that qualifies as a “qualified thrift lender” to elect to be treated as a savings association for purposes of the savings and loan holding company provisions of federal law. Such election allows its holding company to be regulated as a savings and loan holding company by the Office of Thrift Supervision rather than as a bank holding company by the Federal Reserve Board. North Penn Bancorp is a bank holding company regulated by the Federal Reserve Board. However, North Penn Bank has elected to be treated as a savings association in connection with the conversion and offering so that New North Penn Bancorp will be regulated as a savings and loan holding company under federal law. As such, New North Penn Bancorp will register with the Office of Thrift Supervision and will be subject to Office of Thrift Supervision regulations, examinations, supervision, reporting requirements and regulations concerning corporate governance and activities. In addition, the Office of Thrift Supervision will have enforcement authority over New North Penn Bancorp and its non-savings institution subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to North Penn Bank.

New North Penn Bancorp has elected to be treated as a savings and loan holding company rather than as a bank holding company primarily so that it can complete the conversion and offering under the supervision of the Office of Thrift Supervision. Because the Office of Thrift Supervision has overseen almost all of the second-step conversions that have occurred in recent years, we concluded that conducting the transaction under Office of Thrift Supervision regulations would allow us to complete the conversion and offering in a more expeditious and cost-effective manner. Being a savings and loan holding company rather than a bank holding company is not expected to result in any material differences for New North Penn Bancorp. As a unitary savings and loan holding company, New North Penn Bancorp will be able to engage only in activities permitted to a financial holding company and those permitted for a multiple savings and loan holding company, which includes non-banking activities that the Federal Reserve Board has determined to be permissible for bank holding companies.

Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like North Penn Bank, it is a subsidiary of a holding company. If North Penn Bank’s capital were ever to fall below its regulatory requirements or regulators notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation if the agency determines that such distribution would constitute an unsafe or unsound practice.

Qualified Thrift Lender Test. In order for New North Penn Bancorp to be regulated by the Office of Thrift Supervision as a savings and loan holding company (rather than by the Federal Reserve Board as a bank holding company) North Penn Bank must meet a qualified thrift lender test. Under the test, North Penn Bank is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12 month period. Education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of March 31, 2007, North Penn Bank maintained 89.1% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.

Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Federal Securities Laws

North Penn Bancorp common stock is registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. As a result, North Penn Bancorp files quarterly and annual reports with the Securities and Exchange Commission and is subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act. Upon completion of the conversion and offering, New North Penn Bancorp common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act. As a result, New North Penn Bancorp will be required to file quarterly and annual reports with the Securities and Exchange Commission and will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act.

Federal and State Taxation

Federal Income Taxation

General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have been either audited or closed under the statute of limitations through tax year 2003. For its 2006 fiscal year, North Penn Bancorp’s maximum federal income tax rate was 34%.

New North Penn Bancorp and North Penn Bank will enter into a tax allocation agreement. Because New North Penn Bancorp will own 100% of the issued and outstanding capital stock of North Penn Bank, New North Penn Bancorp and North Penn Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group New North Penn Bancorp is the common parent corporation. As a result of this affiliation, North Penn Bank may be included in the filing of a consolidated federal income tax return with New North Penn Bancorp and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.

Bad Debt Reserves. For fiscal years beginning before 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.

Distributions. If North Penn Bank makes “non-dividend distributions” to New North Penn Bancorp, the distributions will be considered to have been made from North Penn Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from North Penn Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in North Penn Bank’s taxable income. Non-dividend distributions include distributions in excess of North Penn Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of North Penn Bank’s current or accumulated earnings and profits will not be so included in North Penn Bank’s taxable income.

The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if North Penn Bank makes a non-dividend distribution to New North Penn Bancorp, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34% federal corporate income tax rate. North Penn Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation

Pennsylvania Taxation. North Penn Bancorp is, and New North Penn Bancorp will be, subject to the Pennsylvania Corporate Net Income Tax, Capital Stock and Franchise Tax. The Corporation Net Income Tax rate for 2006 was 9.99% and is imposed on unconsolidated taxable income for federal purposes with certain adjustments. In general, the Capital Stock and Franchise Tax is a property tax imposed on a corporation’s capital stock value at a statutorily defined rate, such value being determined in accordance with a fixed formula based upon average net income and net worth.

North Penn Bank is subject to tax under the Pennsylvania Mutual Thrift Institutions Tax Act, as amended to include thrift institutions having capital stock. Pursuant to the Mutual Thrift Institutions Tax, the tax rate is 11.5%. The Mutual Thrift Institutions Tax exempts North Penn Bank from other taxes imposed by the Commonwealth of Pennsylvania for state income tax purposes and from all local taxation imposed by political subdivisions, except taxes on real estate and real estate transfers. The Mutual Thrift Institutions Tax is a tax upon net earnings, determined in accordance with generally accepted accounting principles with certain adjustments. The Mutual Thrift Institutions Tax, in computing income according to generally accepted accounting principles, allows for the deduction of interest earned on state and federal obligations, while disallowing a percentage of a thrift’s interest expense deduction in the proportion of interest income on those securities to the overall interest income of North Penn Bank. Net operating losses, if any, thereafter can be carried forward three years for Mutual Thrift Institutions Tax purposes.

Interests of Certain Persons in Matters to Be Acted Upon

None of the directors or executive officers of North Penn Bank, North Penn Bancorp or New North Penn Bancorp has any substantial or material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted on at the special meeting of North Penn Bancorp shareholders other than the interests described below.

New Equity Incentive Plan

New North Penn Bancorp intends to implement a new equity incentive plan that will provide for grants of stock options and awards of restricted stock to key employees, officers and directors. Applicable regulations prohibit the implementation of this plan until six months after completion of the conversion and offering. New North Penn Bancorp must also obtain the approval of shareholders in order to implement this plan.

If the new equity incentive plan is implemented and approved by New North Penn Bancorp shareholders within one year of the completion of the conversion and offering, the number of options granted or shares of restricted stock awarded under the plan may not exceed 10% and 4%, respectively, of the shares of common stock sold in the offering.

We expect that any shares required for restricted stock awards would be purchased in the open market or privately negotiated transactions following shareholder approval of the plan. Funds necessary for stock purchases would be provided by New North Penn Bancorp.

See “Summary–The Conversion–Benefits of the Conversion to Management” and “Our Management–Benefit Plans”.

Employee Stock Ownership Plan

North Penn Bank’s employee stock ownership plan intends to purchase an amount of common stock equal to up to 8% of the shares of common stock that are sold in the offering. The plan is a tax-qualified retirement plan for the benefit of all employees, including executive officers of North Penn Bank and New North Penn Bancorp, who meet certain eligibility requirements. For a detailed description of the employee stock ownership plan and its limitations see “Our Management—Benefit Plans—Employee Stock Ownership Plan.”

Employment Agreement

North Penn Bank has entered into employment agreements with Messrs. Hickman, Dziak, and Byrne. These agreements provide that, under certain circumstances, certain benefits must be paid to these officers in the event of a change of control (as defined in the agreements) of North Penn Bank. Payments and benefits under these agreements will not be triggered by the conversion and offering. However, the elimination of North Penn Mutual Holding Company, which currently owns 53.7% of North Penn Bancorp’s outstanding common stock, as part of the conversion and offering increases the likelihood that a change of control would occur in the future that would trigger payments to these executives under their employment agreements. However, for a period of three years following completion of the conversion and offering, change of control transactions would effectively be prohibited by Office of Thrift Supervision regulations, which will prevent any person from acquiring the beneficial ownership of more than 10% of New North Penn Bancorp’s outstanding common stock without prior approval of the Office of Thrift Supervision. For a detailed description of these agreements, see “Our Management—Executive Compensation—Employment Agreements.”

Dissenters’ Rights

You Have Dissenters’ Rights in the Conversion

The following discussion is not a complete statement of the law pertaining to dissenters’ rights under Pennsylvania Business Corporation Law, referred to as the PBCL, and is qualified in its entirety by the full text of section 1930 and Subchapter D of Chapter 15 of the PBCL, which is referred to as Subchapter D. Subchapter D is reprinted in its entirety as Appendix A of this proxy statement/prospectus. Any North Penn Bancorp shareholder who desires to exercise his or her dissenters’ rights should review carefully Subchapter D and is urged to consult a legal advisor before electing or attempting to exercise their rights. All references in Subchapter D to a “shareholder” and in this summary to a “North Penn Bancorp shareholder” or a “holder of North Penn Bancorp stock” are to the record holder of shares as to which dissenters’ rights are asserted.

Subject to the exceptions stated below, holders of North Penn Bancorp stock who comply with the applicable procedures summarized below will be entitled to dissenters’ rights under Subchapter D. Voting against, abstaining from voting or failing to vote on approval and adoption of the proposed plan of conversion will not constitute a demand for appraisal within the meaning of Subchapter D.

North Penn Bancorp shareholders electing to exercise dissenters’ rights under Subchapter D must not vote for approval of the plan of conversion. A vote by a shareholder against the plan of conversion is not required to exercise dissenters’ rights. However, if a shareholder returns a signed proxy but does not specify a vote against the proposed plan of conversion or a direction to abstain, the proxy, if not revoked prior to the special meeting of shareholders, will be voted for approval of the proposed plan of conversion, which will have the effect of waiving that shareholder’s dissenters’ rights.

What Are Dissenters’ Rights? North Penn Bancorp shareholders who follow the procedures of Subchapter D will be entitled to receive from North Penn Bancorp the fair value of their shares immediately before the completion of the conversion and offering. Fair value takes into account all relevant factors but excludes any appreciation or depreciation in anticipation of the conversion and offering. North Penn Bancorp shareholders who elect to exercise their dissenters’ rights must comply with all of the procedures to preserve those rights.

Shares Eligible for Dissenters’ Rights. Generally, if you chose to assert your dissenters’ rights, you must dissent as to all of the shares you own. The PBCL distinguishes between record holders and beneficial owners. You may assert dissenters’ rights as to fewer than all the shares registered in your name only if you are not the beneficial owner of the shares with respect to which you do not exercise dissenters’ rights.

Record Holder Who is Not the Beneficial Owner. A record holder may assert dissenters’ rights on behalf of the beneficial owner. If you are a registered owner and you wish to exercise dissenters’ rights on behalf of the beneficial owner, you must disclose the name and address of the person or persons on whose behalf you dissent. In that event, your rights shall be determined as if the dissenting shares and the other shares were registered in the names of the beneficial holders.

Beneficial Owner Who is Not the Record Holder. A beneficial owner of North Penn Bancorp common stock who is not also the record holder may assert dissenters’ rights. If you are a beneficial owner who is not the record holder and you wish to assert your dissenters’ rights you must submit a written consent of the record holder to the Secretary of North Penn Bancorp prior to the vote, but in no event later than the North Penn Bancorp special meeting. You may not dissent with respect to some but less than all shares you own, regardless of whether or not the shares are in your name.

Dissenters’ Rights Procedures

Notice of Intention to Dissent. If you wish to exercise your dissenters’ rights, you must follow the procedures set forth in Appendix A. You must file a written notice of intention to demand the fair value of your shares with the Secretary of North Penn Bancorp prior to the vote, but in no event later than the North Penn Bancorp special meeting. You must not make any change in your beneficial ownership of North Penn Bancorp shares from the date you file the notice until the completion of the conversion. You must refrain from voting your shares for the adoption of the plan of conversion. Neither a proxy nor a vote against the proposed plan of conversion will be considered written notice.

Notice of Approval. If the North Penn Bancorp shareholders approve the plan of conversion, North Penn Bancorp will mail a notice to all dissenters’ who filed a notice of intention to dissent prior to the vote on the plan of conversion proposal and who refrained from voting for the adoption of the plan of conversion. North Penn Bancorp expects to mail the notice of approval promptly after the plan of conversion. The notice of approval will state where and when a demand for payment must be sent and where the certificates for eligible shares must be deposited in order to obtain payment. The notice of approval will also supply a form for demanding payment which includes a request for certification of the date on which the holder, or the person on whose behalf the holder dissents, acquired beneficial ownership of the shares. The demand form will be accompanied by a copy of Subchapter D.

If you assert your dissenters’ rights, you must ensure that North Penn Bancorp receives your demand form and your certificates on or before the demand deadline. All mailings to North Penn Bancorp are at your risk. Accordingly, North Penn Bancorp recommends that your notice of intention to dissent, demand form and stock certificates be sent by certified mail only, by overnight courier or by hand delivery.

If you fail to file a notice of intention to dissent, fail to complete and return the demand form, or fail to deposit stock certificates with North Penn Bancorp, each within the specified time periods, you will lose your dissenters’ rights under Subchapter D. You will retain all rights of a shareholder, or beneficial owner, until those rights are modified by completion of the plan of conversion.

Payment of Fair Value by North Penn Bancorp. Upon timely receipt of the completed demand form, the PBCL requires North Penn Bancorp to either: remit to dissenters’ who complied with the procedures the amount North Penn Bancorp estimates to be the fair value for such dissenting shares; or give written notice that no such remittance will be made.

North Penn Bancorp will determine whether to make such a remittance or to defer payment for such shares until completion of the necessary appraisal proceedings. North Penn Bancorp may consider the number of shares, if any, with respect to which shareholders dissented and any objections that may be raised with respect to the standing of the dissenting shareholder.

The remittance or notice will be accompanied by: (i) the closing balance sheet and statement of income of North Penn Bancorp for the fiscal year ended December 31, 2006 together with the latest available interim financial statements; (ii) a statement of North Penn Bancorp’s estimate of the fair value of the shares; and (iii) notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of Subchapter D.

Return of Deposited Certificates. If North Penn Bancorp does not remit the amount of its estimate of the fair value of the shares, it will return any deposited certificates with a notation that a demand for payment in accordance with Subchapter D has been made. If shares carrying this notation are transferred after that, each new certificate issued may bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares will not acquire by this transfer any rights in North Penn Bancorp other than those which the original dissenter had after making demand for payment of their fair value.

Dissenting Shareholders Estimate of Fair Value. If North Penn Bancorp gives notice of its estimate of the fair value of your shares, without remitting this amount, or remits payment of its estimate of the fair value of your shares and you believe that the amount remitted or stated is less than the fair value of such shares, you may send to North Penn Bancorp your own estimate of the fair value of the shares. Such estimate shall be deemed a demand for payment of the amount of the deficiency. If you do not file a holder’s estimate within 30 days after the mailing by North Penn Bancorp of its remittance or notice, you will only be entitled to the amount stated in the notice or remitted to you by North Penn Bancorp.

Resort to Court for Relief. If, after the later of 60 days after the completion of the plan of conversion, the timely receipt of any demand for payment, or after the timely receipt of any holder’s estimate, demands remains unpaid, North Penn Bancorp may file an application for relief, requesting the court determine the fair value of the shares. We cannot assure you that North Penn Bancorp will file this application.

In the court proceeding, all dissenters, wherever residing, whose demands have not been settled will be made parties to any such appraisal proceeding. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. Each dissenter made a party will be entitled to recover an amount equal to the fair value of the dissenter’s shares, plus interest, or if North Penn Bancorp previously remitted any amount to the dissenter, any amount by which the fair value of the dissenter’s shares is found to exceed the amount previously remitted, plus interest.

If North Penn Bancorp fails to file an application for relief, any dissenter who made a demand and who has not already settled his or her claim against North Penn Bancorp may file an application for relief in the name of North Penn Bancorp any time within 30 days after the later of the expiration of the 60-day period after the plan of conversion, the timely receipt of any demand for payment, or the timely receipt of any holder’s estimate. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid North Penn Bancorp’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

Costs and Expenses of Court Proceedings. The costs and expenses of the court proceedings, including the reasonable compensation and expenses of the appraiser appointed by the court, will be determined by the court and assessed against North Penn Bancorp. The court may, however, apportion and assess any part of the costs and expenses of court proceedings as it deems appropriate against all or some of the dissenters’ who are parties and whose action in demanding supplemental payment the court finds to be in bad faith. If North Penn Bancorp fails to comply substantially with the requirements of Subchapter D, the court may assess fees and expenses of counsel and of experts for the parties as it deems appropriate against North Penn Bancorp and in favor of any or all dissenters. The court may assess fees and expenses of counsel and experts against either North Penn Bancorp or a dissenter, if the court finds that a party acted in bad faith. If the court finds that the services of counsel for any dissenter substantially benefited other dissenters’ similarly situated and should not be assessed against North Penn Bancorp, it may award counsel reasonable fees to be paid out of the amounts awarded to the dissenters’ who benefited.

No Right to an Injunction. Under Pennsylvania corporate law, a North Penn Bancorp shareholder has no right, in the absence of fraud or fundamental unfairness, to obtain an injunction against the plan of conversion proposal, nor any right to valuation and payment of the fair value of the holder’s shares because of the plan of conversion proposal, except to the extent provided by the dissenters’ rights provisions of Subchapter D. Pennsylvania corporate law also provides that, absent fraud or fundamental unfairness, the rights and remedies provided by Subchapter D are exclusive.

Comparison of Shareholder Rights

General

As a result of the conversion and offering, current holders of North Penn Bancorp common stock will become shareholders of New North Penn Bancorp, a newly formed corporation. Both North Penn Bancorp and New North Penn Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania. The articles of incorporation and bylaws of New North Penn Bancorp are substantially the same as the articles of incorporation and bylaws of North Penn Bancorp, except as described below.

Limitations on Acquisition of Shares

The articles of incorporation of North Penn Bancorp provide that for a period of five years from the completion of the conversion of North Penn Mutual Holding Company, no person shall directly or indirectly offer to acquire or acquire beneficial ownership of more than 10% of any class of equity security of North Penn Bancorp. The articles of incorporation of New North Penn Bancorp reduce the time period to three years in order to be consistent with a similar restriction imposed by Office of Thrift Supervision regulations.

Qualifications of Directors

The bylaws of North Penn Bancorp contain a residency requirement for directors that specifies that each director must, at all times, reside in a county, city or town in Pennsylvania that is no more than 50 miles from the main office of North Penn Bank. The bylaws of New North Penn Bancorp revise this requirement slightly to require that each director reside in a county in Pennsylvania in which North Penn Bank maintains an office, or in any adjacent county in Pennsylvania.

Restrictions on Acquisition of New North Penn Bancorp

General

Certain provisions in the articles of incorporation and bylaws of New North Penn Bancorp may have antitakeover effects. In addition, regulatory restrictions may make it more difficult for persons or companies to acquire control of us. Because both North Penn Bancorp and New North Penn Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania and because the articles of incorporation and bylaws of New North Penn Bancorp are substantially the same as the articles of incorporation and bylaws of North Penn Bancorp, the provisions of the articles of incorporation and bylaws of New North Penn Bancorp and Pennsylvania law described below currently apply to North Penn Bancorp.

Articles of Incorporation and Bylaws of New North Penn Bancorp

Although our board of directors is not aware of any effort that might be made to obtain control of us after the offering, the board of directors believed it appropriate to adopt certain provisions permitted by federal and state regulations that may have the effect of deterring a future takeover attempt that is not approved by our board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in our articles of incorporation and bylaws. See “Where You Can Find More Information” as to where to obtain a copy of these documents.

Limitation on Voting Rights. Our articles of incorporation provide that in no event will any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of shareholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of common stock, be entitled, or permitted to any vote in respect of the shares held in excess of the limit. Our articles of incorporation provide that, for a period of three years from the date of completion of the conversion and offering, no person may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of an equity security of ours. If shares are acquired in excess of 10%, those shares will be considered “excess shares” and will not be counted as shares entitled to vote.

Board of Directors.

Classified Board. Our board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of New North Penn Bancorp.

Filling of Vacancies; Removal. The articles of incorporation provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the directors then in office. A person elected to fill a vacancy on the Board of Directors will serve until the term of the class to which such director was appointed shall expire. Our articles of incorporation provide that a director may be removed from the Board of Directors before the expiration of his or her term only for cause and only upon the vote of a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.

Qualification. The bylaws provide that no person will be eligible to serve on the Board of Directors who has in the past 10 years been subject to a supervisory action by a financial regulatory agency that involved dishonesty or breach of trust, has been convicted of a crime involving dishonesty or breach of trust that is punishable by a year or more in prison, or is currently charged with such a crime, or has been found by a regulatory agent or a court to have breached a fiduciary duty involving personal profit or committed a willful violation of any law governing banking securities or insurance or has been nominated by a person who would be disqualified from serving by any of the above.

In addition, our bylaws require each director to reside in a county in Pennsylvania in which North Penn Bank maintains an office or in any adjacent county within Pennsylvania. Our bylaws also require each director to own at least 1,000 shares of our outstanding common stock. Furthermore, management officials of depository institutions other than North Penn Bank are not eligible to serve as a director of New North Penn Bancorp, unless such person was on the initial board of directors of New North Penn Bancorp and served as a director of North Penn Bank on September 30, 2004. Our bylaws also prohibit individuals who reach the age of 75 from being elected, reelected, appointed or reappointed to our board of directors, unless such person was on the initial board of directors of New North Penn Bancorp and served as a director of North Penn Bank on September 30, 2004. These provisions contained in our articles of incorporation and bylaws may prevent shareholders from nominating themselves or persons of their choosing for election to the board of directors.

Elimination of Cumulative Voting. Our articles of incorporation provide that no shares will be entitled to cumulative voting. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.

Shareholder Action by Written Consent; Special Meetings of Shareholders. Our shareholders must act only through an annual or special meeting. Special meetings of shareholders may only be called by the board of directors. Our articles of incorporation provide that no action may be taken by shareholders without a meeting. Our articles of incorporation also specifically deny shareholders the ability to consent in writing without a meeting to take any action. Additionally, our articles of incorporation also provide that amendments to our articles of incorporation relating to a change in control of us must be approved by the board of directors prior to shareholder action. The provisions of our articles of incorporation and bylaws limiting shareholder action by written consent and calling of special meetings of shareholders may have the effect of delaying consideration of a shareholder proposal until the next annual meeting, unless a special meeting is called at the request of a majority of the board of directors. These provisions also would prevent the holders of a majority of common stock from unilaterally using the written consent procedure to take shareholder action.

Advance Notice Provisions for Shareholder Nominations and Proposals. Our articles of incorporation establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders. A person may not be nominated for election as a director unless that person is nominated by or at the direction of our board of directors or by a shareholder who has given appropriate notice to us before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given us appropriate notice of the shareholder’s intention to bring that business before the meeting. Our Secretary must receive notice of the nomination or proposal not less than 60 days before the anniversary date of the prior year’s annual meeting. A shareholder who desires to raise new business must provide us with certain information concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide us with certain information concerning the nominee and the proposing shareholder.

Advance notice of nominations or proposed business by shareholders gives our board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by our board of directors, to inform shareholders and make recommendations about those matters.

Authorized but Unissued Shares of Capital Stock. Following the offering, we will have authorized but unissued shares of common and preferred stock. Our articles of incorporation authorize the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

Business Combinations with Interested Shareholders. Our articles of incorporation also provide that any business combination put forth by an interested shareholder must be approved by not less than 80% of the outstanding shares of voting shares unless the combination has been approved by either a two-thirds vote of the board of directors, an affirmative vote of all shareholders entitled to cast votes in an election of directors or by a majority vote of the shareholders excluding the interested shareholder if the interested shareholder has owned at least 80% of out outstanding shares for at least three months, or by a majority vote of the shareholders excluding the interested shareholder at a meeting held no earlier than five years after the date the interested shareholder became an interested shareholder. Our articles of incorporation also require the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote in order to amend or repeal the 80% super-majority vote requirement for interest shareholder business combinations. The super-majority voting provisions in our articles of incorporation have been included to render it more difficult or to discourage an attempt to obtain control of us without approval by the Board of Directors.

State Law Restrictions on Certain Business Combinations

Pennsylvania law contains four anti-takeover sections that apply to Pennsylvania corporations relating to:

•	control share acquisitions;

•	the disgorgement of profits by certain controlling persons;

•	business combination transactions with interested shareholders; and

•	the ability of shareholders to put their stock following a control transaction.

Control Share Acquisitions. Under Pennsylvania law, unless a corporation has opted out of certain statutory provisions, shares of a corporation whose shares are registered under the Securities Exchange Act of 1934 acquired in a “control share acquisition” do not have voting rights unless restored by a resolution approved by a majority vote of the disinterested shareholders and all voting shares of the corporation. Under Pennsylvania law, a “control share acquisition” means an acquisition by any person of voting power over voting shares of a corporation that would, when added to all other voting power of such person, entitle such person to cast for the first time, the amount of voting power in any of the following ranges:

•	at least 20% but less than 33 1/3%;

•	at least 33 1/3% but less than 50%; or

•	more than 50%.

Disgorgement by Certain Controlling Shareholders. Pennsylvania corporate law includes provisions which generally provide that any “profit” realized by any person or group who is or was a “controlling person or group” with respect to a registered corporation from the disposition of any equity security of the corporation to any person shall belong to and be recoverable by the corporation where the profit is realized by such person or group: (1) from the disposition of the equity security within 18 months after the person or group attained the status of a controlling person or group; and (2) the equity security had been acquired by the controlling person or group within 24 months prior to or 18 months subsequent to the attaining by the person or group of the status of a controlling person or group.

A “controlling person or group” for purposes of these provisions of Pennsylvania law is defined to mean (1) a person or group who has acquired, offered to acquire or, directly or indirectly, publicly disclosed or caused to be disclosed the intention of acquiring voting power over voting shares of a registered corporation that would entitle the holder thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation or (2) a person or group who has otherwise, directly or indirectly, publicly disclosed or caused to be disclosed that it may seek to acquire control of a corporation through any means. The definition of “controlling person or group” also includes terms which are designed to facilitate a corporation’s determination of the existence of a group and members of a controlling group.

Pennsylvania law excludes certain persons and holders from the definition of a controlling person or group, absent “significant other activities” indicating that a person or group should be deemed a controlling person or group. Pennsylvania law similarly provides that, absent a person or group’s direct or indirect disclosure or causing to be disclosed that it may seek to acquire control of the corporation through any means, a person or group will not be deemed to be a controlling person or group if such person or group holds voting power, among other ways, as a result of the solicitation of proxies or consents if such proxies or consents are (a) given without consideration in response to a solicitation pursuant to the Securities Exchange Act of 1934 and the regulations thereunder and (b) do not empower the holder thereof to vote such shares except on the specific matters described in such proxy or consent and in accordance with the instructions of the giver of such proxy or consent. The disgorgement provisions of Pennsylvania law applicable to registered corporations also do not apply to certain specified transfers of equity securities, including certain acquisitions and dispositions which are approved by a majority vote of both the board of directors and shareholders of the corporation in the prescribed manner.

Actions to recover any profit due to a registered corporation under the disgorgement provisions of Pennsylvania law may be commenced by the corporation in any court of competent jurisdiction within two years from the date any recoverable profit was realized. Such an action also may be commenced by a shareholder on behalf of the corporation if the corporation refuses to bring the action within 60 days after written request by a shareholder or the corporation fails to prosecute the action diligently. Although any recovery of profits would be due the corporation, the shareholder would be entitled to reimbursement of all costs incurred in connection with the bringing of any such action in the event that such action results in a judgment recovering profits for the corporation.

Business Combinations with Interested Shareholders. Under Pennsylvania law, a registered corporation may not engage in a business combination with an interested shareholder except for certain types of business combinations as enumerated under Pennsylvania law. Pennsylvania law defines a “business combination” generally to include, with respect to a corporation, certain sales, purchases, exchanges, leases, mortgages, pledges, transfers or dispositions of assets, mergers or consolidations, certain issuances or reclassifications of securities, liquidations or dissolutions or certain loans, guarantees or financial assistance, pursuant to an agreement or understanding between such corporation or any subsidiaries, on the one hand, and an interested shareholder or an “affiliate” or “associate” thereof, on the other hand. An “interested shareholder” is defined generally to include any individual, partnership, association or corporation which is the beneficial owner, as defined, of at least 20% of the outstanding voting stock of the corporation or which is an affiliate or associate of such corporation and at any time within the five-year period prior to the date in question was the beneficial owner of at least 20% of the outstanding voting stock.

Control Transactions. Pennsylvania law includes provisions that allow holders of voting shares of a registered corporation that becomes the subject of a “control transaction” to object to such transaction and demand that they be paid a cash payment for the “fair value” of their shares from the “controlling person or group.” A “control transaction” for purposes of these provisions means the acquisition by a person or group of persons acting in concert of at least 20% of the outstanding voting stock of the registered corporation. “Fair value” for purposes of these provisions means an amount not less than the highest price per share paid by the controlling person or group at any time during the 90-day period ending on and including the date of the control transaction, plus an increment representing any value, including without limitation any proportion of any value payable for acquisition of control of the corporation, that may not be reflected in such price.

Regulatory Restrictions

Office of Thrift Supervision Regulations. Office of Thrift Supervision regulations provide that for a period of three years following the date of the completion of the offering, no person, acting singly or together with associates in a group of persons acting in concert, may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision. Where any person acquires beneficial ownership of more than 10% of a class of our equity securities without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% may not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.

Change in Bank Control Act. The acquisition of 10% or more of our outstanding common stock may trigger the provisions of the Change in Bank Control Act. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association or its holding company to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.

The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for these purposes exists in situations in which the acquiring party has voting control of at least 25% of any class of our voting stock or the power to direct our management or policies. However, under Office of Thrift Supervision regulations, control is presumed to exist where the acquiring party has voting control of at least 10% of any class of our voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.

Federal Bank Holding Company Act. Currently, acquisition of North Penn Bancorp is governed by the Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term “company” is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and “control” of a bank is deemed to exist if a company has voting control, directly or indirectly, of at least 25% of any class of a bank’s voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company. An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the Bank Holding Company Act is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the Bank Holding Company Act would be required (a) before any bank holding company may acquire more than 5% of the common stock of North Penn Bancorp and (b) before any other company may acquire 10% or more of the common stock of North Penn Bancorp.

Description of New North Penn Bancorp Capital Stock

The common stock of New North Penn Bancorp represents nonwithdrawable capital, is not an account of any type, and is not insured by the Federal Deposit Insurance Corporation or any other government agency.

General

New North Penn Bancorp is authorized to issue 80,000,000 shares of common stock having a par value of $0.10 per share and 20,000,000 shares of preferred stock having no par value. Each share of New North Penn Bancorp’s common stock has the same relative rights as, and is identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion and reorganization, all stock will be duly authorized, fully paid and nonassessable. New North Penn Bancorp will not issue any shares of preferred stock in the conversion and offering. Because both North Penn Bancorp and New North Penn Bancorp are Pennsylvania corporations subject to the Business Corporation Law of Pennsylvania and because the articles of incorporation and bylaws of New North Penn Bancorp are substantially the same as the articles of incorporation and bylaws of North Penn Bancorp, the terms of the capital stock of New North Penn Bancorp described below are the same as the terms of the capital stock of North Penn Bancorp.

Common Stock

Dividends. New North Penn Bancorp can pay dividends if, as and when declared by its board of directors. The payment of dividends by New North Penn Bancorp is limited by law and applicable regulation. See “Our Dividend Policy.” The holders of common stock of New North Penn Bancorp will be entitled to receive and share equally in dividends declared by the board of directors of New North Penn Bancorp. If New North Penn Bancorp issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. The holders of common stock of New North Penn Bancorp will possess exclusive voting rights in New North Penn Bancorp. They will elect New North Penn Bancorp’s board of directors and act on other matters as are required to be presented to them under federal law or as are otherwise presented to them by the board of directors. Except as discussed in “Restrictions on Acquisition of New North Penn Bancorp,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If New North Penn Bancorp issues preferred stock, holders of New North Penn Bancorp preferred stock may also possess voting rights.

Liquidation. If there is any liquidation, dissolution or winding up of North Penn Bank, New North Penn Bancorp, as the sole holder of North Penn Bank’s capital stock, would be entitled to receive all of North Penn Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of North Penn Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of New North Penn Bancorp, the holders of its common stock would be entitled to receive all of the assets of New North Penn Bancorp available for distribution after payment or provision for payment of all its debts and liabilities. If New North Penn Bancorp issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.

Preemptive Rights; Redemption. Holders of the common stock of New North Penn Bancorp will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.

Preferred Stock

New North Penn Bancorp will not issue any preferred stock in the conversion and offering and it has no current plans to issue any preferred stock after the conversion and offering. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

Transfer Agent and Registrar

The transfer agent and registrar for the common stock of New North Penn Bancorp will be Registrar and Transfer Company, Cranford, New Jersey.

Registration Requirements

In connection with the conversion and offering, we will register our common stock with the Securities and Exchange Commission under Section 12(g) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the conversion and offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.

Legal and Tax Opinions

The legality of our common stock has been passed upon for us by Muldoon Murphy & Aguggia LLP, Washington, D.C. The federal income tax consequences of the conversion have been opined upon by Muldoon Murphy & Aguggia LLP. McGrail Merkel Quinn & Associates has provided an opinion to us regarding the Pennsylvania income tax consequences of the conversion. Muldoon Murphy & Aguggia LLP and McGrail Merkel Quinn & Associates have consented to the references to their opinions in this proxy statement/prospectus.

Experts

The financial statements of North Penn Bancorp, Inc. as of December 31, 2006 and 2005, and for each of the years in the two year period ended December 31, 2006 included in this proxy statement/prospectus and in the registration statement have been audited by McGrail Merkel Quinn & Associates, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

RP Financial has consented to the summary in this proxy statement/prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this proxy statement/prospectus.

Where You Can Find More Information

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock to be issued in exchange for shares of North Penn Bancorp common stock. This proxy statement/prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at “http://www.sec.gov.”

North Penn Mutual Holding Company has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This proxy statement/prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Northeast Regional Office of the Office of Thrift Supervision, Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

A copy of the plan of conversion is available without charge from North Penn Bank.

The appraisal report of RP Financial has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its Web site as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Financial Statements o f

North Penn Bancorp, Inc.

Page
Report of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of March 31, 2007 (unaudited) and December 31, 2006 and 2005	F-2

Consolidated Statements of Operations for the Three Months Ended March 31, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006 and 2005	F-3

Consolidated Statements of Changes in Stockholders’ Equity for the Three Months Ended March 31, 2007 (unaudited) and for the Years Ended December 31, 2006 and 2005	F-4

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2007 and 2006 (unaudited) and for the Years Ended December 31, 2006 and 2005	F-5

Notes to Consolidated Financial Statements	F-6

*  *  *

All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes.

Separate financial statements for New North Penn Bancorp, Inc. have not been included in this prospectus because New North Penn Bancorp, Inc., which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Francis J. Merkel, CPA
McGrail Merkel Quinn & Associates	Joseph J. Quinn, CPA, CVA
CERTIFIED PUBLIC ACCOUNTANTS & CONSULTANTS	Daniel J. Gerrity, CPA
Mary Ann E. Novak, CPA

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

North Penn Bancorp, Inc.

Scranton, Pennsylvania

We have audited the consolidated balance sheets of North Penn Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of North Penn Bancorp, Inc. and subsidiary as of December 31, 2006 and 2005, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ McGrail Merkel Quinn & Associates

Scranton, Pennsylvania
March 23, 2007

RSM McGladreyNetwork

An Independently Owned Member

Clay Avenue Professional Plaza, 1173 Clay Avenue, Scranton, PA 18510 570961-0345 Fax: 570 961-8650

www.mmq.com

NORTH PENN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In Thousands)

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
ASSETS
Cash and due from banks	$2,732	$4,029	$2,333
Interest bearing deposits at other financial institutions	87	87	20

Total cash and cash equivalents	2,819	4,116	2,353
Investment securities, available for sale	13,948	14,227	15,651
Equity securities at cost, substantially restricted	1,165	1,236	991
Loans, net of allowance for loan losses of $1,151 in 2007 $1,121 in 2006 and $1,025 in 2005	95,525	95,154	79,560
Bank premises and equipment, net	4,304	4,342	3,592
Accrued interest receivable	637	638	480
Cash surrender value of life insurance	2,113	2,094	2,018
Deferred income taxes	442	417	448
Other real estate owned	100	100	105
Other assets	173	132	183

TOTAL ASSETS	$121,226	$122,456	$105,381

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$7,287	$6,993	$7,306
Interest bearing	79,542	79,753	70,123

Total deposits	86,829	86,746	77,429
Other borrowed funds	20,451	21,741	14,698
Accrued interest and other liabilities	807	843	459

Total Liabilities	108,087	109,330	92,586

Commitments and Contingencies
Preferred stock, no par value; authorized 20,000,000 shares; none issued	—	—	—
Common stock, par value $0.10; 80,000,000 shares authorized; 1,443,555 shares issued and outstanding	144	144	144
Additional paid-in capital	5,878	5,870	5,853
Retained earnings	7,675	7,623	7,481
Unearned ESOP shares	(460)	(460)	(509)
Accumulated other comprehensive loss	(98)	(51)	(174)

Total Stockholders’ Equity	13,139	13,126	12,795

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$121,226	$122,456	$105,381

See notes to consolidated financial statements.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
INTEREST INCOME
Interest on loans	$1,690	$1,425	$6,346	$4,529
Interest and dividends on investments	169	172	686	815

Total interest income	1,859	1,597	7,032	5,344

INTEREST EXPENSE
Interest on deposits	735	504	2,667	1,668
Interest on borrowed funds	257	225	865	519

Total interest expense	992	729	3,532	2,187

NET INTEREST INCOME	867	868	3,500	3,157
PROVISION FOR LOAN LOSSES	30	30	120	105

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	837	838	3,380	3,052

OTHER INCOME
Gain (loss) on sale of securities	17	—	11	(55)
Gain on sale of other real estate owned	6	29	29	40
Service charges and fees	32	31	206	197
Other operating income	54	37	102	90

TOTAL OTHER INCOME	109	97	348	272

OTHER EXPENSE
Salaries and employee benefits	463	444	1,816	1,704
Occupancy and equipment expense	149	142	653	602
Other operating expenses	202	162	870	1,158

TOTAL OTHER EXPENSE	814	748	3,339	3,464

INCOME (LOSS) BEFORE INCOME TAXES	132	187	389	(140)
INCOME TAX EXPENSE (BENEFIT)	37	41	74	(16)

NET INCOME (LOSS)	$95	$146	$315	$(124)

Weighted average number of shares outstanding (converted to stock form on June 1, 2005)	1,398,562	1,393,844	1,393,857	1,393,844
Earnings per share, basic and diluted	$0.07	$0.10	$0.23	$(0.09)
Dividends per share	$0.03	$0.03	$0.12	$0.03

See notes to consolidated financial statements.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE MONTHS ENDED MARCH 31, 2007 (Unaudited)

FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005 (Audited)

(In Thousands, Except Per Share Amounts)

	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	UNEARNED ESOP SHARES	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)	TOTAL
Balance, December 31, 2004	$—	$—	$7,748	$—	$5	$7,753

Comprehensive loss:
Net loss	—	—	(124)	—	—	(124)
Unrealized losses on securities, net of income taxes	—	—	—	—	(179)	(179)

Comprehensive loss						(303)
Initial capitalization of North Penn Mutual Holding Company	—	—	(100)	—	—	(100)
Initial public stock offering	144	5,833	—	—		5,977
Unearned ESOP shares	—	—	—	(545)	—	(545)
ESOP shares released	—	20	—	36	—	56
Cash dividend—$0.03 per share	—	—	(43)	—	—	(43)

Balance, December 31, 2005	$144	$5,853	$7,481	$(509)	$(174)	$12,795

Comprehensive income:
Net income	—	—	315	—	—	315
Unrealized gains on securities, net of income taxes	—	—	—	—	123	123

Comprehensive income						438
ESOP shares released	—	6	—	49	—	55
Restricted stock awards	—	11	—	—	—	11
Cash dividend—$0.03 per share	—	—	(173)	—	—	(173)

Balance, December 31, 2006	$144	$5,870	$7,623	$(460)	$(51)	$13,126

Comprehensive income:
Net income	—	—	95	—	—	95
Unrealized losses on securities, net of income taxes	—	—	—	—	(47)	(47)

Comprehensive income						48
ESOP shares released	—	—	—	—	—
Restricted stock awards	—	8	—	—	—	8
Cash dividend—$0.03 per share	—	—	(43)	—	—	(43)

Balance, March 31, 2007 (Unaudited)	$144	$5,878	$7,675	$(460)	$(98)	$13,139

See notes to consolidated financial statements.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In Thousands)

	THREE MONTHS ENDED MARCH 31,		YEARS ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Operating Activities:
Net income (loss)	$95	$146	$315	$(124)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	67	63	312	294
Provision for loan losses	30	30	120	105
Amortization of securities (net of accretion)	4	7	24	66
Increase in cash surrender value of life insurance	(19)	(19)	(76)	(76)
Net realized (gain) loss on securities	(17)	—	(11)	55
Net realized gain on other real estate owned	(6)	(29)	(29)	(40)
Stock contribution to charitable foundation	—	—	—	283
Deferred income tax expense	—	—	(33)	(65)
ESOP expense	—	—	55	56
Changes in:
Accrued interest income and other assets	(40)	5	(107)	204
Accrued interest expense and other liabilities	(71)	131	353	(197)

Net Cash Provided by Operating Activities	43	334	923	561

Investing Activities:
Purchase bank premises and equipment	(29)	(519)	(1,062)	(603)
Proceeds from sale of other real estate owned	427	134	134	128
Proceeds from sale of securities “available for sale”	91	—	48	7,076
Purchase of securities “available for sale”	(100)	(153)	(291)	(7,547)
Redemptions of securities “available for sale”	—	—	750	5,553
Redemptions of securities “held to maturity”	—	—	—	500
Redemptions of mortgage-backed securities “available for sale”	229	269	1,090	1,840
Purchase of life insurance policies	—	—	—	(125)
Redemption (purchase) of restricted stock	71	(253)	(245)	(205)
Net increase in loans to customers	(822)	(4,743)	(15,814)	(18,920)

Net Cash Used in Investing Activities	(133)	(5,265)	(15,390)	(12,303)

Financing Activities:
Net increase in deposits	83	5,163	9,317	87
Short term borrowings, net	(1,290)	(491)	7,043	323
Proceeds from other borrowings	—	—	—	7,000
Net proceeds of initial public stock offering	—	—	—	5,714
Common Stock Acquired by ESOP	—	—	—	(545)
Initial capitalization of North Penn Mutual Holding Company	—	—	—	(100)
Cash dividends paid	—	—	(130)	(43)

Net Cash (Used In) Provided by Financing Activities	(1,207)	4,672	16,230	12,436

Net (Decrease) Increase in Cash and Cash Equivalents	(1,297)	(259)	1,763	694
Cash and Cash Equivalents, January 1	$4,116	$2,353	$2,353	$1,659

Cash and Cash Equivalents, December 31	$2,819	$2,094	$4,116	$2,353

Supplementary Schedule of Cash Flow Information:
Cash paid during the period for:
Interest	$911	$729	$3,179	$2,353
Income taxes	57	9	143	56
Non-cash investing and financing activities:
Transfer from loans to other real estate owned	421	—	100	193

See notes to consolidated financial statements.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

North Penn Bancorp, Inc. was organized on November 22, 2004 to be the bank holding company for North Penn Bank (Bank) in connection with the Bank’s mutual holding company reorganization and minority stock issuance. The common stock trades on the OTC Bulletin Board under the symbol “NPEN.OB”. The Bank operates from five offices under a state savings bank charter and provides financial services to individuals and corporate customers primarily in Northeastern Pennsylvania. The Bank’s primary deposit products are savings and demand deposit accounts and certificates of deposit. Its primary lending products are real estate, commercial and consumer loans.

UNAUDITED INTERIM FINANCIAL DATA

The interim financial data is unaudited. However, in the opinion of management, interim financial data as of March 31, 2007 and for the three months ended March 31, 2007 and 2006 includes all adjustments, consisting only of normal recurring adjustments necessary for a fair statement of the results for the interim periods. The results of operations for interim periods are not necessarily indicative of the results of operations to be expected for a full year.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of North Penn Bancorp, Inc., its wholly-owned subsidiary, North Penn Bank and North Penn Bank’s wholly-owned subsidiaries, Norpenco, Inc. and North Penn Settlement Services, LLC. These entities are collectively referred to herein as the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. Norpenco, Inc.’s sole activities are purchasing bank stocks and receiving dividends on such stocks. North Penn Settlement Services, LLC, receives non interest income from providing title search work.

The accounting policies of the Company conform with accounting principles generally accepted in the United States of America and with general practices within the banking industry.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loses on loans and foreclosed real estate, management periodically obtains independent appraisals for significant properties.

EMERGING ACCOUNTING STANDARDS

In December 2004, FASB issued Statement No. 123 (Revised 2004), Share-Based Payment. Statement No. 123 (Revised 2004) is a revision of FASB Statement 123, Accounting for Stock-Based

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Compensation and supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance. The Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. Statement No. 123 (Revised 2004) requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, except in certain circumstances. That cost will be recognized over the period during which an employee is required to provide service in exchange for the award. The Company adopted this statement on January 1, 2006. The effects of the adoption of this statement are included in Note 10 to the consolidated financial statements.

In December 2004, FASB issued Statement No. 153, Exchanges of Nonmonetary Assets, An Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions. Statement No. 153 eliminates the exception from fair value measurement for nonmonetary exchanges of similar productive assets in paragraph 21(b) of APB Opinion No. 29 and replaces it with an exception for exchanges that do not have commercial substance. Statement No. 153 specifies that a nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The statement is effective for fiscal periods beginning after June 15, 2005. The Company has not been a party to any nonmonetary exchanges that would be impacted by application of Statement No. 153.

In May 2005, FASB issued Statement No. 154, Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements – An Amendment of APB Opinion No, 28. Statement No. 154 provides guidance on the accounting for and reporting of accounting changes and error corrections. It establishes retrospective application, or earliest date practicable, as the required method for reporting a change in accounting principle or correction of an error. The Statement is effective for accounting changes or corrections of errors made in fiscal periods beginning after December 15, 2005. The adoption of this statement had no effect the Company’s results of operations or financial position.

In November 2005, the FASB issued FASB Staff Position (FSP) FAS 115-1 and FAS 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments. The FSP addresses the determination of when an investment is considered impaired and whether that impairment is other than temporary, and provides guidance on measuring impairment loss. The FSP requires certain disclosures about unrealized losses not recognized as other-than-temporary impairments. The guidance in the FSP amends FASB Statements No. 115, Accounting for Certain Investments in Debt and Equity Securities, and No. 124, Accounting for Certain Investments Held by Not-For-Profit Organizations, and APB Opinion No. 18, The Equity Method of Accounting for Investments in Common Stock. The Company has considered the requirement of this FSP in its assessment of the investment portfolio.

In February 2006, FASB issued Statement No. 155, Accounting for Certain Hybrid Financial Instruments – An Amendment of FASB Statements No. 133 and 140. Statement No. 155 eliminates the exception from applying Statement 133 to interests in securitized financial assets so that similar instruments are accounted for similarly regardless of the form of the instruments. The Statement is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006. The Company believes that the adoption of this Statement will not have a significant impact on its results of operations or financial position.

In March 2006, FASB issued Statement No. 156, Accounting for Servicing of Financial Instruments – An Amendment of FASB Statement No. 140. Statement No. 156 requires the recognition of the fair

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

value of a servicing asset or servicing liability each time an obligation to service a financial asset by entering into a servicing contract is undertaken, if practicable. It also allows the entity to subsequently measure the asset or liability under an amortization or fair value method. The Statement is effective for all financial instruments acquired after the beginning of the first fiscal year that begins after September 15, 2006. The Company believes that the adoption of this Statement will not have a significant impact on its result of operations or financial position.

In July 2006, FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109. Interpretation No. 48 clarified the application of Statement No. 109 by establishing a threshold condition that a tax position must meet for any part of that position to be recognized in the financial statements. In addition to recognition, the Interpretation provides guidance on the measurement, derecognition, classification and disclosure of tax positions. The Interpretation is effective for fiscal years beginning after December 15, 2006. The Company believes that the adoption of this Statement will not have a significant impact on its result of operations or financial position.

In September 2006, FASB issued Statement No. 157, Fair Value Measurements. Statement No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. The Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company believes that the adoption of this Statement will not have a significant impact on its result of operations or financial position.

In September 2006, FASB issued Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R). Statement No. 158 requires an employer to recognize the overfunded or unfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income. The Statement was effective for financial statements issued for fiscal years ending after December 31, 2006. The adoption of the Statement had no effect on the Company’s results of operations or financial position.

In the September 2006 EITF meeting, a consensus was reached on EITF 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. EITF 06-4 requires the recognition of a liability related to the postretirement benefits covered by an endorsement split-dollar life insurance arrangement based on the substantive agreement with the employee. The issue is effective for fiscal years beginning after December 15, 2007, with early adoption permitted. The Company is evaluating the potential impact of this Statement on its results of operations and financial position.

In the September 2006 EITF meeting, a consensus was reached on EITF 06-5, Accounting for Purchases of Life Insurance – Determining the Amount That Could be Realized in accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 requires that the amount that could be realized under the insurance contract as of the date of the statement of financial position should be reported as an asset net of any potential surrender charges. The issue is effective for fiscal years beginning after December 15, 2006. The Company believes the adoption of this Statement will not have a significant impact on its results of operations and financial position.

In September 2006, the SEC staff issued SEC Staff Accounting Bulletin No. 108 (SAB No. 108) Topic 1N, Financial Statements – Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements. SAB No. 108 addresses how a registrant should quantify the effect of an error on the financial statements. The SEC staff concluded in that a dual

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

approach should be used to compute the amount of a misstatement. Specifically, the amount should be computed using both the “rollover” (current year income statement prospective) and “iron curtain” (year-end balance sheet perspective) methods. This SAB was effective for annual financial statements covering the first fiscal year ending after November 15, 2006. The adoption of this SAB had no effect on the Company’s results of operations or financial position.

INVESTMENT SECURITIES

The Company’s investments in securities are classified in two categories and accounted for as follows:

Securities Held-to-Maturity. Bonds, notes and debentures for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts.

Securities Available-for-Sale. Bonds, notes, debentures and equity securities not classified as securities to be held-to-maturity and are carried at fair value with unrealized holding gains and losses, net of tax, reported as a separate component of other comprehensive income until realized. The Company classifies all new purchases of securities as “available-for-sale”.

Purchase premiums and discounts are recognized in interest income on the straight-line basis over the term of the securities, which approximates the interest method. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method and are reported as other income in the Statements of Operations.

The Company has no derivative financial instruments required to be disclosed under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

FEDERAL HOME LOAN BANK STOCK

The FHLBank of Pittsburgh (FHLB) stock is a required investment for membership in FHLB with the level of investment determined annually. Its marketability is limited to resale to the FHLB or another member. The Company does not foresee any circumstances that would require the liquidation of this security. The balance of the investment was $1,128,000, $1,199,000 and $954,000 at March 31, 2007 and December 31, 2006 and 2005, respectively.

LOANS

Loans are stated at the principal amount outstanding, net of any unearned income, and the allowance for loan losses. Loan fees and certain direct loan origination costs are deferred, and the net fee or cost is recognized as an adjustment to yield using the interest method over the contractual lives of the loans. Interest on mortgage and commercial loans is calculated at the time of payment based on the current outstanding balance of the loan. Interest on consumer loans is recognized on the simple interest method.

The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management’s periodic evaluation of the adequacy of the allowance is based on the Company’s past loan loss experience, known and inherent losses in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral and current economic conditions.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payments delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures.

Uncollectible interest on loans that are contractually past due 90 days or more is credited to an allowance established through management’s periodic evaluation. The allowance is established by a charge to interest income equal to all previously accrued, and income is subsequently recognized only to the extent that cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

LOAN SERVICING

The Company generally retains the right to service mortgage loans sold to others. The cost allocated to the mortgage servicing rights retained has been recognized as a separate asset and is being amortized in proportion to and over the period of estimated net servicing income.

Mortgage servicing rights are periodically evaluated for impairment based on the fair value of those rights. Fair values are estimated using discounted cash flows based on current market rates of interest and current expected future prepayment rates. For purposes of measuring impairment, the rights must be stratified by one or more predominant risk characteristics of the underlying loans. The Company stratifies its capitalized mortgage servicing rights based on the term of the underlying loans. The amount of impairment recognized is the amount, if any, by which the amortized cost of the rights for each stratum exceed their fair value.

PREMISES AND EQUIPMENT

The Company operates from one leased and four owned facilities. Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Provision for depreciation, computed on the straight-line method and accelerated method, is charged to operating expenses over the estimated useful lives of the assets. Maintenance and repairs are charged to operating expense as incurred.

The estimated useful lives used to compute depreciation are as follows:

YEARS
Buildings	19-39
Furniture and equipment	5-10

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FORECLOSED REAL ESTATE

Foreclosed real estate is carried at the lower of cost or fair value at the time of foreclosure. Management periodically performs valuations and a loss is recognized by a charge to operations if the carrying value of a property exceeds its net realizable value. Additional costs associated with holding the properties are expensed as incurred. The balance of foreclosed real estate was $100,000 at March 31, 2007 and December 31, 2006. The balance of foreclosed real estate was $105,000 at December 31, 2005. The property held at the end of 2005 was sold in January 2006.

LONG-LIVED ASSETS

The Company reviews the carrying value of long-lived assets for impairment whenever events or changes in circumstances indicate that carrying amounts of the assets might not be recoverable, as prescribed in Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

POSTRETIREMENT EMPLOYEE BENEFITS

The Company provides postretirement benefits in the form of term life insurance and health insurance coverage for a limited period of time. The costs are funded as incurred and are not significant to the accompanying financial statements.

ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising expense for the three months ended March 31, 2007 and 2006 was $8,000 and $13,000 respectively. Advertising expense for the year ended December 31, 2006 was $67,000 compared to $49,000 for the year ended December 31, 2005.

INCOME TAXES

Provisions for income taxes are based on the taxes payable or refundable for the current year (after exclusion of nontaxable income such as interest), as well as the deferred income taxes on temporary differences arising from differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements at currently enacted income tax rates applicable to the period in which deferred tax assets and liabilities are expected to be realized or settled as prescribed in Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision of income taxes.

CASH FLOWS

For purposes of the Statements of Cash Flows, cash and due from banks include cash on hand and demand deposits at other financial institutions (including cash items in process of clearing). Cash flows from loans and deposits are reported net.

The Company may, from time to time, maintain correspondent bank balances in excess of $100,000 each. Management is not aware of any evidence that would indicate that such deposits are at risk.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

EARNINGS PER SHARE

Basic earnings per share is computed on the weighted average number of common shares outstanding during each year, adjusted for unearned shares of the ESOP, as prescribed in Statement of Financial Accounting Standards No. 128, Earnings Per Share (SFAS 128). Diluted earnings per share includes common shares issuable upon exercise of employee stock options (Note 10) as follows:

	MARCH 31, 2007 (UNAUDITED)
	INCOME (NUMERATOR)	SHARES (DENOMINATOR)	PER-SHARE AMOUNT
Basic EPS
Income available	$95,000	1,398,562	$0.07
Options includable	—	940	—

Diluted EPS	$95,000	1,399,502	$0.07

	MARCH 31, 2006 (UNAUDITED)
	INCOME (NUMERATOR)	SHARES (DENOMINATOR)	PER-SHARE AMOUNT
Basic EPS
Income available	$146,000	1,393,844	$0.10
Options includable	—	—	—

Diluted EPS	$146,000	1,393,844	$0.10

	DECEMBER 31, 2006 (AUDITED)
	INCOME (NUMERATOR)	SHARES (DENOMINATOR)	PER-SHARE AMOUNT
Basic EPS
Income available	$315,000	1,393,857	$0.23
Options includable	—	147	—

Diluted EPS	$315,000	1,394,004	$0.23

	DECEMBER 31, 2005 (AUDITED)
	INCOME (NUMERATOR)	SHARES (DENOMINATOR)	PER-SHARE AMOUNT
Basic EPS
(Loss) Income available	($124,000)	1,393,844	($0.09)
Options includable	—	—	—

Diluted EPS	($124,000)	1,393,844	($0.09)

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2—INVESTMENT SECURITIES

The amortized cost and fair value of investment securities at March 31, 2007, December 31, 2006 and 2005 are as follows (in thousands):

	MARCH 31, 2007 (UNAUDITED)
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Held-to-maturity	None
Available-for-sale
U.S. Agency securities	$385	$—	$5	$380
Mortgage-backed securities	5,158	1	125	5,034
State & political subdivisions	7,026	18	6	7,038
Other bonds	503	—	7	496

Total debt securities	13,072	19	143	12,948
Equity securities	1,025	46	71	1,000

Total available-for-sale	$14,097	$65	$214	$13,948

	DECEMBER 31, 2006 (AUDITED)
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Held-to-maturity	None
Available-for-sale
U.S. Agency securities	$385	$—	$7	$378
Mortgage-backed securities	5,391	2	113	5,280
State & political subdivisions	7,026	51	—	7,077
Other bonds	503	—	8	495

Total debt securities	13,305	53	128	13,230
Equity securities	999	51	53	997

Total available-for-sale	$14,304	$104	$181	$14,227

	DECEMBER 31, 2005 (AUDITED)
	AMORTIZED COST	GROSS UNREALIZED GAINS	GROSS UNREALIZED LOSSES	FAIR VALUE
Held-to-maturity	None
Available-for-sale
U.S. Agency securities	$385	$—	$8	$377
Mortgage-backed securities	6,494	1	149	6,346
State & political subdivisions	7,026	—	74	6,952
Other bonds	1,264	3	11	1,256

Total debt securities	15,169	4	242	14,931
Equity securities	745	15	40	720

Total available-for-sale	$15,914	$19	$282	$15,651

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost and fair value of debt securities at March 31, 2007, by contractual maturity, are shown below (in thousands). Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	SECURITIES AVAILABLE FOR SALE
	AMORTIZED COST	FAIR VALUE
Due in one year or less	$503	$496
Due after one year through five years	3,300	3,211
Due after five years through ten years	792	790
Due after ten years	8,477	8,451

Total debt securities	$13,072	$12,948

During the three months ended March 31, 2007, proceeds from sales of securities available for sale totaled $91,000. During the three months ended March 31, 2006, there were no sales of securities. Proceeds from sales of securities available-for-sale totaled $48,000 and $7,076,000 during 2006 and 2005, respectively. Gross gains realized from the sale of securities totaled $17,000 for the three months ended March 31, 2007 and $11,000 and $72,000 for the years ended December 31, 2006 and 2005, respectively. There were no realized gross losses for the three months ended March 31, 2007. Gross losses realized from the sale of securities totaled $0 and $127,000 for the years ended December 31, 2006 and 2005, respectively.

Securities available-for-sale with amortized costs and fair values of $1,173,000 and $1,170,000 at March 31, 2007 were pledged as collateral on public deposits and/or overnight borrowings with the FHLBank of Pittsburgh. Securities available-for-sale with amortized costs and fair values of $1,173,000 and $1,171,000 at December 31, 2006 and $1,934,000 and $1,920,000, at December 31, 2005, were pledged as collateral on public deposits and/or overnight borrowings with the FHLBank of Pittsburgh.

The gross fair value and unrealized losses of the Bank’s investments, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position is as follows (in thousands):

	MARCH 31, 2007 (UNAUDITED)
	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTALS
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Agency securities	$—	$—	$380	$5	$380	$5
Mortgage-backed securities	334	4	4,662	121	4,996	125
State & political subdivisions	1,020	6	—	—	1,020	6
Other bonds	—	—	496	7	496	7
Equity securities	247	20	376	51	623	71

Total	$1,601	$30	$5,914	$184	$7,515	$214

	DECEMBER 31, 2006 (AUDITED)
	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTALS
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Agency securities	$—	$—	$378	$7	$378	$7
Mortgage-backed securities	403	3	4,473	110	4,876	113
State & political subdivisions	—	—	—	—	—	—
Other bonds	495	8	—	—	495	8
Equity securities	196	14	278	39	474	53

Total	$1,094	$25	$5,129	$156	$6,223	$181

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	DECEMBER 31, 2005 (AUDITED)
	LESS THAN 12 MONTHS		12 MONTHS OR MORE		TOTALS
	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES	FAIR VALUE	UNREALIZED LOSSES
U.S. Agency securities	$—	$—	$377	$8	$377	$8
Mortgage-backed securities	65	1	6,223	148	6,288	149
State & political subdivisions	6,952	74	—	—	6,952	74
Other bonds	—	—	495	11	495	11
Equity securities	387	35	57	5	444	40

Total	$7,404	$110	$7,152	$172	$14,556	$282

The above table at March 31, 2007 includes 13 securities that have unrealized losses for less than 12 months and 29 securities that have been in an unrealized loss position for 12 or more months.

U.S. Agency Securities The Bank invests in debt securities of the U.S. government, U.S. agencies, U.S. sponsored agencies, obligations of states and political subdivisions and corporate obligations. Changes in market value of all debt securities can result from changes in interest rates. Changes in credit quality can affect securities of states and political subdivisions and corporate obligations. The changes in market value of the debt securities held by the Bank have been due to changes in interest rates, and because the Bank has the ability to hold these investments until maturity, the Bank does not consider these investments to be other-than-temporarily impaired at March 31, 2007.

Mortgage-Backed Securities The unrealized losses on the Company’s investments in federal agency mortgage-backed securities were caused by interest rate increases. The contractual cash flows of these investments are guaranteed by an agency of the U.S. government. Accordingly, it is expected that these securities would not be settled at a price less than the amortized cost of the Company’s investment. Because the decline in market value is attributable to changes in interest rates and not credit quality and because the Bank has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2007.

State & Political Subdivisions The unrealized losses on the Company’s investments in these obligations were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the par value of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2007.

Equity Securities The Company’s investments in equity securities consists entirely of bank stocks. The unrealized losses are from twenty-three bank stocks. The Company evaluated the near-term prospects of the issuers in relation to the severity and duration of the impairment. Based on that evaluation, and the Company’s ability to hold these stocks for a reasonable period of time sufficient for a forecasted recovery of fair value, the Company does not consider these investments to be other-than-temporarily impaired at March 31, 2007.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3—LOANS RECEIVABLE

Loans receivable consist of the following at (in thousands):

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Real estate mortgages
Construction and land development	$1,537	$1,186	$1,126
Residential, 1 – 4 family	43,785	42,323	43,159
Residential, multi-family	2,435	2,449	1,997
Commercial	37,289	37,711	23,738

Total real estate mortgages	85,046	83,669	70,020
Commercial	1,725	1,742	1,069
Consumer	9,905	10,864	9,496

Total loans	96,676	96,275	80,585
Allowance for loan losses	1,151	1,121	1,025

Total loans, net	$95,525	$95,154	$79,560

Nonaccrual loans represent loans which are ninety days or more in arrears or in the process of foreclosure. These loans totaled approximately $184,000, $594,000 and $539,000 at March 31, 2007 and December 31, 2006 and 2005, respectively. The allowance for loan losses allocated to impaired loans was $9,000, $45,000 and $51,000 at March 31, 2007 and December 31, 2006 and 2005, respectively. Additional interest income that would have been earned under the original terms of such loans would have amounted to $3,000, $38,000 and $26,000 for the period ended March 31, 2007 and the years ended December 31, 2006 and 2005, respectively.

The following is a summary of the activity of the allowance for loan losses (in thousands):

	MARCH 31,		DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Balance, beginning of period	$1,121	$1,025	$1,025	$931
Provision for loan losses	30	30	120	105
Recoveries	—	—	8	3
Loans charged-off	—	(1)	(32)	(14)

Balance, end of period	$1,151	$1,054	$1,121	$1,025

NOTE 4—LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated balance sheets. The unpaid principal balance of mortgage loans serviced for others was $2,645,000 at March 31, 2007, $3,483,000 at March 31, 2006, $3,019,000 at December 31, 2006 and $3,510,000 at December 31, 2005.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5—PREMISES AND EQUIPMENT, NET

Premises and equipment are summarized as follows (in thousands):

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Land and improvements	$1,200	$1,200	$1,200
Building and improvements	5,320	5,320	4,443
Leasehold improvements	158	158	158
Furniture and equipment	2,123	2,094	1,909

	8,801	8,772	7,710
Less: Accumulated depreciation and amortization	4,497	4,430	4,118

Premises and equipment, net	$4,304	$4,342	$3,592

Depreciation expense was $67,000 and $63,000 for the three months ended March 31, 2007 and 2006 and $312,000 and $294,000 for the years ended December 31, 2006 and 2005, respectively.

NOTE 6—CASH SURRENDER VALUE OF LIFE INSURANCE

The Company has purchased bank owned life insurance (BOLI) policies on certain directors and officers. These policies are intended to fund benefits payable under current and future retirement plans.

NOTE 7—DEPOSITS

Deposits consist of the following major classifications at (dollars in thousands):

	MARCH 31, 2007		DECEMBER 31,
			2006		2005
	AMOUNT	% OF TOTAL DEPOSITS	AMOUNT	% OF TOTAL DEPOSITS	AMOUNT	% OF TOTAL DEPOSITS
	(UNAUDITED)		(AUDITED)
Non-interest checking	$7,287	8.4%	$6,993	8.1%	$7,306	9.4%
Interest checking	7,188	8.3	9,654	11.1	5,930	7.7
Money market	9,538	11	8,760	10.1	9,711	12.5
Savings	7,990	9.2	7,612	8.8	7,963	10.3
Certificates of deposit	54,826	63.1	53,727	61.9	46,519	60.1

Total	$86,829	100%	$86,746	100%	$77,429	100%

Certificates of deposit accounts of $100,000 and over totaled approximately $14,353,000 at March 31, 2007, $13,341,000 at December 31, 2006 and $9,167,000 at December 31, 2005. Deposit account balances over $100,000 generally are not insured by the Federal Deposit Insurance Corporation.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At March 31, 2007 and December 31, 2006 and 2005, scheduled maturities of time deposits were as follows:

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Maturing in:
One Year	$46,035	$45,058	$29,918
Two Years	3,635	4,044	10,906
Three Years	3,456	2,075	2,950
Four Years	1,486	2,002	449
Five Years	214	548	2,296
Thereafter	—	—	—

Total	$54,826	$53,727	$46,519

Interest expense on deposits consisted of the following for the three months ended March 31, 2007 and 2006 and the years ended December 31, 2006 and 2005:

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Interest checking	$28	$7	$146	$31
Money market	64	67	338	210
Savings	18	12	65	47
Certificates of deposit	625	418	2,118	1,380

	$735	$504	$2,667	$1,668

NOTE 8—OTHER BORROWINGS

SHORT-TERM BORROWINGS

The Company has a line of credit with the FHLB for short term borrowings varying from one day to three years. Advances on this line must be secured by “qualifying collateral” as defined in the agreement and bear interest at fixed or variable rates as determined at the date advances are made. The line expires in June, 2011.

At March 31, 2007, the Company borrowed $8,451,000 in overnight funds with interest at 5.38%, which was also represents the Company’s maximum borrowing outstanding at any month-end during the quarter. The average amount outstanding for the quarter ended March 31, 2007 amounted to $7,557,000 and the average interest rate was 5.40%.

At December 31, 2006, the Company borrowed $9,741,000 in overnight funds with interest at 5.46%, which was also represents the Company’s maximum borrowing outstanding at any month-end during the year. The average amount outstanding for the year ended December 31, 2006 amounted to $4,651,000 and the average interest rate was 5.20%.

At December 31, 2005, the Company borrowed $2,698,000 in overnight funds with interest at 4.28%. During the year ended December 31, 2005, the Company’s maximum borrowing outstanding at any month-end was $4,363,000. The average amount outstanding for the year ended December 31, 2005 amounted to $1,070,000 and the average interest rate was 3.49%.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

TERM BORROWINGS

The Company also has two term loans from the FHLB. One is a $5 million term loan at a fixed rate of 6.19%, which was issued in July of 2000, and matures July of 2010. The loan requires monthly interest payments, with the principal due at maturity. The other loan is $7 million issued in July 2005 and matures July 2015. The interest rate is fixed at 4.34%, for two years, at which time the FHLB has the option to convert it to an adjustable rate if the related index reaches the strike rate of 8.00% (5.35% as of March 31, 2007). Interest is due quarterly and the principal is due at maturity.

All of the above borrowings are secured by the Company’s mortgages and/or investment securities.

The Company’s collateralized maximum borrowing capacity with FHLBank of Pittsburgh was $56,000,000 as of March 31, 2007.

NOTE 9—RETIREMENT PLANS

DEFINED BENEFIT PLAN

The Company participates in the Financial Institution Retirement Fund (the Fund) administered by the Pentegra Group. The Fund operates as a multi-employer plan for accounting purposes under Statement of Financial Accounting Standards No. 87 Employers’ Accounting for Pensions. As such, the annual pension expense to be recorded is defined as the amount of the required annual contribution.

For the Plan year ending June 30, 2007 and 2006, the required contributions due were $138,000 and $133,000, respectively.

The Fund covers all employees who have met the stated age and service requirements. A benefit formula provides for retirement benefits that are calculated as a percentage of salary during their working career, as defined. More details can be found in the plan document.

THRIFT PLAN

The Bank also sponsors the Financial Institutions Thrift Plan (the Plan) with the Pentegra Group. The Plan covers all employees who meet age and service requirements. Participants in the Plan are permitted to make contributions up to 20% of their compensation. The Company will match 50% of the participants’ contributions, not to exceed 6% of compensation. Employer contributions to the Plan was $5,000 for each of the quarters ended March 31, 2007 and 2006, and $22,000 and $21,000 for the years ended December 31, 2006 and 2005 respectively.

EMPLOYEE STOCK OWNERSHIP PLAN

The Company adopted an employee stock ownership plan (ESOP) for eligible employees of North Penn Bank effective June 1, 2005. Eligible employees who are 21 years old and employed by the Bank as of the effective date begin participating in the plan as of that date. Thereafter, new employees of the Bank who are 21 years old and have been credited with at least on year of service with North Penn Bank will be eligible to participate in the employee stock ownership plan as of the first entry date following their completion of the plan’s eligibility requirements. The ESOP used $545,000 in proceeds from a term loan obtained from the Company to purchase 53,211 shares of the Company’s common stock. The term loan principal is payable in fifteen, equal, annual installments. Interest is at prime plus .5% and payable quarterly. Each year, the Bank intends to make discretionary contributions to the ESOP which will be equal to the required principal and interest payments on the term loan. The loan is further paid down by the amount of dividends paid, if any, on the common stock owned by the ESOP.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Shares purchased with the loan proceeds are initially pledged as collateral for the term loan and are held in a suspense account for future allocation among participants. Contributions to the ESOP and shares released from the suspense account will be allocated among participants on the basis of compensation.

The ESOP is accounted for in accordance with Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans. The shares pledged as collateral are deducted from stockholders’ equity as unearned ESOP shares in the accompanying consolidated balance sheets. As shares are released from collateral, the Company reports compensation expense equal to the current market price of the shares, and the shares become outstanding for EPS computations.

For the quarters ended March 31, 2007 and 2006, compensation expense amounted to $9,000 and $12,000, respectively. For the year ended December 31, 2006, compensation expense amounted to $55,000. At December 31, 2006, total ESOP shares amounted to 53,211, with 8,218 shares committed to be released and 44,993 shares unearned. The fair value of unearned shares amounted to $521,919 at December 31, 2006.

For the year ended December 31, 2005, compensation expense amounted to $56,000. At December 31, 2005, total ESOP shares amounted to 53,211, with 3,500 shares committed to be released and 49,711 shares unearned. The fair value of unearned shares amounted to $512,000 at December 31, 2005.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Effective July 1, 2004, the Company established an unfunded supplemental executive retirement plan to provide certain officers with additional benefits upon termination or retirement. The Company expensed $18,000 for the three months ended March 31, 2007 and 2006, and $53,000 and $45,000 for the years ended December 31, 2006 and 2005, respectively, on the accompanying financial statements. No contributions were made to the plan in 2006 and 2005, and the Company does not plan to make any contributions in 2007.

NOTE 10—OMNIBUS STOCK OPTION PLAN

Stock Awards. In May 2006, the Company’s stockholders approved the 2006 Omnibus Stock Option Plan, under which the Company reserved 93,119 shares of common stock for future issuance. The Plan provides for grants of stock options and restricted stock awards. Only present and future employees and directors are eligible to receive incentive awards under the 2006 Omnibus Plan. The Company believes that such awards better align the interests of its employees with its stockholders.

The exercise price and vesting are determined by the Board of Directors at the date of grant. Options generally vest over five years, and expire ten years after the date of grant. Certain option and stock awards provide for accelerated vesting if there is a change in control (as defined in the Plan).

Stock Grants. Restricted stock grants totaling 4,875 shares were awarded on September 26, 2006 having a fair value of $54,000. The grants vest over five years. The market value as of the grant date of the restricted stock grants is charged to expense as the grants vest. Compensation expense for stock grants was $3,000 for the first quarter of 2007 and $4,000 for the year ended 2006.

Stock Options. Stock options covering 27,000 shares of common stock were awarded on September 26, 2006. The option awards were granted with an exercise price equal to the average price of the last trade date. The stock options vest and therefore become exercisable on a pro rata basis annually over five years from the date awarded, commencing September 26, 2007. The options are available to be exercised for a period of ten years after the date awarded.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value of each option grant was estimated to be $3.86 on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants during the applicable period:

Dividend Yield (per share)	$0.12
Volatility (%)	3.76%
Risk-free Interest Rate (%)	4.76%
Expected Life	10 years

The Company recorded $8,000 during the first quarter of 2007, and $11,000 for the year ended December 31, 2006 in expense included in “Salaries and employee benefits” on the accompanying financial statements. As of March 31, 2007, there was approximately $143,000 of total unrecognized compensation cost related to unvested options and grants. That cost is expected to be recognized over a weighted-average period of 5 years. The Company plans on obtaining shares to be issued upon exercise of stock options through authorized common stock.

	NUMBER OF SHARES	WEIGHTED- AVERAGE EXERCISE PRICE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM
Outstanding, January 1, 2007	27,000	$11.15	—
Granted	—	—	—
Exercised	—	—	—
Forfeited or expired	—	—	—

Outstanding, March 31, 2007	27,000	$11.15	9.5

	STOCK OPTIONS		RESTRICTED STOCK
	NUMBER OF SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE	NUMBER OF SHARES	WEIGHTED- AVERAGE GRANT-DATE FAIR VALUE
Nonvested shares
Nonvested, January 1, 2007	27,000	$3.86	4,875	$11.15
Granted	—	—	—	—
Vested	—	—	—	—
Forfeited	—	—	—	—

Nonvested, March 31, 2007	27,000	$3.86	4,875	$11.15

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11—OTHER OPERATING INCOME AND OTHER OPERATING EXPENSE

Other income and expense amounts for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005 (in thousands):

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Other Operating Income
Cash surrender value of life insurance	$22	$21	$87	$86
Other income	32	16	15	4

Total other operating income	$54	$37	$102	$90

Other Operating Expense
Directors’ fees	$26	$27	$101	$95
Data processing expense	13	15	68	65
Correspondent bank charges	14	12	50	71
Contributions	2	1	7	390
Advertising	8	13	67	49
Insurance	12	13	46	45
Professional services	27	7	95	63
Consulting fees	4	10	33	34
Postage and office supplies	23	17	86	76
Other operating expense	73	47	317	270

Total other operating expense	$202	$162	$870	$1,158

NOTE 12—INCOME TAXES

The Company and its subsidiary file a consolidated Federal income tax return. North Penn Bancorp, Inc. and Norpenco, Inc. each file a Pennsylvania corporate tax report and North Penn Bank files a Pennsylvania Mutual Thrift Earnings Report.

Retained earnings at March 31, 2007 and December 31, 2006 and 2005, included approximately $1,243,000 representing accumulated bad debt reserves in excess of actual experience, for which no provision for Federal income taxes has been made, in accordance with Accounting Principles Board Statement No. 23. These amounts represent an allocation of income to bad debt deductions for tax purposes only. If anything other than tax bad debt losses are charged to this accumulated bad debt reserve, taxable income would be created at the then-current corporate tax rates. The unrecorded deferred income tax liability related to this at 34% was $423,000 at March 31, 2007 and December 31, 2006 and 2005. The Company’s liquidity and capital position causes management to believe that these tax restrictions will not be violated.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Total income tax expense (benefit) for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005, is as follows (in thousands):

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Federal:
Currently payable	$23	$25	$66	$37
Deferred tax (benefit)	—	—	(33)	(65)

Total Federal taxes	23	25	33	(28)

State:
Currently payable	14	16	41	12
Deferred tax expense, net	—	—	—	—

Total State taxes	14	16	41	12

Total income tax expense (benefit)	$37	$41	$74	$(16)

A reconciliation of income taxes at statutory rates (34% for all periods presented) to applicable income taxes reported in the Consolidated Statements of Operations is as follows (in thousands):

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Tax expense at statutory rate on pretax income	$45	$64	$132	$(48)
Cash surrender value increase	(1)	(2)	(8)	(10)
State income taxes	14	16	41	8
Change in valuation allowance	—	—	—	64
Tax exempt interest income	(24)	(24)	(98)	(45)
Tax effect of other items, net	3	(13)	7	15

Applicable income tax expense	$37	$41	$74	$(16)

Effective tax rate	28.0%	21.9%	19.0%	11.4%

Significant deferred tax assets and liabilities at March 31, 2007 and December 31, 2006 are as follows (in thousands):

	MARCH 31, 2007	DECEMBER 31
		2006	2005
	(UNAUDITED)	(AUDITED)	(AUDITED)
Deferred tax assets:
Allowance for loan losses	$326	$326	$324
Contribution carryover	129	129	129
Unrealized securities losses	51	26	59

	506	481	512
Less valuation allowance	(64)	(64)	(64)

Total	$442	$417	448

During the year ended December 31, 2005, the Company recorded a valuation allowance of $64,000 on the deferred tax asset for the contribution carryforward to reduce the total amount that management believes

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

will ultimately be realized. Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that deductible temporary differences and carryforwards are expected to be available to reduce taxable income.

NOTE 13—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income of ($98,000), ($51,000) and ($174,000) at March 31, 2007 and December 31, 2006 and 2005, respectively, consisted entirely of unrealized gains and losses on available-for-sale securities, net of tax.

A reconciliation of other comprehensive income is as follows (dollars in thousands):

	THREE MONTHS ENDED MARCH 31, 2007 (UNAUDITED)
	BEFORE-TAX AMOUNT	TAX BENEFIT (EXPENSE)	NET-OF-TAX AMOUNT
Unrealized losses on available-for-sale securities:
Unrealized holding losses arising during the period	$(55)	$19	$(36)
Less: Reclassification adjustment for net Gains realized in income	17	(6)	11

Net unrealized losses	$(72)	$25	$(47)

	YEAR ENDED DECEMBER 31, 2006 (AUDITED)
	BEFORE-TAX AMOUNT	TAX BENEFIT (EXPENSE)	NET-OF-TAX AMOUNT
Unrealized gains on available-for-sale securities:
Unrealized holding gains arising during the year	$197	$(67)	$130
Less: Reclassification adjustment for net Gains realized in income	11	(4)	7

Net unrealized gains	$186	$(63)	$123

	YEAR ENDED DECEMBER 31, 2005 (AUDITED)
	BEFORE-TAX AMOUNT	TAX BENEFIT (EXPENSE)	NET-OF-TAX AMOUNT
Unrealized losses on available-for-sale securities:
Unrealized holding losses arising during the year	$(326)	$111	$(215)
Less: Reclassification adjustment for net Losses realized in income	(55)	19	(36)

Net unrealized losses	$(271)	$92	$(179)

NOTE 14—COMMITMENTS AND CONTINGENCIES

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit to meet the financing needs of its customers. Such commitments have been made in the normal course of business and at current prevailing market terms. The commitments, once funded, are principally to originate commercial loans and other loans secured by real estate. The Company uses the same credit policies in

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company does not anticipate any losses as a result of these transactions. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the Balance Sheets.

Commitments issued to potential borrowers of the Bank are as follows (dollars in thousands):

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Fixed-rate commitments	$1,367	$2,897	$861
Variable/adjustable-rate commitments	4,256	6,884	4,157

Total	$5,623	$9,781	$5,018

Interest rates range from 5.25% to 7.50% for fixed-rate commitments at March 31, 2007 and December 31, 2006.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These commitments include loans-in-process, available borrowings under commercial line of credit agreements and available borrowings under home equity agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

LEGAL PROCEEDINGS

At March 31, 2007 and December 31, 2006, the Company was neither engaged in any existing nor aware of any pending legal proceedings. From time to time, the Company is a party to legal proceedings within the normal course of business wherein it enforces its security interest in loans made by it, and other maters of a similar nature.

OPERATING LEASE

The Company has an operating lease for commercial space for its Abington Branch. The lease commenced upon occupancy in April 1999 for a ten year period with three options to renew for five years each. The annual lease cost is composed of minimum rent per square foot, plus a proportionate share of certain operating costs and a flat fee for the drive-up/ATM area. The Company has been granted a limited right of first refusal for purchase.

The future minimum rental commitments under this lease at March 31, 2007 are as follows (in thousands):

2007	32
2008	43
2009	15
Thereafter	—

Total	$90

NOTE 15—FAIR VALUE OF FINANCIAL INSTRUMENTS

The following required disclosure of the estimated fair value of financial instruments has been determined by the Company using available market information and appropriate valuation methodologies. However,

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect in the estimated fair value amounts.

The methods and assumptions used to estimate the fair values of each class of financial instrument are as follows:

Cash and cash equivalents: The carrying amount of cash and cash equivalents approximate their fair value.

Available-for-sale and held-to-maturity securities: Fair values for securities are based on bid prices received from securities dealers. Restricted equity securities are carried at cost, which approximates fair value.

Loans: The fair value of all loans is estimated by the net present value of the future expected cash flows.

Deposit liabilities: The fair value of demand deposits, NOW accounts, savings accounts, and money market deposits is estimated by the net present value of the future expected cash flows. For certificates of deposit, the discount rates used reflect the Bank’s current market pricing. The discount rates used for nonmaturity deposits are the current book rate of the deposits.

Other borrowings: The fair value of other borrowings is estimated using the rates currently offered for similar borrowings.

Accrued interest: The carrying amounts of accrued interest approximate their fair values.

Off-balance-sheet instruments: Commitments to extend credit are generally short-term and are priced to market at the time of funding. Therefore, the estimated fair value of these financial instruments is nominal prior to funding.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The estimated fair value of the Company’s financial instruments at March 31, 2007, December 31, 2006 and 2005 was as follows (in thousands):

	MARCH 31, 2007		DECEMBER 31,
			2006		2005
	CARRYING AMOUNT	ESTIMATED FAIR VALUE	CARRYING AMOUNT	ESTIMATED FAIR VALUE	CARRYING AMOUNT	ESTIMATED FAIR VALUE
	(UNAUDITED)		(AUDITED)
Financial assets:
Cash and cash equivalents	$2,819	2,819	$4,116	4,116	$2,353	2,353
Investments available for sale	13,948	13,948	14,227	14,227	15,651	15,651
Restricted equity securities	1,165	1,165	1,236	1,236	991	991
Loans	95,525	94,876	95,154	94,599	79,560	79,025
Accrued interest receivable	637	637	638	638	480	480

Total financial assets	$114,094	113,445	$115,371	114,816	99,035	98,500

Financial liabilities:
Deposits	$86,829	86,687	$86,746	86,209	77,429	76,871
Other borrowings	20,451	19,859	21,741	21,621	14,698	14,531
Accrued interest payable	480	480	392	392	226	226

Total financial liabilities	$107,760	107,026	$108,879	108,222	92,353	91,628

Off-balance sheet liabilities:
Commitments to extend credit	$—	—	$—	—	—	—

NOTE 16—RELATED-PARTY TRANSACTIONS

The Company routinely enters into banking transactions with its directors and officers. Such transactions are made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and do not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. A summary of loans to directors and officers and related parties is as follows for the three months ended March 31, 2007 and the years ended December 31, 2006 and 2005 (in thousands):

	THREE MONTHS ENDED MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Beginning balance	$922	$976	$2,198
Additions	8	19	155
Collections	(19)	(73)	(1,377)

Ending balance	$911	$922	$976

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17—DIVIDEND POLICY

COMPANY

The Company paid a quarterly cash dividend of $0.03 in 2006 and the first quarter of 2007. Payments of cash dividends to our stockholders may be dependent on the payment of a cash dividend from the Bank to the Company. The payment of cash dividends by the Bank to the Company is limited by regulations of the FDIC and the Pennsylvania Department of Banking. The Company’s future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors including future earnings, financial conditions, cash needs, and general business conditions. Holders of common stock will be entitled to receive dividends as and when declared by the board of directors out of funds legally available for that purpose.

BANK

The amount of dividends that may be paid by the Bank depends upon the Bank’s earnings and capital position. The Bank may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the stock offering. The Bank may not make a capital distribution if, after making the distribution, it would be under capitalized.

Any payment of dividends by the Bank that would be deemed to be drawn out of its bad debt reserves would require the Bank to pay federal income taxes at the then current tax rate on the amount deemed distributed. We do not contemplate any distribution by the Bank that would result in this type of tax liability.

As a state bank subject to the regulations of the FDIC, the Bank must obtain approval for any dividend if the total of all dividends declared in any calendar year would exceed the total of its net profits, as defined by applicable regulations, for that year, combined with its retained net profits for the preceding two years, less any required transfers to surplus. In addition, the Bank may not pay a dividend in an amount greater than its retained earnings then on hand after deducting its losses and bad debts. For this purpose, bad debts are generally defined to include the principal amount of loans which are in arrears with respect to interest by six months or more unless such loans are fully secured and in the process of collection. Moreover, for purposes of this limitation, the Bank is not permitted to add the balance in its allowance for loan loss account to its undivided profits then on hand; however, it may net the sum of its bad debts as so defined against the balance in its allowance for loan loss account and deduct from undivided profits only bad debts as so defined in excess of that amount.

In addition, the FDIC is authorized to determine under certain circumstances relating to the financial condition of a bank that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. The payment of dividends that deplete a bank’s capital base could be deemed to constitute such an unsafe or unsound practice.

NOTE 18—REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by state and federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory – and possible additional discretionary – actions by regulators that, if undertaken, could have a direct material effect on the Company’s and Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital to average assets (as defined). Management believes, as of March 31, 2007 and December 31, 2006, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of March 31, 2007, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank’s category.

The Company’s and the Bank’s actual capital amounts and ratios at March 31, 2007, December 31, 2006 and 2005 are presented in the following table (dollars in thousands):

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES				TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO		AMOUNT		RATIO
At March 31, 2007 (Unaudited):
Total Capital (to Risk-Weighted Assets):
Consolidated	$14,361	15.07%	≥	$7,622	≥	8.0%	≥	$9,528	≥	10.0%
North Penn Bank	$12,447	13.22%	≥	$7,530	≥	8.0%	≥	$9,413	≥	10.0%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$13,210	13.86%	≥	$3,811	≥	4.0%	≥	$5,717	≥	6.0%
North Penn Bank	$11,296	12.00%	≥	$3,765	≥	4.0%	≥	$5,648	≥	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$13,210	10.99%	≥	$4,808	≥	4.0%	≥	$6,010	≥	5.0%
North Penn Bank	$11,296	9.49%	≥	$4,762	≥	4.0%	≥	$5,952	≥	5.0%
Risk-Weighted Assets:
Consolidated	$95,281
North Penn Bank	$94,130
Average Assets:
Consolidated	$120,196
North Penn Bank	$119,045
Reconciliation of GAAP Capital to Regulatory Capital
Total Equity Capital March 31, 2007	$11,225
Plus: Unrealized Gain/Loss on Investments	73
Less: Disallowed Servicing Rights	(2)

Total Tier 1 Capital March 31, 2007	11,296
Plus: Allowance for loan losses	1,151

Total Risk-based Capital March 31, 2007	$12,447

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES				TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO		AMOUNT		RATIO

At December 31, 2006 (Audited):
Total Capital (to Risk-Weighted Assets):
Consolidated	$14,295	15.13%	≥	$7,560	≥	8.0%	≥	$9,450	≥	10.0%
North Penn Bank	$12,326	13.17%	≥	$7,487	≥	8.0%	≥	$9,359	≥	10.0%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$13,175	13.94%	≥	$3,780	≥	4.0%	≥	$5,670	≥	6.0%
North Penn Bank	$11,206	11.97%	≥	$3,744	≥	4.0%	≥	$5,615	≥	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$13,175	11.02%	≥	$4,782	≥	4.0%	≥	$5,977	≥	5.0%
North Penn Bank	$11,206	9.45%	≥	$4,746	≥	4.0%	≥	$5,932	≥	5.0%
Risk-Weighted Assets:
Consolidated	$94,496
North Penn Bank	$93,589
Average Assets:
Consolidated	$119,548
North Penn Bank	$118,641
Reconciliation of GAAP Capital to Regulatory Capital
Total Equity Capital December 31, 2006	$11,157
Plus: Unrealized Gain/Loss on Investments	51
Less: Disallowed Servicing Rights	(2)

Total Tier 1 Capital December 31, 2006	11,206
Plus: Allowance for loan losses	1,120

Total Risk-based Capital December 31, 2006	$12,326

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	ACTUAL		FOR CAPITAL ADEQUACY PURPOSES				TO BE WELL CAPITALIZED UNDER PROMPT CORRECTIVE ACTION PROVISIONS
	AMOUNT	RATIO	AMOUNT		RATIO		AMOUNT		RATIO
At December 31, 2005 (Audited):
Total Capital (to Risk-Weighted Assets):
Consolidated	$13,926	17.66%	≥	$6,307	≥	8.0%	≥	$7,884	≥	10.0%
North Penn Bank	$11,808	15.01%	≥	$6,293	≥	8.0%	≥	$7,866	≥	10.0%
Tier 1 Capital (to Risk-Weighted Assets):
Consolidated	$12,942	16.42%	≥	$3,154	≥	4.0%	≥	$4,730	≥	6.0%
North Penn Bank	$10,824	13.76%	≥	$3,146	≥	4.0%	≥	$4,720	≥	6.0%
Tier 1 Capital (to Average Assets):
Consolidated	$12,942	12.53%	≥	$4,130	≥	4.0%	≥	$5,163	≥	5.0%
North Penn Bank	$10,824	10.50%	≥	$4,123	≥	4.0%	≥	$5,153	≥	5.0%
Risk-Weighted Assets:
Consolidated	$78,841
North Penn Bank	$78,659
Average Assets:
Consolidated	$103,252
North Penn Bank	$103,070
Reconciliation of GAAP Capital to Regulatory Capital
Total Equity Capital December 31, 2005	$10,677
Plus: Unrealized Gain/Loss on Investments	149
Less: Disallowed Servicing Rights	(2)

Total Tier 1 Capital December 31, 2005	10,824
Plus: Allowance for loan losses	984

Total Risk-based Capital December 31, 2005	$11,808

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19—PARENT COMPANY FINANCIAL INFORMATION

Information is presented as of March 31, 2007 and December 31, 2006 and 2005. Operations for 2005 are for the period June 1, 2005 to December 31, 2005.

A summary of the balance sheets (in thousands):

	MARCH 31, 2007	DECEMBER 31,
		2006	2005
	(UNAUDITED)	(AUDITED)
Assets
Cash on deposit with subsidiary	$436	$463	$2,053
Investment in subsidiary	11,225	11,158	10,677
Bank premises, net	1,355	1,377	299
Deferred income taxes	65	65	65
Other Assets	135	131	—

Total assets	$13,216	$13,194	$13,094

Liabilities and Stockholders’ Equity
Accrued Interest and Other Liabilities	$77	$68	$299
Stockholders’ equity	13,139	13,126	12,795

Total Liabilities and Stockholders’ Equity	$13,216	$13,194	$13,094

A summary of the statement of operations for the three months ended March 31, 2007 and 2006 and for the years ended December 31, 2006 and 2005 (in thousands):

	THREE MONTHS ENDED MARCH 31,		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Income
Interest income	$—	$—	$—	$20
Rental income	8	10	22	—

Total Income	8	10	22	20

Expenses
Occupancy and equipment expense	22	—	55	—
Charitable contributions	—	—	—	383
Other expenses	9	—	15	—

Total Expenses	31	—	70	383

(Loss) income before income tax benefit and equity in undistributed earnings of subsidiary	(23)	10	(48)	(363)
Income tax benefit	(3)	—	(6)	(65)

(Loss) income before equity in undistributed earnings of subsidiary	(20)	10	(42)	(298)
Equity in undistributed earnings of subsidiary	115	136	357	174

Net income (loss)	$95	$146	$315	$(124)

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of the statement of cash flows for the three months ended March 31, 2007 and 2006 and the year ended December 31, 2006 and 2005 (in thousands):

	THREE MONTHS ENDED		YEAR ENDED DECEMBER 31,
	2007	2006	2006	2005
	(UNAUDITED)		(AUDITED)
Cash flows from operating activities:
Net income (loss)	$95	$146	$315	$(124)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	22	—	55	—
Undistributed income of subsidiary	(115)	(136)	(357)	(174)
Increase in deferred income taxes	—	—	—	(65)
Increase in other assets	5	—	(186)	—
Decrease in other liabilities	(34)	(257)	(274)	—

Net cash used in operating activities	(27)	(247)	(447)	(363)

Cash flows from investing activities:
Purchase of bank premises and equipment	—	(495)	(1,013)	—

Net cash used in investing activities	—	(495)	(1,013)	—

Cash flows from financing activities:
Issuance of common stock, net	—	—	—	3,104
Common stock acquired by ESOP	—	—	—	(545)
Initial capitalization of mutual holding company	—	—	—	(100)
Cash dividends paid	—	(43)	(130)	(43)

Net cash (used in) provided by financing activities	—	(43)	(130)	2,416

Net (decrease) increase in cash and cash equivalents	(27)	(785)	(1,590)	2,053
Cash and cash equivalents at beginning of period	463	2,053	2,053	—

Cash and cash equivalents at end of period	$436	$1,268	$463	$2,053

NOTE 20—REORGANIZATION

On October 15, 2004, the Board of Trustees of North Penn Bank adopted both a Plan of Reorganization and Minority Stock Issuance (the “Plan of Reorganization”) and a Plan of Charter Conversion. On June 1, 2005, the mutual holding company reorganization and minority stock issuance was completed. Pursuant to the Plan of Charter Conversion, the Bank converted from a Pennsylvania state-chartered mutual savings bank to a Pennsylvania state-chartered stock savings bank. Pursuant to the Plan of Reorganization, the Bank: (i) converted to a stock savings bank as successor to the Bank in its current mutual form; (ii) organized a Stock Holding Company as a federally chartered corporation that owns 100% of the common stock of the Stock Bank; and (iii) organized a Mutual Holding Company as a federally chartered mutual holding company that owns 53.9% of the common stock of the Stock Holding Company. The Stock Bank succeeded to the business and operations of the Bank in its mutual form and the Stock Holding Company offered its common stock in a public stock offering.

NORTH PENN BANCORP, INC. AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following the completion of the reorganization, all depositors who had membership or liquidation rights with respect to the Bank as of the effective date of the reorganization continued to have such rights solely with respect to the Mutual Holding Company so long as they continue to hold deposit accounts with the Bank. In addition, all persons who become depositors of the Bank subsequent to the reorganization will have such membership and liquidation rights with respect to the Mutual Holding Company.

The Stock Holding Company offered to the public shares of common stock representing a minority ownership of the estimated pro forma market value of the Bank as determined by an independent appraisal. The Mutual Holding Company maintained the majority ownership of the Stock Holding Company and was initially funded with $100,000. Net proceeds received from the offering amounted to $5,714,000, after expenses of $654,000.

NOTE 21—ADOPTION OF PLAN OF CONVERSION AND REORGANIZATION (UNAUDITED)

On April 24, 2007, the Company, the Bank and North Penn Mutual Holding Company adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”) pursuant to which the Bank will reorganize from the two-tier mutual holding company structure to the stock holding company structure. Pursuant to the Plan of Conversion, (i) North Penn Mutual Holding Company and the Company will, pursuant to an election to be made by the Bank pursuant to Section 10(l) of the Home Owners’ Loan Act, become federally chartered savings and loan holding companies and immediately thereafter each will convert to a federal interim stock association and then merge with and into the Bank, with the Bank being the surviving entity, (ii) the Bank will merge with an interim subsidiary of a newly formed Pennsylvania corporation, New North Penn Bancorp, Inc., (iii) the shares of common stock of the Company held by persons other than North Penn Mutual Holding Company (whose shares will be canceled) will be converted into shares of common stock of New North Penn Bancorp pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, (iv) the Bank will issue all of its capital stock to New North Penn Bancorp, and (v) New North Penn Bancorp will offer and sell shares of the common stock to depositors of the Bank and others in the manner and subject to the priorities set forth in the Plan of Conversion.

In connection with the conversion, shares of the Company’s common stock currently owned by North Penn Mutual Holding Company will be canceled and new shares of common stock, representing the approximate 53.7% ownership interest of North Penn Mutual Holding Company, will be offered for sale by the New North Penn Bancorp. Concurrent with the completion of the offering, the Company’s existing public shareholders will receive shares of the New North Penn Bancorp’s common stock for each share of the Company’s common stock they own at that date, based on an exchange ratio to ensure that they will own approximately the same percentage of the New North Penn Bancorp’s common stock as they owned of the Company’s common stock immediately prior to the conversion.

The transactions contemplated by the Plan of Conversion are subject to approval by the Company’s shareholders, depositors of the Bank and the Office of Thrift Supervision, the Pennsylvania Department of Banking and the Federal Deposit Insurance Corporation. Special meetings of the Company’s shareholders and the Bank’s depositors will be held to approve the plan in the third quarter of 2007. If the conversion is completed, conversion costs will be netted against the offering proceeds. If the conversion is terminated, such costs will be expensed. As of March 31, 2007, the Company had incurred approximately $35,000 of conversion costs.

Appendix A

Pennsylvania Business Corporation Law

Provisions for Dissenting Shareholders

Subchapter D – Dissenters’ Rights

§ 1571. Application and effect of subchapter

(a) GENERAL RULE.— Except as otherwise provided in subsection (b), any shareholder (as defined in section 1572 (relating to definitions)) of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, only where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1930 (relating to dissenters rights).

Section 1931(d) (relating to dissenters rights in share exchanges).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 1952(d) (relating to dissenters rights in division).

Section 1962(c) (relating to dissenters rights in conversion).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

(b) EXCEPTIONS. —

(1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

(i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.; or

(ii) held beneficially or of record by more than 2,000 persons.

(2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(i) (Repealed.)

(ii) Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

(iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

(3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

(c) GRANT OF OPTIONAL DISSENTERS RIGHTS.— The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

(d) NOTICE OF DISSENTERS RIGHTS.— Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

(1) a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

(2) a copy of this subchapter.

(e) OTHER STATUTES.— The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

(f) CERTAIN PROVISIONS OF ARTICLES INEFFECTIVE.— This subchapter may not be relaxed by any provision of the articles.

(g) COMPUTATION OF BENEFICIAL OWNERSHIP.— For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

(h) CROSS REFERENCES.— See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished), 1763(c) (relating to determination of shareholders of record) and 2512 (relating to dissenters rights procedure).

§ 1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“CORPORATION.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“DISSENTER.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“FAIR VALUE.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“INTEREST.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“SHAREHOLDER.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§ 1573. Record and beneficial holders and owners

(a) RECORD HOLDERS OF SHARES.— A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

(b) BENEFICIAL OWNERS OF SHARES.— A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§ 1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§ 1575. Notice to demand payment

(a) GENERAL RULE.— If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

(1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

(2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

(3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

(4) Be accompanied by a copy of this subchapter.

(b) TIME FOR RECEIPT OF DEMAND FOR PAYMENT.— The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

§ 1576. Failure to comply with notice to demand payment, etc.

(a) EFFECT OF FAILURE OF SHAREHOLDER TO ACT.— A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

(b) RESTRICTION ON UNCERTIFICATED SHARES.— If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

(c) RIGHTS RETAINED BY SHAREHOLDER.— The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§ 1577. Release of restrictions or payment for shares

(a) FAILURE TO EFFECTUATE CORPORATE ACTION.— Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

(b) RENEWAL OF NOTICE TO DEMAND PAYMENT.— When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

(c) PAYMENT OF FAIR VALUE OF SHARES.— Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

(1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

(2) A statement of the corporation’s estimate of the fair value of the shares.

(3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

(d) FAILURE TO MAKE PAYMENT.— If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§ 1578. Estimate by dissenter of fair value of shares

(a) GENERAL RULE.— If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

(b) EFFECT OF FAILURE TO FILE ESTIMATE.— Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§ 1579. Valuation proceedings generally

(a) GENERAL RULE.— Within 60 days after the latest of:

(1) effectuation of the proposed corporate action;

(2) timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

(3) timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

(b) MANDATORY JOINDER OF DISSENTERS.— All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

(c) JURISDICTION OF THE COURT.— The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

(d) MEASURE OF RECOVERY.— Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

(e) EFFECT OF CORPORATION’S FAILURE TO FILE APPLICATION.— If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§ 1580. Costs and expenses of valuation proceedings

(a) GENERAL RULE.— The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

(b) ASSESSMENT OF COUNSEL FEES AND EXPERT FEES WHERE LACK OF GOOD FAITH APPEARS.— Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

(c) AWARD OF FEES FOR BENEFITS TO OTHER DISSENTERS.— If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

§ 1930. Dissenters rights

(a) GENERAL RULE.— If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

(b) PLANS ADOPTED BY DIRECTORS ONLY.— Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) or (4) (relating to adoption by board of directors).

(c) CROSS REFERENCES.— See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).